SCHEDULE 14A INFORMATION

Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

NATIONAL CINEMEDIA, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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9110 E. Nichols Ave., Suite 200

Centennial, Colorado 80112-3405

Notice of Annual Meeting of Stockholders To Be Held on April 28, 2009

You are cordially invited to attend the Annual Meeting of Stockholders of National CineMedia, Inc., which will be held at United Artist Theatre Meadows 12, 9355 Park Meadows Drive, Littleton, Colorado 80124 on April 28, 2009 at 9:00 a.m., Mountain Time, for the following purposes:

1.	To elect four directors to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are elected and qualified;

2.	To approve the National CineMedia, Inc. 2009 Performance Bonus Plan;

3.	To approve the National CineMedia, Inc. 2007 Equity Incentive Plan, as amended by the First and Second Amendments (the “Equity Incentive Plan”);

4.	To approve the use of “Free Cash Flow” as the performance measure for the vesting of certain restricted stock awards under the Equity Incentive Plan;

5.	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2009 fiscal year ending December 31, 2009; and

6.	To transact such other business as may properly come before the meeting.

The close of business on March 9, 2009 has been set as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting and any and all adjournments.

This year, like many companies, we are expanding our electronic dissemination of Annual Meeting materials by using the new “Notice and Access” method recently approved by the Securities and Exchange Commission. We believe this process should provide a convenient way to access your proxy materials and vote. The Notice of Internet Availability of Proxy Materials contains specific instructions on how to access Annual Meeting materials via the Internet as well as instructions on how to receive paper copies if preferred . The Proxy Statement and Annual Report for the fiscal year ended January 1, 2009 are available at www.edocumentview.com/ncmi.

Whether or not you are able to attend the Annual Meeting, it is important that your shares be represented regardless of the size of your holdings. Please vote your proxy promptly in accordance with the instructions you receive on the Notice of Internet Availability of Proxy Materials as a quorum of the stockholders must be present, either in person or by proxy, in order for the Annual Meeting to take place.

Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

Centennial, Colorado

March 19, 2009

Page
Shares Outstanding and Voting Rights	1
Costs of Solicitation
Annual Report
Voting Securities and Principal Holders	2
Beneficial Ownership
Proposal 1—Election of Directors	5
Information About the Nominees
Board Composition
Meetings of the Board of Directors and Committees
Stockholder Communications
Vote Required
Recommendation
Proposal 2—Approval of National Cinemedia, Inc. 2009 Performance Bonus Plan	11
General
Summary of the Performance Bonus Plan
Federal Income Tax Consequences
New Plan Benefits
Vote Required
Recommendation
Proposal 3—Approval of the National CineMedia, Inc. 2007 Equity Incentive Plan, As Amended	16
General
Summary of the Equity Incentive Plan
Compensation Study
2009 Awards
New Plan Benefits
Vote Required
Recommendation
Proposal 4—Approval of the Use of “Free Cash Flow” as the Performance Measure for the Vesting of Certain Restricted Stock Awards Under the National CineMedia, Inc. 2007 Equity Incentive Plan	22
Performance Measure for Performance-Based Restricted Stock Awards
Performance-Based Awards
Performance Measure—Free Cash Flow
Other Awards
New Plan Benefits
Vote Required
Recommendation
Equity Incentive Plan Information	24
Proposal 5—Ratification of Independent Auditors	25
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Fees Paid to Independent Auditors
Pre-Approval Policies and Procedures
Vote Required
Recommendation
Audit Committee Report	26
Compensation Committee Report	27
Compensation of Executive Officers	27

i

Page
Compensation Discussion and Analysis	28
Compensation Philosophy
Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation
Elements of Compensation
Employment Agreements
Compensation Decisions for 2009
Fiscal 2008 Summary Compensation Table
Fiscal 2008 Grants of Plan Based Awards
Non-Equity Incentive Plan Awards
Equity Incentive Plan Awards
Outstanding Equity Awards at January 1, 2009
Option Exercises and Stock Vested at January 1, 2009
Pension Benefits
Non-Qualified Deferred Compensation
Other Employee Benefits
Severance and Change in Control Payments
Director Compensation
Certain Relationships and Related Party Transactions	47
General
Transactions with Founding Members
Other Transactions
Transactions with NCM LLC
Review, Approval or Ratification of Transactions with Related Persons
Corporate Code of Conduct	64
Section 16(a) Beneficial Ownership Reporting Compliance	64
Householding	64
Proposals of Stockholders	64
Other Business	65
Appendix A	A-1
National CineMedia, Inc. 2009 Performance Bonus Plan
Appendix B	B-1
National CineMedia, Inc. 2007 Equity Incentive Plan
First Amendment To National CineMedia, Inc. 2007 Equity Incentive Plan
Second Amendment To National CineMedia, Inc. 2007 Equity Incentive Plan

ii

NATIONAL CINEMEDIA, INC.

PROXY STATEMENT FOR THE 2009

ANNUAL MEETING OF STOCKHOLDERS

The accompanying proxy is solicited by the board of directors of National CineMedia, Inc., a Delaware corporation (“NCM, Inc.”, or the “Company”), for use at the 2009 Annual Meeting of Stockholders to be held at United Artist Theatre Meadows 12, located at 9355 Park Meadows Drive, Littleton, Colorado 80124, on April 28, 2009, at 9:00 a.m., Mountain Time, and at any and all adjournments and postponements thereof (the “Annual Meeting”). Unless the context otherwise requires, the references to “we”, “us” or “our” refer to the Company and its consolidated subsidiary National CineMedia, LLC (“NCM LLC”). The proxy may be revoked at any time before it is voted. If no contrary instruction is received, signed proxies returned by stockholders will be voted in accordance with the board of directors’ recommendations.

This proxy statement and accompanying proxy are first being made available to stockholders on or about March 19, 2009.

Shares Outstanding and Voting Rights

Our board of directors has fixed the close of business on March 9, 2009 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. Our only outstanding voting stock is our common stock, $0.01 par value per share, of which 42,312,006 shares were outstanding as of the close of business on the record date, which includes 193,518 shares of unvested restricted stock with voting rights. Each outstanding share of common stock is entitled to one vote.

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to us (Attention: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not in itself constitute a revocation of a proxy.

At the Annual Meeting, stockholders will vote on five proposals: to elect four directors to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are elected and qualified (Proposal 1); to approve the National CineMedia, Inc. 2009 Performance Bonus Plan (Proposal 2); to approve the National CineMedia, Inc. 2007 Equity Incentive Plan, as amended by the First and Second Amendments (the “Equity Incentive Plan”) (Proposal 3); to approve the use of “Free Cash Flow” as the performance measure for the vesting of certain restricted stock awards under the Equity Incentive Plan (Proposal 4); and to ratify the appointment of Deloitte & Touche LLP as our independent auditors for our 2009 fiscal year ending December 31, 2009 (Proposal 5).

Stockholders representing a majority in voting power of the shares of stock outstanding and entitled to vote must be present or represented by proxy in order to constitute a quorum to conduct business at the Annual Meeting. With respect to the election of directors, our stockholders may vote in favor of the nominees, may withhold their vote for all of the nominees, or may withhold their vote as to specific nominees. Under the Delaware General Corporation Law (“DGCL”) and our Bylaws and Certificate of Incorporation, the affirmative vote of the holders of a majority in voting power of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposals 2, 3, 4 and 5. The affirmative vote of the holders of a plurality of the votes of the holders of shares present in person or represented by proxy at the Annual Meeting and entitled to vote thereon is required to approve Proposal 1.

Abstentions may be specified on all proposals and will be counted as present for the purposes of the proposal for which the abstention is noted. A vote withheld for a nominee in the election of directors will have the same effect as a vote against the nominee. For purposes of determining whether any of the other proposals has received the requisite vote, where a stockholder abstains from voting, it will have the same effect as a vote against the proposal.

The independent tabulator appointed for the Annual Meeting will tabulate votes cast by proxy or in person at the Annual Meeting. For the purposes of determining whether a proposal has received the requisite vote of the holders of the common stock in instances where brokers are prohibited from exercising or choose not to exercise discretionary authority for beneficial owners who have not provided voting instructions (so-called “broker non-votes”), those shares of common stock will not be included in the vote totals and, therefore, will have no effect on the vote on any of the proposals. Pursuant to the FINRA Conduct Rules, brokers who hold shares in street name have the authority, in limited circumstances, to vote on certain items when they have not received instructions from beneficial owners. A broker will only have such authority if:

•	the broker holds the shares as executor, administrator, guardian or trustee or is a similar representative or fiduciary with authority to vote; or

•	the broker is acting pursuant to the rules of any national securities exchange of which the broker is also a member.

Under these rules, absent authority or directions described above, brokers will not be able to vote on Proposals 2, 3 or 4.

Costs of Solicitation

We will pay the cost of soliciting proxies for the Annual Meeting. Proxies may be solicited by our regular employees, without additional compensation, in person, or by mail, courier, telephone or facsimile. We may also make arrangements with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons. We may reimburse such brokerage houses, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection therewith.

Annual Report

Our 2008 Annual Report on Form 10-K, including consolidated financial statements as of and for the year ended January 1, 2009, is available to all stockholders entitled to vote at the Annual Meeting together with this proxy statement, in satisfaction of the requirements of the Securities and Exchange Commission (the “SEC”). Additional copies of the Annual Report are available at no charge upon request. To obtain additional copies of the Annual Report, please contact us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or at telephone number (303) 792-3600 or (800) 828-2828. The Annual Report does not form any part of the materials for the solicitation of proxies.

VOTING SECURITIES AND PRINCIPAL HOLDERS

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except in cases where community property laws apply or as indicated in the footnotes to this table, we believe that each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. As of March 9, 2009, the percentage of beneficial ownership for NCM, Inc. is based on 42,118,488 shares of common stock outstanding (excluding certain options) and 99,428,142 membership units outstanding for NCM LLC, of which 42,118,488 are owned by NCM, Inc. Unless indicated below, the address of each individual listed below is 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405. The following table sets forth information regarding the beneficial ownership of our common stock as of March 9, 2009, by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of our common stock;

•	each of our executive officers;

•	each of our directors and nominees for director; and

•	all directors and executive officers as a group.

BENEFICIAL OWNERSHIP

Name of Beneficial Owner	Shares of NCM, Inc. Common Stock	NCM LLC Common Membership Units (1)	Percent of Class
Five Percent Stockholders
American Multi-Cinema, Inc. and Affiliates (2)	—	18,414,743	30.4%
Cinemark Holdings, Inc. (3)	—	13,991,652	24.9%
Regal Entertainment Group and Affiliates (4)	—	24,903,259	37.2%
FMR LLC and Related (5)	3,609,300	—	8.6%
Baron Capital Group, Inc. and Affiliates (6)	3,310,667	—	7.9%
BAMCO, Inc. (7)	3,305,497	—	7.8%
Baron Capital Management, Inc. (7)	5,170	—	*
Baron Small Cap Fund (7)	2,900,000	—	6.9%
Citadel Investment Group, L.L.C. and Affiliates (8)	2,127,256	—	5.1%
OppenheimerFunds, Inc. (9)	2,315,941	—	5.5%
Wells Fargo & Company and Affiliates (10)	3,632,831	—	8.6%
Wells Capital Management Incorporated (11)	3,068,595	—	7.3%
TimesSquare Capital Management, LLC (12)	4,415,900	—	10.5%
Ameriprise Financials, Inc. (13)	2,185,713	—	5.2%
AXA Assurances I.A.R.D. Mutuelle and Affiliates (14)	4,257,104	—	10.1%
Federated Investors, Inc. and Related (15)	2,602,591	—	6.2%

Directors and Executive Officers
Kurt C. Hall (16)	330,246	—	*
Clifford E. Marks (17)	73,164	—	*
Gary W. Ferrera (18)	82,103	—	*
Thomas C. Galley (19)	54,650	—	*
Ralph E. Hardy (20)	23,295	—	*
Michael L. Campbell	0	—	0%
Lee Roy Mitchell	0	—	0%
Lawrence A. Goodman	2,953	—	*
David R. Haas	7,953	—	*
James R. Holland, Jr.	1,953	—	*
Stephen L. Lanning	1,953	—	*
Edward H. Meyer	2,953	—	*
Scott N. Schneider	1,953	—	*
All directors, nominees for director and executive officers as a group (13 persons)	583,176	—	1.4%

*	Less than one percent.
(1)	NCM LLC common membership units are redeemable at any time at the option of the holder. Upon any redemption, we may choose whether to redeem the units for shares of our common stock on a one-for-one basis or for a cash payment equal to the market price of shares of our common stock. If each member of NCM LLC chose to redeem all of its NCM LLC common membership units and we elected to issue shares of our common stock in redemption of all of the units, AMC would receive 18,414,743 shares of our common stock, Cinemark would receive 13,991,652 shares of our common stock and Regal would receive 24,903,259 shares of our common stock. These share amounts would represent 18.5%, 14.1% and 25.0%, respectively, of our outstanding common stock, assuming that all of the NCM LLC units are converted into our common stock.
(2)	Includes American Multi-Cinema, Inc., AMC Entertainment Inc., Marquee Holdings Inc., and AMC Entertainment Holdings, Inc. The address of these stockholders is 920 Main Street, Kansas City, Missouri 64105. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2009.

(3)	The address of this stockholder is 3900 Dallas Parkway, Suite 500, Plano, Texas 75093. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 17, 2009.
(4)	Includes Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918 and Anschutz Company and Phillip F. Anschutz at 555 Seventeenth Street, Suite 2400, Denver, Colorado 80202. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13D on May 23, 2008.
(5)	Includes FMR LLC and Edward C. Johnson 3d. The address of these stockholders is 82 Devonshire Street, Boston, Massachusetts 02109. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 17, 2009.
(6)	Includes Baron Capital Group, Inc. and Ronald Baron. The address of these stockholders is 767 Fifth Avenue, New York, New York 10153. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 12, 2009.
(7)	The address of these stockholders is 767 Fifth Avenue, New York, New York 10153. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 12, 2009.
(8)

Includes Citadel Investment Group, L.L.C., Citadel Investment Group II, L.L.C., Citadel Limited Partnership, Kenneth Griffin, Citadel Holdings I LP, Citadel Holding II LP, Citadel Advisors LLC, Citadel Equity Fund Ltd., Citadel Derivatives Group LLC, and Citadel Derivatives Trading Ltd. The address of these stockholders is 131 S. Dearborn Street, 32nd Floor, Chicago, Illinois 60603. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2009.

(9)	The address of this stockholder is Two World Financial Center, 225 Liberty Street, New York, New York 10281. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on January 26, 2009.
(10)	The address of these stockholders is 420 Montgomery Street, San Francisco, California 94163. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 2, 2009.
(11)	The address of this stockholder is 525 Market Street, San Francisco, California 94105. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 2, 2009.
(12)

The address of this stockholder is 1177 Avenue of the Americas, 39th Floor, New York, New York 10036. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 9, 2009.

(13)	Includes Ameriprise Financial, Inc. and RiverSource Investments, LLC. The address of these stockholders is 145 Ameriprise Financial Center, Minneapolis, Minnesota 55474. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 12, 2009.
(14)	Includes AXA Assurances I.A.R.D. Mutuelle and AXA Assurances Vie Mutuelle at 26, rue Drouot, 75009 Paris, France; AXA at 25, avenue Matignon, 75008 Paris, France, and AXA Financial, Inc. at 1290 Avenue of the Americas, New York, New York 10104. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 13, 2009.
(15)	Includes Federated Investors, Inc., Voting Shares Irrevocable Trust, John F. Donahue, Rhodora J. Donahue and J. Christopher Donahue. The address of these stockholders is Federated Investors Tower, Pittsburgh, PA 15222-3779. Represents beneficial ownership as of December 31, 2008 based on the Statement of Beneficial Ownership filed on Schedule 13G on February 12, 2009.
(16)	Includes 189,990 stock options that were vested and exercisable as of March 9, 2009.
(17)	Includes 60,220 stock options that were vested and exercisable as of March 9, 2009.
(18)	Includes 69,624 stock options that were vested and exercisable as of March 9, 2009.
(19)	Includes 29,269 stock options that were vested and exercisable as of March 9, 2009.
(20)	Includes 21,108 stock options that were vested and exercisable as of March 9, 2009.

To our knowledge, none of our officers or directors has pledged any of his shares.

PROPOSAL 1

ELECTION OF DIRECTORS

Our board of directors currently consists of nine directors. Under the director designation agreement dated as of February 13, 2007, each of our founding members—AMC Entertainment Inc. and its affiliates (“AMC”), Cinemark Holdings, Inc. and its affiliates (“Cinemark”) and Regal Entertainment Group and its affiliates (“Regal”)—are permitted to appoint or designate up to two persons for nomination to election on our board of directors under the terms set forth in the agreement, one of which must qualify as “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq Stock Market (“Nasdaq”). See “Certain Relationships and Related Party Transactions—Director Designation Agreement.” The designees pursuant to this agreement for AMC was Edward H. Meyer; for Cinemark were James R. Holland, Jr. and Lee Roy Mitchell; and for Regal were Stephen L. Lanning and Michael L. Campbell. On March 2, 2009, Peter C. Brown resigned from the Company’s board of directors. Mr. Brown was designated to the Company’s board of directors by AMC pursuant to the Director Designation Agreement. Mr. Brown has retired as Chairman of the Board, Chief Executive Officer and President of AMC. On March 12, 2009, pursuant to the Director Designation Agreement, AMC has designated AMC’s new Chief Executive Officer, Gerardo I. Lopez, to the Company’s board of directors to fill the vacancy created by Mr. Brown’s resignation. The Company’s board of directors will consider AMC’s designation and take action pursuant to the Director Designation Agreement and the Company’s Certificate of Incorporation to fill the vacancy.

Our bylaws provide that directors are divided into three classes, designated as Class I, Class II and Class III. The members of each class serve for staggered three-year terms, except that Class I directors in the initial term immediately following our initial public offering (“IPO”) served for one year and Class II directors in the initial term immediately following our IPO served for two years. The Class I directors were re-elected in 2008 for a three-year term. In 2009, the Class II directors are up for re-election. At the Annual Meeting, the stockholders will elect four Class II directors to serve until the 2012 Annual Meeting of Stockholders, and until their respective successors are duly elected and qualified. Stockholders are not entitled to cumulate votes in the election of directors and may not vote for a greater number of persons than the number of nominees named.

We are soliciting proxies in favor of the re-election of each of the nominees identified below. We intend that all properly executed proxies will be voted for these four nominees unless otherwise specified. All nominees have consented to serve as directors, if elected. If any nominee is unwilling to serve as a director at the time of the Annual Meeting, the persons who are designated as proxies intend to vote, in their discretion, for such other persons, if any, as may be designated by the board of directors. The proxies may not vote for a greater number of persons than the number of nominees named. As of the date of this proxy statement, the board of directors has no reason to believe that any of the persons named below will be unable or unwilling to serve as a nominee or as a director.

Information About the Nominees

The names of the nominees and other information about them are set forth below:

David R. Haas. Mr. Haas has served as a director of NCM, Inc. since February 2007. He has been a private investor and financial consultant since January 1995. Mr. Haas was a Senior Vice President and Controller for Time Warner, Inc. from January 1990 through December 1994. Mr. Haas served as a director and chair of the audit committees of Information Holdings, Inc. and Armor Holdings, Inc until November 2004 and July 2007, respectively.

James R. Holland, Jr. Mr. Holland has served as lead director of NCM, Inc. since February 2007. He has been the President and Chief Executive Officer of Unity Hunt, Inc., a diversified holding company, since September 1991, and also serves on its executive committee and board of directors. He also serves as chairman of the board of Texas Capital Bancshares, Inc., serves as an audit committee member and director of Placid Holding Co. and serves as chairman of the board of directors and on the audit and compensation committees of Hunt Midwest Enterprises, Inc.

Stephen L. Lanning. Mr. Lanning has served as a director of NCM, Inc. since February 2007. He served with URS Corp. EG&G Division from 2006 to 2009 as an independent consultant and Director of Space and Information Operations Strategic Business Element. Mr. Lanning was employed by the United States Air Force from 1977 until 2006. From 2005 to 2006, Mr. Lanning was the Director, Logistics and Warfighting Integration, and Chief Information Officer for the United States Air Force Space Command. Mr. Lanning was a Principal Director of the Defense Information Systems Agency from 2002 to 2005.

Edward H. Meyer. Mr. Meyer has served as a director of NCM, Inc. since February 2007. Mr. Meyer founded Ocean Road Advisors, Inc., an investment management company, in January 2007 and currently serves as Chief Executive Officer. He was the former Chairman, Chief Executive Officer and President of Grey Global Group, Inc. from 1972 to December 2006. He also serves as a director and member of the compensation and audit committees of Harman International Industries, Inc.; director and member of the compensation committee of Ethan Allen Interiors Inc.; and director of NRDC and Jim Pattison Ltd.

Board Composition

Our current board of directors has nine members, as set forth below:

Name	Age	Position
Kurt C. Hall	49	President, Chief Executive Officer and Chairman (Class I)
Michael L. Campbell	55	Director (Class III)
Lee Roy Mitchell	72	Director (Class III)
Lawrence A. Goodman	54	Director (Class I)
David R. Haas	67	Director (Class II)
James R. Holland, Jr.	65	Director (Class II)
Stephen L. Lanning	55	Director (Class II)
Edward H. Meyer	82	Director (Class II)
Scott N. Schneider	51	Director (Class I)

Set forth below is a brief description of the business experience of each of the individuals who, in addition to the nominees whose business experience is set forth above, currently serve on our board.

Kurt C. Hall. Mr. Hall was appointed President, Chief Executive Officer and Chairman of NCM, Inc. in February 2007 and held those same positions with NCM LLC since March 2005. He has also served as Chairman, President and Chief Executive Officer of NCM, Inc. since October 2006. Prior to his current position, from May 2002 to May 2005, Mr. Hall served as Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group and President and Chief Executive Officer of its media subsidiary Regal CineMedia Corporation. Since 1988, Mr. Hall has held various executive positions with United Artists Theatre Company, and its predecessor companies, including CEO when it became part of Regal Entertainment Group in 2002. In 2007, Mr. Hall joined the board of directors of IdeaCast Inc. and serves as a member of its compensation committee.

Michael L. Campbell. Mr. Campbell has served as a director of NCM, Inc. since October 2006. Mr. Campbell has served as Chairman and Chief Executive Officer of Regal Entertainment Group since May 2005. He has also served as a director, member of its executive committee, Co-Chairman and Co-Chief Executive Officer of Regal Entertainment Group since 2002. Mr. Campbell founded Regal Cinemas, Inc. in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell currently serves as a director of the National Association of Theatre Owners and Regal Entertainment Group.

Lee Roy Mitchell. Mr. Mitchell has served as a director of NCM, Inc. since October 2006. Mr. Mitchell has served as Chairman of the Board of Cinemark USA, Inc. since March 1996 and as a Director since its inception in 1987 and Chief Executive Officer of Cinemark USA, Inc. until December 2006. Mr. Mitchell serves on the boards of Cinemark Holdings, Inc. and National Association of Theatre Owners. In addition, Mr. Mitchell serves as a director of Texas Capital Bancshares, Inc. and is a member of its compensation committee.

Lawrence A. Goodman. Mr. Goodman has been a director of NCM, Inc. since February 2007. Mr. Goodman founded White Mountain Media, a media consulting company, in July 2004 and has served as its president since inception. From July 2003 to July 2004, Mr. Goodman was retired. From March 1995 to July 2003, Mr. Goodman was the President of Sales and Marketing for CNN, a division of Turner Broadcasting System, Inc. Mr. Goodman currently serves as a director of Sagacity Media.

Scott N. Schneider. Mr. Schneider has been a director of NCM, Inc. since February 2007. Mr. Schneider has served as Operating Partner and Chairman, Media and Communications, of Diamond Castle Holdings, LP, a private equity firm, since January 2005. From 2001 to 2004, Mr. Schneider served in various senior executive capacities including President, Chief Operating Officer and Vice Chairman of the Board of Citizens Communications Company. Mr. Schneider currently serves as a director of Centennial Communications Corp., Bonten Media Group, LLC and PRC, LLC.

Our board of directors has determined that Lawrence A. Goodman, David R. Haas, James R. Holland, Jr., Stephen L. Lanning, Edward H. Meyer and Scott N. Schneider, all current directors, qualify as “independent” directors under the rules promulgated by the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and by the Nasdaq. There are no family relationships among any of our executive officers, directors or nominees for director.

Meetings of the Board of Directors and Committees

The board of directors held seven meetings during the fiscal year ended January 1, 2009. During our 2008 fiscal year, no director then in office attended fewer than 75% of the aggregate total number of meetings of the board of directors held during the period in which he was a director and of the total number of meetings held by all of the committees of the board of directors on which he served. The Company does not have a policy regarding attendance by members of the board of directors at the Company’s Annual Meeting, but encourages its directors to attend. All of our directors attended our Annual Meeting of Stockholders held on April 29, 2008. The three standing committees of the board of directors are the Audit Committee, the Compensation Committee and the Nominating and Governance Committee.

The following table shows the current membership and number of meetings held by the board and each committee during our 2008 fiscal year:

DIRECTOR COMMITTEE MEMBERSHIP AND MEETINGS

Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Board of Directors
Kurt C. Hall				Chair
Michael L. Campbell				X
Lawrence A. Goodman		Chair	X	X
David R. Haas	Chair			X
James R. Holland, Jr.	X			X
Stephen L. Lanning		X	Chair	X
Edward H. Meyer		X	X	X
Lee Roy Mitchell				X
Scott N. Schneider	X			X
2008 Fiscal Year Meetings and Consents	14	7	7	7

Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally must be delivered to and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting; provided, that in the event that the date of such meeting is advanced more than 30 days prior to, or delayed by more than 70 days after, the anniversary of the preceding year’s annual meeting of our stockholders, a stockholder’s notice to be timely must be so delivered not earlier than the close of business on the 120th day prior to such meeting and not later than the close of business on the later of the 90th day prior to such meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. Our bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Audit Committee

For our 2008 fiscal year, the Audit Committee consisted of David R. Haas (chairman), James R. Holland, Jr. and Scott N. Schneider. Each of them was “independent” as required by the rules promulgated by the SEC under the Exchange Act, and by the Nasdaq. Each of them also meets the financial literacy requirements of the Nasdaq. Our board of directors has determined that Mr. Haas qualifies as an “audit committee financial expert” as defined in the federal securities laws and regulations.

The Audit Committee is primarily concerned with overseeing management’s processes and activities relating to the following:

(1)	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

(2)	the independent auditor’s qualifications and independence;

(3)	the performance of our internal audit function and independent auditor; and

(4)	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

The Audit Committee also is responsible for establishing procedures for the receipt of complaints regarding our accounting, internal accounting controls or audit matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters. The Audit Committee’s responsibilities are set forth in its current charter, which was approved by the board of directors on January 8, 2008. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were 14 meetings of the Audit Committee during our 2008 fiscal year.

Compensation Committee

For our 2008 fiscal year, the Compensation Committee consisted of Lawrence A. Goodman (chairman), Stephen L. Lanning and Edward H. Meyer. Each of them was “independent” as defined in the rules promulgated by the SEC under the Exchange Act and by the Nasdaq and each also qualifies as an “outside director” within the meaning of Section 162(m) of the Internal Revenue Code and a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934. Only members of the Compensation Committee who qualify as outside directors participate in discussions regarding awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code.

The Compensation Committee’s purposes, as set forth in its charter, are:

(1)	to assist the board in discharging its responsibilities relating to compensation of our executives,

(2)	to administer our equity incentive plans (other than any such plan applicable only to non-employee directors); and

(3)	to have overall responsibility for approving and evaluating all of our compensation plans, policies and programs that affect our executive officers.

The Compensation Committee’s responsibilities are set forth in its charter ,which is reviewed at least annually. The current Compensation Committee charter was approved by the board of directors on January 8, 2008. A copy of the charter is available on our website at NCM.com at the Investor Relations link. There were seven meetings of the Compensation Committee during our 2008 fiscal year.

The Compensation Committee performs such functions and responsibilities enumerated in its charter as appropriate in furtherance of its purposes. The Compensation Committee is authorized to form and delegate responsibility to subcommittees of the Compensation Committee as it deems necessary or appropriate, provided, however, that any such subcommittees shall meet all applicable independence requirements and that the Committee shall not delegate to persons other than independent directors any functions that are required—under applicable law, regulation or Nasdaq rule—to be performed by independent directors.

The Compensation Committee engaged Towers Perrin to assess the competitiveness of pay for the named executive officers and independent directors. Towers Perrin made its recommendations to the Compensation Committee and board of directors in July 2008, which are described further below in “Compensation Discussion and Analysis.”

Nominating and Governance Committee

Lawrence A. Goodman, Stephen L. Lanning (chairman) and Edward H. Meyer are the current members of the Nominating and Governance Committee. All of the members of our Nominating and Governance Committee are independent as determined in accordance with Nasdaq rules and relevant federal securities laws and regulations.

The Nominating and Governance Committee’s purposes, as set forth in its charter, are:

(1)	to identify individuals qualified to become board members, and to recommend that the board select the director nominees for the next annual meeting of stockholders;

(2)	to oversee the evaluation of our management and the board; and

(3)	to review from time to time the Corporate Governance Guidelines applicable to us and to recommend to the board such changes as it may deem appropriate.

The Nominating and Governance Committee’s responsibilities are set forth in its charter, which was approved by the board of directors on January 8, 2008. A copy of the charter as well as our Corporate Governance Guidelines is available on our website at NCM.com at the Investor Relations link. There were seven meetings of the Nominating and Governance Committee during our 2008 fiscal year.

Other than the director candidates designated by our founding members, the Nominating and Governance Committee identifies individuals qualified to become board members and recommends director nominees to our board for each annual meeting of stockholders. It also reviews the qualifications and independence of the members of our board of directors and its various committees on a regular basis and makes any recommendations the committee members may deem appropriate from time to time concerning any changes in the composition of our board of directors and its committees. The Nominating and Governance Committee recommends to our board of directors the corporate governance guidelines and standards regarding the independence of outside directors applicable to us and reviews such guidelines and standards and the provisions of the Nominating and Governance Committee charter on a regular basis to confirm that such guidelines, standards and charter remain consistent with sound corporate governance practices and with any legal, regulatory or Nasdaq requirements. The Nominating and Governance Committee also monitors our board of directors and our compliance with any commitments made to regulators or otherwise regarding changes in corporate governance practices and leads our board of directors in its annual review of our board of directors’ performance.

Nomination of Directors. The nominees for re-election to our board of directors at the 2009 Annual Meeting were formally nominated by the Nominating and Governance Committee and were approved by the board of directors on January 15, 2009. Messrs. Haas, Holland, Lanning and Meyer participated in the vote of the board of directors approving the director nominees.

As the need to fill vacancies arises in the future, the Nominating and Governance Committee will refer to its list of potential candidates that is maintained and updated on an on-going basis and will seek individuals qualified to become board members for recommendation to the board. The Nominating and Governance Committee would consider potential director candidates recommended by stockholders and would use the same criteria for screening all candidates, regardless of who proposed such candidates. See “Stockholder Communications” below for information on how our stockholders may communicate with our board of directors.

The Nominating and Governance Committee and the board of directors consider whether candidates for nomination to the board of directors possess the following qualifications, among others:

(a)	the highest level of personal and professional ethics, integrity, and values;

(b)	expertise that is useful to us and is complementary to the background and expertise of the other members of the board of directors;

(c)	a willingness and ability to devote the time necessary to carry out the duties and responsibilities of membership on the board of directors;

(d)	a desire to ensure that our operations and financial reporting are effected in a transparent manner and in compliance with applicable laws, rules, and regulations; and

(e)	a dedication to the representation of our best interests and all of our stockholders.

Stockholder Communications

The office of the Secretary of NCM serves as the point of contact between the board of directors and our stockholders. The office of Secretary shall promptly forward to the intended recipient all communications from stockholders to the board of directors generally, to members of a committee of the board of directors or to one or more directors individually, as applicable.

Vote Required

Directors will be elected by a plurality of the votes of the holders of shares present in person or by proxy at the Annual Meeting.

Recommendation

The board of directors recommends that stockholders vote FOR each of the nominees for director. If not otherwise specified, proxies will be voted FOR each of the nominees for director.

PROPOSAL 2

APPROVAL OF NATIONAL CINEMEDIA, INC.

2009 PERFORMANCE BONUS PLAN

General

The Compensation Committee of our board of directors adopted the National CineMedia, Inc. 2009 Performance Bonus Plan (the “Performance Bonus Plan”) for our executive officers on January 23, 2009, and the board approved and directed that the Performance Bonus Plan be submitted to a vote of stockholders at the Annual Meeting.

Stockholders are being asked to approve the adoption of the Performance Bonus Plan so that payments under the Performance Bonus Plan to our executive officers that otherwise qualify as “performance-based” compensation for purposes of Section 162(m) of the Internal Revenue Code, may be deductible by us for federal income tax purposes without regard to the $1 million deduction limitation set forth in Section 162(m) of the Code if other requirements for deductibility are met. If such approval by the stockholders is not granted and the equivalent maximum performance bonuses are paid, our income tax liability would increase by approximately $612,000.

Summary of the Performance Bonus Plan

The following summary is qualified in its entirety by reference to the Performance Bonus Plan, a copy of which is attached to this proxy statement as Appendix A.

Objective. The purpose of the Performance Bonus Plan is to create a financial incentive for executives of NCM to meet or exceed certain key internal financial performance metric targets (or budgets), including annual Adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted), advertising sales as adjusted and certain other financial measures.

Adjusted OIBDA is a non-GAAP financial measure that adds back the make-good liability shifted into 2010, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our performance, stretch bonus awards and the raise deferral bonus, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies.

Eligibility. Our five executive officers are eligible to receive awards under the Performance Bonus Plan. To be eligible for payment of an award, the executive must be employed by us on the date the awards are paid.

Awards. The Performance Bonus Plan includes a potential performance bonus award based on a specified percentage of each executive’s annual base salary with the calculation determined at the end of our 2009 fiscal year. In the case of an executive hired during the fiscal year, the amount of any bonus award will be pro rated for the length of time the executive is employed during the fiscal year. The maximum award payable under the Performance Bonus Plan to any executive subject to the limitations of Section 162(m) of the Code shall not exceed 250% of each such executive’s base salary in effect on January 1, 2009.

Performance Criteria. The financial performance criteria used in determining potential performance bonus awards varies depending upon an executive’s title, business unit and level of responsibility. The financial performance criteria for a potential performance bonus award is generally based upon our actual Adjusted OIBDA (as defined) compared to our 2009 fiscal year operating budget approved by our board of directors. The performance bonus will be weighted depending on the employee from 80% to 100% of total potential as specific targets vary from 80% to 100% of our budget, with no performance bonus payable should our actual advertising sales as adjusted be less than 80% of our budget for our President of Sales and Marketing or actual Adjusted OIBDA be less than 90% of budget for all other executives. The specific financial targets for each executive subject to the limitations of Section 162(m) of the Code shall be established in writing by the Compensation Committee within the first 90 days of the 2009 fiscal year, provided that the outcome is substantially uncertain at the time the Compensation Committee actually establishes the targets.

Under the Performance Bonus Plan, the potential performance bonus awards, financial performance criteria and applicable weights for financial performance criteria for our executives for the 2009 fiscal year are as follows:

President, Chief Executive Officer and Chairman. The potential performance bonus award for our President, Chief Executive Officer and Chairman is 100% of his base salary at the end of our 2009 fiscal year based on meeting our Adjusted OIBDA budget.

Executive Vice President and Chief Financial Officer. The potential performance bonus award for our Executive Vice President and Chief Financial Officer is 75% of his base salary at the end of our 2009 fiscal year based on meeting our Adjusted OIBDA budget.

President of Sales and Marketing. The potential performance bonus award for our President of Sales and Marketing is 50% to 100% of his base salary at the end of our 2009 fiscal year. The amount of his potential performance bonus award is determined based upon percentage attainment of adjusted advertising budget as follows:

Revenue % of Budget	% of Base Salary
< 80%	0%
>80% to 90%	50% to 70%
>90% to 100%	>70% to 100%

Any expenditure in excess of the general and administrative, marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets.

Executive Vice President and Chief Technology and Operations Officer. The potential performance bonus award for our Executive Vice President and Chief Technology Officer is 75% of his base salary at the end of our 2009 fiscal year. The amount of his potential performance bonus award is weighted as follows: 75% tied to meeting our Adjusted OIBDA budget, 10% tied to meeting technology and operations division annual operating and capital expenditure budgets, including capitalized overhead related to software development and engineering, and 15% tied to CineMeetings and Fathom divisions meeting their aggregate Adjusted OIBDA budget.

Executive Vice President and General Counsel. The potential performance bonus award for our Executive Vice President and General Counsel is 50% of his base salary at the end of our 2009 fiscal year based on meeting our Adjusted OIBDA budget.

Limitation on Discretion. After the Compensation Committee has determined the potential performance bonus award based upon the designated financial performance criteria set forth above, the committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each executive, reduce the amount of the potential performance bonus award by up to 25% of the amount calculated in accordance with the objective financial performance criteria described above. The amount of reduction in any executive potential performance bonus award made in accordance with the discretion of the Compensation Committee shall not affect the amount of potential performance bonus award or actual bonus award payable to any other executive under the Performance Bonus Plan.

Stretch Bonus. In addition to the potential performance bonus award described above, all executive officers will be eligible for a “stretch bonus” under the Performance Bonus Plan. The stretch bonus, if any, will be payable only if we exceed our Adjusted OIBDA budget and will be incremental to the performance bonus award described above. The amount of the stretch bonus will be equal to: (i) the actual performance bonus award paid to the executive, times (ii) 100%, times (iii) the percentage that our actual Adjusted OIBDA is in excess of our budgeted Adjusted OIBDA (capped at 10%) divided by 10%.

2009 Raise Deferral Bonus. In addition to the performance and stretch bonus discussed above, all executive officers will be eligible to receive an additional bonus equal to 2% of their base salary on January 1, 2009, provided that our Adjusted OIBDA budget is exceeded.

Payment of Awards. The performance bonus awards, stretch bonus awards and raise deferral bonus, if any, will be paid as soon as practicable after the fiscal 2009 annual audit report is received from our independent auditors. No executive will be eligible for a bonus award under the Performance Bonus Plan if he or she is not employed by us on the date the bonus awards are paid. In order to comply with the short-term deferral exception under Section 409A of the Code, if the Compensation Committee waives the requirement that a participant must be employed on the date of the payment of the bonus award, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of our taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A. The performance bonus awards granted under the Performance Bonus Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, Inc., in the exercise of its sole discretion and without the consent of the employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM shall not be required to assume any increased economic burden. If necessary to satisfy the requirements of Section 409A of the Code, payment of amounts payable pursuant to an award may be delayed for six months. No action taken by NCM, Inc. with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an employee’s rights with respect to an award or to require the consent of such employee. NCM, Inc. reserves the right to make additional changes to the Performance Bonus Plan and awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Certification of Performance. Payment of a performance bonus award, stretch bonus award or raise deferral bonus award to those executives who are subject to the limitations of Section 162(m) of the Code will only be made upon certification by our Compensation Committee in writing that the performance goals and any other material terms of the bonus awards were in fact satisfied. Further, payments under the Performance Bonus Plan to such executives shall be made only after the material terms of the Performance Bonus Plan have been disclosed to, and subsequently approved by, our stockholders.

Corporate Transaction. In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during the fiscal year, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the performance bonus awards but the establishment of such a separate plan shall not affect the computation of the amount of a performance bonus award payable under the Performance Bonus Plan.

Administration. The Performance Bonus Plan is administered by our Compensation Committee, which may delegate its duties and powers in whole or in part to any subcommittee thereof. Our Compensation Committee (or, if not the Compensation Committee, then the subcommittee) is expected to consist solely of outside directors within the meaning of Section 162(m) of the Code. References in this summary to the Compensation Committee are intended to include a subcommittee where relevant.

Term. The Performance Bonus Plan, if approved, is effective as of January 2, 2009, with respect to awards granted for the 2009 fiscal year beginning January 2, 2009 and ending December 31, 2009.

Federal Income Tax Consequences

Under federal tax laws currently in effect:

Participants in the Performance Bonus Plan will recognize in the year of payment ordinary income equal to the bonus award amount, subject to applicable income and employment tax withholding by us. Under current guidance, we expect that awards under the Performance Bonus Plan will not be subject to Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the participant without regard to the $1 million per year deduction limit under Section 162(m) of the Code if the Performance Bonus Plan is approved by our stockholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain of our executive officers to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief executive officer and the chief financial officer).

New Plan Benefits

Awards under the Performance Bonus Plan are based on actual future performance. As a result, the amounts that will be paid under the Performance Bonus Plan are not currently determinable. The following table sets forth the maximum awards payable under the Performance Bonus Plan based upon the maximum potential per the terms of the Performance Bonus Plan and the maximum limit of 250% of each officer’s base salary in effect on January 1, 2009, subject to stockholder approval of the Performance Bonus Plan.

Name and Position	Maximum potential per the terms of the Performance Bonus Plan (1)	Maximum limit of 250% (2)
Kurt C. Hall	$1,095,920	$1,802,500
President, Chief Executive Officer and Chairman

Clifford E. Marks	$1,056,780	$1,738,125
President of Sales and Marketing

Gary W. Ferrera	$402,500	$875,000
Executive Vice President and Chief Financial Officer

Thomas C. Galley	$491,568	$1,068,625
Executive Vice President and Chief Technology and Operations Officer

Ralph E. Hardy	$175,853	$570,950
Executive Vice President and General Counsel

Executive Officers as a Group	$3,222,621	$6,055,200
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	—	—

(1)	Estimated maximum performance bonus based upon actual base salary as of January 1, 2009. Actual bonus amounts will be determined based upon base salary determined at the end of our 2009 fiscal year, subject to the 250% limit of each executive’s base salary in effect on January 1, 2009.
(2)	The amount determined as 250% of each executive’s base salary in effect on January 1, 2009.

Other than our President, Chief Executive Officer and Chairman, none of our directors are eligible to participate in the Performance Bonus Plan.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required to approve Proposal 2.

Recommendation

The board of directors recommends that stockholders vote FOR the approval of Proposal 2. If not otherwise specified, proxies will be voted FOR approval of the 2009 Performance Bonus Plan.

PROPOSAL 3

APPROVAL OF THE NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN, AS AMENDED

General

Our board of directors adopted the National CineMedia, Inc. 2007 Equity Incentive Plan (the “Equity Incentive Plan”) effective February 14, 2007 in connection with our IPO. Our board of directors approved a First Amendment to the Equity Incentive Plan (the “First Amendment”) effective as of January 1, 2009. On January 15, 2009, our board of directors approved a Second Amendment to the Equity Incentive Plan (the “Second Amendment”), and the board approved and directed that the Second Amendment be submitted to a vote of stockholders at the Annual Meeting.

Stockholders are being asked to approve the Equity Incentive Plan, as amended by the First Amendment and the Second Amendment. The First Amendment added provisions to the Equity Incentive Plan to assure compliance with the requirements of Section 409A of the Code, including establishing a schedule for reducing payments to participants in the Equity Incentive Plan if necessary to avoid the imposition of the “golden parachute tax” pursuant to Section 280G of the Code and the imposition of a six month delay in payments under the Equity Incentive Plan if required in order to satisfy Section 409A of the Code. The Second Amendment increases the maximum number of shares of our common stock available for issuance or delivery under the 2007 Equity Incentive Plan from 2,576,000 shares to 7,076,000 shares. The 4,500,000 additional shares are intended to provide sufficient shares for anticipated grants over a three-year period through 2011. As of January 1, 2009, there were only 237,317 shares available for grant. If such approval by the stockholders for the increase in shares available for grant is not approved, the Company will not have an adequate number of shares to cover the 1,494,697 grants that were made on January 15, 2009 discussed below and may not have an adequate reserve of shares to attract and retain key employees in the future. Should the shares be approved and then granted over time, upon vesting of restricted shares, exercise of options and settlement of restricted stock units, NCM LLC will issue units equal to the number of shares of NCM, Inc.’s common stock issued in connection with such events, which will increase NCM, Inc.’s ownership in NCM LLC. Finally, in accordance with the requirements of Section 162(m) of the Code and the regulations promulgated thereunder, we are now requesting stockholder approval of the entire Equity Incentive Plan, as amended by the First Amendment and the Second Amendment. We are submitting this proposal to the stockholders at this time in accordance with the requirements of Section 162(m) of the Code and the Nasdaq rules. Specifically, approval of the Equity Incentive Plan is required under Section 162(m) of the Code to preserve the Company’s deduction for compensation relating to certain awards granted under the Equity Incentive Plan to certain executive officers. Our board believes that approval of the Equity Incentive Plan is necessary to meet the Company’s objectives of attracting, motivating and retaining employees, directors and consultants. A copy of the Equity Incentive Plan, the First Amendment and the Second Amendment is attached to this proxy statement as Appendix B.

Summary of the Equity Incentive Plan

Prior to the completion of our IPO, we adopted the Equity Incentive Plan. The Equity Incentive Plan assists us in attracting, retaining, motivating and rewarding employees, directors and consultants, and promoting the creation of long-term value for our stockholders by aligning the interests of these individuals with those of our stockholders. The Equity Incentive Plan provides for the grant of options, stock appreciation rights, restricted stock, restricted stock units, performance awards and other stock-based and cash awards to directors, officers, employees, consultants and other individuals who perform services for us or for our affiliates. As of January 1, 2009, all directors and officers of NCM, Inc. as well as all employees of NCM LLC are eligible to participate in the Equity Incentive Plan.

We will use all proceeds received by us upon the exercise of options under the Equity Incentive Plan to acquire NCM LLC common membership units at a price per unit equal to the exercise price of such option, and we will be issued new NCM LLC units upon vesting of restricted shares and settlement of restricted stock units.

Share Reserve

The total number of shares of our common stock available for issuance or delivery under the Equity Incentive Plan is 2,576,000 shares and we are requesting that our stockholders approve an increase of 4,500,000 shares to 7,076,000 shares, subject to adjustment in the event of any stock dividend or split, reorganization, recapitalization, merger, share exchange or any other similar corporate event. Based on advice from Towers Perrin (see additional discussion in “Compensation Discussion and Analysis”), we have developed a three-year plan for grants to our officers and other key employees from 2009 through 2011. The additional shares are intended to cover grants over that three-year period. For purposes of determining the number of shares remaining available for issuance under the Equity Incentive Plan, to the extent that an award expires or is canceled, forfeited, settled in cash or otherwise terminated without delivery to the participant of the full number of shares to which the award related, the undelivered shares will again be available for grant. Shares withheld in payment of the exercise price or taxes relating to an award and shares equal to the number surrendered in payment of any exercise price or taxes relating to an award will be deemed to constitute shares not delivered to the participant and will be deemed to again be available for awards under the plan. Shares issued under the Equity Incentive Plan may be authorized and unissued shares or treasury shares.

The maximum number of shares that may be covered by an award granted under the Equity Incentive Plan to any single participant in any calendar year cannot exceed 500,000, excluding substituted awards. The maximum dollar amount that may be awarded to a single participant in any calendar year cannot exceed $5,000,000, excluding substituted awards.

Administration

Generally, the Compensation Committee administers the Equity Incentive Plan and approves those persons who will be granted awards and the amount, type and other terms and conditions of the awards. The Compensation Committee has full authority to administer the Equity Incentive Plan, including the authority to interpret and construe any provision in the plan and the terms of any award agreement and to adopt such rules and regulations for administering the plan that it may deem necessary or appropriate.

Significant Features of Incentive Awards

The following is a description of the significant terms that apply to each type of award issued under the Equity Incentive Plan:

Options and Stock Appreciation Rights. Each option will entitle the holder to purchase a specified number of shares at a specified exercise price. Each option agreement will specify whether the option is an “incentive stock option” or “ISO” (within the meaning of Section 422 of the Code) or a nonqualified stock option. Each stock appreciation right will entitle the holder to receive, upon exercise, the excess of the fair market value of a share at the time of exercise over the base price of the stock appreciation right multiplied by the specified number of shares as to which the stock appreciation right is being exercised. The exercise or base price of each option and stock appreciation right cannot be less than 100% of the fair market value of a share on the date the award is granted. The term of any option or stock appreciation right cannot exceed ten years, except for substituted awards and the option or stock appreciation right will vest over a period determined by the committee. Each option or stock appreciation right agreement will specify the consequences to the award with respect to a termination of service with us and our affiliates.

Restricted Stock and Restricted Stock Units. The committee may grant a restricted stock award, which is a grant of actual common shares subject to a risk of forfeiture and restrictions on transfer. The committee may also grant an award of restricted stock units, a contractual commitment to deliver shares at a future date. The terms and conditions of any restricted stock award or award of restricted stock units will be determined by the committee and such restrictions and limitations may include vesting requirements based upon the achievement of specific performance goals established by the committee with respect to the grant of one or more awards under the Equity Incentive Plan.

Other Stock-Based Awards. The committee may grant other types of stock-based awards in such amounts and subject to such terms and conditions as the committee determines.

Performance Awards

The committee may grant awards of performance shares or performance units to participants in such amounts and upon such terms as the committee shall determine.

Tax Withholding

The plan provides that participants may elect to satisfy certain federal, state or local income and employment tax withholding requirements by remitting to us cash or, subject to certain conditions, shares or by instructing us to withhold shares payable to the participant.

Amendment and Termination

Our board of directors may amend, modify or terminate the Equity Incentive Plan or the Compensation Committee’s authority to grant awards under the Equity Incentive Plan in any respect, except that, to the extent that any applicable law, regulation or rule of a stock exchange requires stockholder approval for any revision or amendment to be effective, the revision or amendment will not be effective without stockholder approval. We will not make any grants under the Equity Incentive Plan following the tenth anniversary of the date the plan became effective, but awards outstanding at that time will continue in accordance with their terms.

Federal Income Tax Consequences

The following is intended only as a brief summary of the material U.S. federal income tax consequences of the Equity Incentive Plan. The tax consequences to a participant will generally depend upon the type of award issued to the participant. In general, if a participant recognizes ordinary income in connection with the grant, vesting or exercise of an award, we will be entitled to a corresponding deduction equal to the amount of the income recognized by the participant. This summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local or foreign tax laws.

Options and Stock Appreciation Rights. In general, a participant does not have taxable income upon the grant of an option or a stock appreciation right. The participant will recognize ordinary income upon exercise of a nonqualified stock option equal to the excess of the fair market value of shares acquired on exercise over the aggregate option price for the shares. Upon exercising a stock appreciation right, the participant will recognize ordinary income equal to the cash or fair market value of the shares received. A participant will not recognize ordinary income upon exercise of an ISO, except that the alternative minimum tax may apply. If a participant disposes of shares acquired upon exercise of an ISO before the end of the applicable holding periods, the participant will recognize ordinary income. Otherwise, a sale of shares acquired by exercise of an option or a stock appreciation right generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in the shares. We normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or stock appreciation right, but no tax deduction relating to a participant’s capital gains. We will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding periods before selling or transferring the shares.

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Other Stock-Based Awards. If an award is subject to a restriction on transferability and a substantial risk of forfeiture (for example, restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts at the earliest time either the transferability restriction or risk of forfeiture lapses. If an award has no restriction on transferability or is not subject to a substantial risk of forfeiture, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares received. We can ordinarily claim a tax deduction in an amount equal to the ordinary income recognized by the participant, except as discussed below regarding Section 162(m) of the Code. A participant may irrevocably elect to accelerate the taxable income to the time of grant of restricted stock rather than upon lapse of restrictions on transferability or the risk of forfeiture (Section 83(b) election).

Section 409A. Section 409A of the Code imposes election, payment and funding requirements on “nonqualified deferred compensation” plans. If a nonqualified deferred compensation arrangement subject to Section 409A of the Code fails to meet, or is not operated in accordance with, the requirements of Section 409A, then compensation deferred under the arrangement may become immediately taxable and subject to a 20% additional tax. Certain awards that may be issued under the plan may constitute a “deferral of compensation” subject to the requirements of Section 409A of the Code.

Section 162(m). Compensation that qualifies as “performance-based” compensation is excluded from the $1 million deduction limitation of Section 162(m) of the Code. Under the Equity Incentive Plan, options and stock appreciation rights granted with an exercise price at least equal to 100% of the fair market value of the underlying shares on the date of grant are intended to qualify as “performance-based” compensation. In addition, grants of restricted stock that require satisfaction of performance-based requirements in order to become vested and non-forfeitable are intended to satisfy the requirements of Section 162(m) of the Code if the measure of performance for vesting of the restricted stock award is approved by our stockholders and the other requirements of Section 162(m) are satisfied. A number of requirements must be met in order for particular compensation to qualify, and we cannot assure you that compensation under the Equity Incentive Plan will be fully deductible by us under all circumstances.

Compensation Study

In February 2008, the Compensation Committee engaged Towers Perrin, a nationally recognized compensation consulting firm, to assess the competitiveness of pay for the executive officers and directors and provide independent advice and recommendations to the Compensation Committee regarding executive and independent director compensation. See “Compensation Discussion and Analysis” for additional information. As part of their review, Towers Perrin considered base salary, annual performance bonus, total cash compensation (combined salary and annual performance bonus), value of long-term incentives and total direct compensation. A peer group was also developed for comparison to our executive officers based on publicly-traded media companies with revenue and market capitalization similar to ours. Towers Perrin recommended to the Compensation Committee that a plan be put into place to issue restricted shares and stock options each year over a three-year period that represented up to 2.25% of our fully diluted equity (including conversion of the NCM LLC units owned by the founding members) to promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals. At January 1, 2009, there were 237,317 shares available in the Equity Incentive Plan. In order to make the grants over the next three years (including the grant on January 15, 2009 that is further described below), the number of shares that are subject to the plan must be increased by 4,500,000 shares.

2009 Awards

On January 15, 2009, the Compensation Committee, with the approval of our board of directors, granted stock options and performance-based restricted stock awards to Mr. Hall, Mr. Marks, Mr. Ferrera, Mr. Galley and Mr. Hardy, our executive officers (the “2009 awards”), and to certain key employees of NCM LLC. If the stockholders of the Company do not approve Proposal 3 and, in the case of the restricted stock awards, Proposal 4, then it is likely that the Compensation Committee will provide equivalent economic value to our executive officers and certain other key employees of NCM LLC through a different compensation arrangement.

The 2009 stock options are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The stock options have a 10-year term and an exercise price of $9.22, the closing price of our common stock on January 15, 2009, the date of grant. The 2009 restricted stock awards are scheduled to vest based upon achievement of the actual cumulative Free Cash Flow target at the end of the three-year measuring period. See Proposal 4 for additional information. The restricted stock awards include the right to receive dividend equivalents, subject to vesting. Below is a summary of how the number of vested shares will be determined based upon the level of achievement of actual cumulative Free Cash Flow.

AWARD VESTING %	FREE CASH FLOW TARGET ACTUAL %
100%	100%
50%	90%
None	<90%

If actual cumulative Free Cash Flow is between 90% and 100% of the target, the award will vest proportionately. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target for the measuring period, the participant will receive an additional grant of shares of restricted stock that will vest 60 days following the last day of the measuring period. The number of additional shares of restricted stock will be determined by interpolation, but will not exceed 50% of the number of shares of restricted stock that vest as set forth above.

New Plan Benefits

The following table shows the maximum number of shares that will be received by the listed individuals and groups under the Equity Incentive Plan for the 2009 awards, if the stockholders approve (i) the Equity Incentive Plan (Proposal 3) and (ii) the use of Free Cash Flow as the performance measure for certain restricted stock awards (Proposal 4).

Name and Position	Number of Shares of Restricted Stock (1)	Number of Shares Underlying Restricted Units (2)	Number of Stock Options	Total Number of Shares
Kurt C. Hall	87,975	—	263,924	351,899
President, Chief Executive Officer and Chairman

Clifford E. Marks	47,129	—	141,388	188,517
President of Sales and Marketing

Gary W. Ferrera	33,216	—	99,648	132,864
Executive Vice President and Chief Financial Officer

Thomas C. Galley	28,976	—	86,927	115,903
Executive Vice President and Chief Technology and Operations Officer

Ralph E. Hardy	15,481	—	46,444	61,925
Executive Vice President and General Counsel

Executive Officers as a Group	212,777	—	638,331	851,108
Non-Executive Director Group	—	39,048	—	39,048
Non-Executive Officer Employee Group (3)	151,135	—	453,406	604,541

(1)

Includes the maximum number of shares that will vest if actual cumulative Free Cash Flow equals 100% of the Free Cash Flow target. If actual cumulative Free Cash Flow exceeds 100% of the Free Cash Flow target, Mr. Hall will receive up to 43,988 additional shares; Mr. Marks will receive up to 23,565 additional shares; Mr. Ferrera will receive up to 16,608 additional shares; Mr. Galley will receive up to 14,488 additional shares and Mr. Hardy will receive up to 7,741 additional shares for a total of 106,390 additional shares to the Executive Officers as a group. The Non-Executive Officer Employee Group will receive up to 75,568 additional shares under such circumstances.

(2)	On January 15, 2009, each of our independent directors was granted 6,508 restricted stock units under the Equity Incentive Plan. These grants are not subject to stockholder approval of the Equity Incentive Plan. The restricted stock units are scheduled to vest on February 15, 2010, subject to continuous service. The restricted stock units will be settled in shares of Company stock and include the right to receive dividend equivalents, subject to vesting.
(3)	Represents the January 15, 2009 grants made to NCM LLC key employees. Further grants may be made to other key employees.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 3.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 3. If not otherwise specified, proxies will be voted FOR approval of the 2007 Equity Incentive Plan, as amended.

PROPOSAL 4

APPROVAL OF THE USE OF

“FREE CASH FLOW” AS THE PERFORMANCE MEASURE

FOR THE VESTING OF CERTAIN RESTRICTED STOCK AWARDS

UNDER THE

NATIONAL CINEMEDIA, INC. 2007 EQUITY INCENTIVE PLAN

Performance Measure for Performance-Based Restricted Stock Awards

On January 14, 2009, the Compensation Committee of our board of directors approved the use of “Free Cash Flow” as the performance measure for vesting of shares of the restricted stock to be issued to our executive officers, subject to stockholder approval of the Equity Incentive Plan in Proposal 3 and the use of Free Cash Flow as the performance measure in this Proposal 4. Our board of directors directed that the use of “Free Cash Flow” as the performance measure for the vesting of those restricted stock awards be submitted to a vote of our stockholders at the Annual Meeting.

Stockholders are being asked to approve the use of “Free Cash Flow” as our performance measure for the vesting of certain restricted stock awards under the Equity Incentive Plan so that those awards granted under the Equity Incentive Plan to our executive officers that otherwise qualify as “performance-based” compensation for purposes of Section 162(m) of the Code, may be deductible by us for federal income tax purposes without regard to the $1 million deduction limitation set forth in Section 162(m) of the Code if the other requirements for deductibility are met. If such approval by the stockholders is not granted and the equivalent maximum performance based awards are granted, our income tax liability would increase by approximately $82,000.

To be “performance-based”, the compensation must be paid solely on account of the attainment of one or more performance goals established by a compensation committee of “outside directors” (as defined in the Treasury Regulations); and, before any payment of such compensation occurs, the committee must certify that the applicable performance goals and any other material terms of the award have been satisfied.

Under the Treasury Regulations, for an award of restricted stock granted under the Equity Incentive Plan to be “performance-based” compensation for purposes of Section 162(m) of the Code, the material terms of the performance measure under which the award is made and upon whose attainment the vesting of the award depends must be disclosed to and approved by the stockholders of the Company before such vesting occurs.

Although we are requesting stockholder approval of the use of “Free Cash Flow” as our performance measure, we reserve the flexibility to grant restricted stock and other awards under the Equity Incentive Plan that may or may not qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Performance-Based Awards

The Equity Incentive Plan authorizes the Compensation Committee to grant performance shares or performance units to participants, to set performance goals in its discretion and to determine to what extent the performance goals have been achieved for any designated performance period. All of our executive officers as well as other employees, directors and other service providers of the Company and our affiliates are eligible to receive awards under the Equity Incentive Plan, including performance-based awards. The material terms of the Equity Incentive Plan are summarized in Proposal 3. A copy of the Equity Incentive Plan is attached as Appendix B.

The maximum number of shares of common stock that may be covered by an award granted under the Equity Incentive Plan, including performance-based awards, to any single participant in any calendar year cannot exceed 500,000, excluding substitute awards, subject to adjustment for certain changes in capitalization. The maximum dollar amount that may be awarded to a single participant in any calendar year under the Equity Incentive Plan cannot exceed $5,000,000, excluding substituted awards.

Performance Measure—Free Cash Flow

The Compensation Committee approved the use of “Free Cash Flow” as the performance measure for the January 14, 2009 award of shares of restricted stock to be issued under the Equity Incentive Plan, provided stockholder approval of Proposal 3 and this Proposal 4 is obtained. Those restricted stock awards will vest and the restrictions will lapse if, and only to the extent that, the Company achieves specified cumulative “Free Cash Flow” (Earnings Before Interest Taxes Depreciation and Amortization (“EBITDA”) less capital expenditures) (“Free Cash Flow”) targets at the end of the three-year period ending on the last day of the Company’s 2011 fiscal year, which is the measuring period. The extent to which the Company achieves the Free Cash Flow target for the measuring period will be determined by the Company’s audited financial statements.

The actual three-year cumulative Free Cash Flow target was established by the Compensation Committee based on the Company’s 2009 budget and long-term strategic plan approved by the Company’s board of directors.

Other Awards

The attainment or failure to attain the performance goal applicable to those restricted stock awards granted under the Equity Incentive Plan will not preclude the payment of compensation, including but not limited to other stock-based awards or discretionary payments, to a “covered employee” under the Equity Incentive Plan or any other plan, program, agreement, or arrangement of the Company, although such other payments may not qualify as performance-based compensation for purposes of Section 162(m).

New Plan Benefits

On January 15, 2009, the Compensation Committee, with the approval of our board of directors, granted performance-based restricted stock awards to Mr. Hall, Mr. Marks, Mr. Ferrera, Mr. Galley and Mr. Hardy, the current executive officers of the Company. Information about those awards is included in the New Plan Benefits table following Proposal 3.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 4.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 4. If not otherwise specified, proxies will be voted FOR approval of the use of Free Cash Flow as the performance measure for certain performance-based restricted stock awards granted under the National CineMedia, Inc. 2007 Equity Incentive Plan.

Equity Incentive Plan Information

The following table sets forth, as of January 1, 2009, information for all equity compensation plans under which our equity securities were authorized for issuance:

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	—		—		—
Equity compensation plans not approved by security holders	2,228,717	(1)	$17.33	(2)	237,317	(3)

Total	2,228,717		$17.33		237,317

(1)	Includes 2,025,099 stock option grants and 203,618 restricted stock awards.
(2)	Restricted stock awards are excluded as there is no exercise price for these awards.
(3)	Represents remaining shares of our common stock available for issuance under the National CineMedia, Inc. 2007 Equity Incentive Plan and does not include the 4,500,000 increase in shares in Proposal 3.

Some of the principal features of the Equity Incentive Plan are summarized in Proposal 3, but the summary is qualified in its entirety by the full text of the Equity Incentive Plan. The Equity Incentive Plan was in existence prior to our IPO and thus has not been previously approved by our stockholders. A copy of the Equity Incentive Plan is attached as Appendix B.

PROPOSAL 5

RATIFICATION OF INDEPENDENT AUDITORS

A resolution will be presented at the Annual Meeting to ratify the appointment by the board of directors of the firm of Deloitte & Touche LLP as independent auditors, to audit our financial statements for the year ending December 31, 2009, and to perform other appropriate accounting services. Inclusion of this proposal in our proxy statement to ratify our independent auditors for our 2009 fiscal year ending December 31, 2009 is not required, but is being submitted as a matter of good corporate practice.

Representatives of Deloitte & Touche LLP are expected to be present at our Annual Meeting, will have the opportunity to make a statement if they wish to do so, and will be available to respond to appropriate questions.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Fees Paid to Independent Auditors

We paid Deloitte & Touche LLP, the Company’s independent registered public accounting firm for fiscal years 2008 and 2007, the following amounts:

	2008	2007
Audit Fees (1)	$782,620	$353,875
Audit Related Fees (2)	27,000	361,270

Total Audit and Related Fees	809,620	715,145
Tax Fees (3)	—	34,230
All Other Fees	—	—

Total Fees	$809,620	$749,375

(1)	Audit fees in 2008 included fees relating to the independent auditor’s first year of reporting on the Company’s internal control over financial reporting of $265,000.
(2)	Audit related fees consisted of charges for consent services for S-1 and S-8 filings for our founding members in 2008 and 2007 and fees for our initial public offering in 2007.
(3)	Tax fees in 2007 consisted of fees for tax compliance and tax consulting services.

Pre-Approval Policies and Procedures

All auditing services, internal control-related services, and permitted non-audit services (including the fees and terms thereof) to be performed for the Company by our independent auditor must be approved by the Audit Committee in advance, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may form and delegate authority to subcommittees consisting of one or more of its members or may delegate authority to one or more members, including the authority to grant preapprovals of audit and permitted non-audit services, provided that all decisions to grant preapprovals pursuant to such delegated authority will be presented to the entire Audit Committee at its next scheduled meeting. Effective with the completion of our IPO in February 2007, all of the accountant’s services were pre-approved by the Audit Committee.

Vote Required

The affirmative vote of the holders of a majority of the votes cast on this proposal is required to approve Proposal 5.

Recommendation

The board of directors recommends that stockholders vote FOR Proposal 5. If not otherwise specified, proxies will be voted FOR the appointment of Deloitte & Touche LLP as our independent auditors for our 2009 fiscal year.

Notwithstanding anything to the contrary set forth in any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this proxy statement, in whole or in part, the following Audit Committee Report and Compensation Committee Report shall not be deemed to be “Soliciting Material,” are not deemed “filed” with the SEC and shall not be incorporated by reference into any filings under the Securities Act or Exchange Act whether made before or after the date of this proxy statement and irrespective of any general incorporation language in such filings.

AUDIT COMMITTEE REPORT

The charter of the Audit Committee specifies that the purpose of the Committee is to assist the board in the oversight of management’s processes and activities relating to the following:

•	maintaining the reliability and integrity of our accounting policies, financial reporting practices and financial statements;

•	the independent auditor’s qualifications and independence;

•	the performance of our internal audit function and independent auditor; and

•	confirming compliance with laws and regulations, and the requirements of any stock exchange or quotation system on which our securities may be listed.

As part of fulfilling its responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements of NCM, Inc. for fiscal year ended January 1, 2009 with management and discussed those matters required by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T with Deloitte & Touche LLP, an independent registered public accounting firm. The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence, and has discussed that firm’s independence with representatives of the firm with respect to NCM, Inc.

Based upon the Audit Committee’s review of the audited consolidated financial statements and its discussions with management and Deloitte & Touche LLP, the Audit Committee recommended that the board of directors include the audited consolidated financial statements for the fiscal year ended January 1, 2009 in NCM, Inc.’s Annual Report on Form 10-K filed with the SEC.

Audit Committee of National CineMedia, Inc.

David R. Haas, Chairman

James R. Holland, Jr.

Scott N. Schneider

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the “Compensation Discussion and Analysis” included elsewhere in this report with management and, based on such review and discussions, the Compensation Committee recommended that the board of directors include such disclosure for the fiscal year ended January 1, 2009 in NCM, Inc.’s Proxy Statement filed with the SEC.

Compensation Committee of National CineMedia, Inc.

Lawrence A. Goodman, Chairman

Stephen L. Lanning

Edward H. Meyer

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Interlocks and Insider Participation

We do not have any interlocking relationships between any member of our compensation committee and any of our executive officers that would require disclosure under the applicable rules promulgated under the U.S. federal securities laws.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy

The primary goals of our Compensation Committee with respect to executive compensation are to establish targeted executive cash pay and equity grant levels at the 50th percentile of a select peer group of companies, provide shorter term cash incentives primarily for achieving specified performance objectives, provide a mix of long-term equity incentives that are time and performance based that promote stock price growth and ownership through employee retention and achievement of long-term financial performance goals and to establish and monitor appropriate cash pay and annual operating performance relationships and annual long-term incentive plan cost and share dilution goal.

To achieve these goals, we intend to maintain a compensation structure that provides rewards for high performance and value creation. We will continue to ensure that compensation plans have a good balance of base salary, annual performance bonus and long-term incentive (including stock-based awards) and tie a substantial portion of executives’ overall compensation to key financial goals such as achievement of targeted levels of adjusted advertising sales, non-GAAP measures such as adjusted OIBDA and adjusted free cash flow.

Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation

Our Chief Executive Officer (“CEO”) had substantial input in determining executive compensation and made all of the recommendations for the other four named executive officers that were ultimately approved by the Compensation Committee.

Generally, we believe that executive total direct compensation should be targeted near the median of the range in the media industry, in line with our compensation philosophy. In February 2008, the Compensation Committee engaged Towers Perrin, a nationally recognized consulting firm, to assess the competitiveness of pay for the executive officers and provide independent advice and recommendations to the Compensation Committee regarding executive compensation. Towers Perrin provides no services to the Company or its management other than services related to the Company’s executive compensation.

As part of their review, Towers Perrin considered base salary, annual performance bonus, total cash compensation (combined salary and annual performance bonus), value of long-term incentives, and total direct compensation. Towers Perrin developed and recommended a peer group for comparison to our executive officers based on publicly-traded media companies with revenues generally between $350 million and $6.5 billion and market capitalization generally between $500 million and $6.2 billion. The Compensation Committee reviewed and approved the peer group.

The following peer companies were used in our competitive benchmarking:

Citrix Systems Inc.	ValueClick Inc

Akamai Technologies Inc.	WebMD Health Corp

Interpublic Group of Companies Inc. (The)	Digital River Inc

Lamar Advertising Co	Harte Hanks Inc.

Interactive Data Corp	Arbitron Inc

Equinix Inc	CNET Networks Inc

DreamWork Animation Inc	Cox Radio Inc.

QLogic Corp	Sinclair Broadcast Group Inc

Hearst-Argyle Television Inc.	Valassis Communications Inc.

Marvel Entertainment Inc

The Compensation Committee used Towers Perrin’s recommendations when setting executive compensation for 2009 and as a basis for making changes to the long-term incentive awards in order to align our executive total direct compensation with the peer group.

Elements of Compensation

Executive compensation consists of the following elements:

Component	Purpose	Characteristics	Where reported in accompanying tables
Base Salary	Reward for level of responsibility, experience and sustained individual performance	Fixed cash component	Summary Compensation Table under the heading “Salary”

Annual Performance Bonus	Reward individual achievement against specific objective financial goals	A cash performance bonus award of 50% up to 100% of base salary with an additional “stretch bonus” amount of up to 50% of the performance bonus	Summary Compensation Table under the heading “Non-Equity Incentive Plan Compensation”

Discretionary Bonus	Reward individual high performance	A cash bonus at the discretion of our Compensation Committee	Summary Compensation Table under the heading “Bonus”

Long-Term Incentive	Reward for the creation of stockholder value	The equity incentive plan provides for the grant, at the discretion of our board and Compensation Committee, of stock options, restricted stock and other equity instruments	Summary Compensation Table under the headings “Stock Awards” and “Option Awards” and Grants of Plan Based Awards Tables

Other Compensation	Provide an appropriate level of employee benefit plans and programs	A matching contribution to our defined contribution 401(k) plan and various life and disability insurance plans; dividends paid on unvested restricted stock; and other typical employee benefits	Summary Compensation Table under the heading “All Other Compensation”

Potential Payments Upon Termination or Change in Control	Provide an appropriate level of payment in the event of a change in control or termination	Contingent in nature. Amounts are payable only if employment is terminated as specified under each employment agreement	Severance and Change in Control Payments

The Compensation Committee determines the portion of compensation allocated to each element for each individual named executive officer. Our Compensation Committee may reevaluate the current policies and practices as it considers advisable. The elements of executive compensation are generally independent of each other.

Employment agreements for each of the five executive officers were effective February 13, 2007, as amended, and are discussed below under the heading “Employment Agreements”. The Compensation Committee may change such agreements as it determines, in its discretion, that revisions to such employment agreements are required to comply with new tax or accounting rules and are not detrimental to the interest of the named executives. In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems advisable.

Base Salary. Base salaries for our executives were established based on the scope of their responsibilities, taking into account the internal value and importance of the role, as well as experience and seniority of the individual, our ability to replace the individual and other primarily judgmental factors deemed relevant by the Compensation Committee.

Base salaries are reviewed annually by the Compensation Committee and the board, and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements and are generally for relatively small percentage cost of living increases. The Compensation Committee reviewed executive compensation in January 2008 and decided to increase the base salary for all executives by a cost of living adjustment of 3% except for Mr. Ferrera. Mr. Ferrera received an increase of approximately 8% to reflect a cost of living adjustment and to raise his base compensation commensurate with our Compensation Committee’s belief about the compensation paid to CFOs of other publicly traded companies of similar size and market capitalization.

Annual Performance Bonus. Annual performance bonuses are intended to compensate executives for achieving financial goals that support our operational and strategic goals. The target percentages for our executives were established based on the level of responsibility, base salary, as well as experience and seniority of the individual. The stretch bonus is further incentive for the executive officers to maximize operating results and to increase our equity value.

Payments of performance bonuses, including any stretch bonus, are objectively calculated based on the achievement of specific financial targets for each named executive pursuant to the terms of the annual Performance Bonus Plan. The Compensation Committee adopted the National CineMedia, Inc. 2008 Performance Bonus Plan on February 5, 2008 and it was approved by the stockholders on April 29, 2008. The 2008 targets were consistent with prior years with the exception of Mr. Marks. Mr. Marks’ 2008 annual performance bonus was based on a maximum of 100% of his 2008 base salary (based on the achievement of certain sales targets) and a stretch bonus potential of 50% of his performance bonus amount, which is consistent with the other named executives.

We have in the past and we intend in the future to conduct an annual review of the aggregate level of our executive compensation as part of the annual budget review, which includes determining the operating metrics used to measure our performance and to compensate our executive officers. However, the ease or difficulty in achieving the metrics for compensation was not a factor in the board or Compensation Committee’s approval of the budget. The objective financial factors are consistent with the metrics used in previous years and represent the metrics the Compensation Committee feels may best encourage sound decisions regarding operations and investment of capital and are critical in our goal of increasing the value of our equity. We believe we have adequately addressed the risks that an executive might be incentivized to take inappropriate actions to meet the performance metrics through our internal controls over financial reporting.

Our annual bonus traditionally has been paid in a single installment in the first quarter following the completion of a given fiscal year. Payments are subject to review and approval by the Compensation Committee in conjunction with the issuance of our annual audit report. We believe the amounts paid under the 2008 Performance Bonus Plan are appropriate in light of the achievement relative to the targets.

Fiscal 2008 Performance Bonus

	Kurt C. Hall	Clifford E. Marks (1)	Gary W. Ferrera	Thomas C. Galley	Ralph E. Hardy
2008 Performance Bonus
Performance Bonus Potential	100%	100%	75%	75%	50%

Performance Bonus Measures:
Adjusted OIBDA	50%		50%	50%	50%
Free Cash Flow	50%		50%	25%	50%
Adjusted advertising revenue		100%
Technology and Operations operating and capital expenditures budgets				10%
Aggregate CineMeetings and Fathom OIBDA				15%

2008 Stretch Bonus
Stretch Bonus Potential (2)	50%	50%	37.5%	37.5%	25%

(1)	The performance and advertising stretch bonus potential is based on the percentage of advertising sales target achieved as follows:

Percentage of Advertising Sales Target Achieved	% of Base Salary
Performance Bonus
Less than 80%	0%
81% to 90%	35% to 55%
91% to 100%	56% to 100%

(2)	The 2008 Stretch Bonus potential is 50% of the Performance Bonus paid times the percentage that Adjusted OIBDA is in excess of budget (capped at 10%), divided by 10%.

Fiscal 2008 Performance Measures

(in millions)

	Target	Actual	Achievement relative to target
Performance Measure
Adjusted OIBDA (a)	$209.9	$190.8	90.9% of OIBDA target
Free Cash Flow (b)	$192.2	$174.4	90.7% of Free Cash Flow target
Adjusted advertising revenue (c)	$315.7	$286.0	90.6% of Advertising revenue target
Technology and Operations operating expenditures	$24.5	$22.9	Under spent target by 6.5%
Technology and Operations capital expenditures	$16.8	$15.9	Under spent target by 5.4%
Aggregate CineMeetings and Fathom OIBDA (d)	$2.1	$4.7	Exceeded OIBDA target by 123%

(a)	Adjusted OIBDA, a non-GAAP financial measure, is one measure used by management to measure the Company’s operating performance. Adjusted OIBDA represents operating income (loss) before depreciation and amortization expense and other costs. Adjusted OIBDA adds back the make-good liability shifted into 2009, share-based compensation costs and other costs. While Adjusted OIBDA is a measure we use to measure the financial performance for purposes of our Performance and Stretch Bonus awards, you should not consider Adjusted OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Adjusted OIBDA has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate Adjusted OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2008 Target	FY 2008 Actual
Operating income	$197.2	$173.2
Depreciation and amortization	10.1	12.4
Severance plan costs	0.6	0.5
Make-good liability	—	1.3
Share-based compensation costs	3.3	3.4
Other costs	—	—
Adjustment for acquisitions/dispositions	(1.3)	—

Adjusted OIBDA	$209.9	$190.8

(b)	Free Cash Flow is a non-GAAP financial measure used by management to measure operating performance and cash available after capital expenditures. Free Cash Flow represents Adjusted OIBDA (as calculated above) less capital expenditures. We believe that the use of Free Cash Flow is an appropriate measure for purposes of the Performance Bonus plan as it measures the amount of cash available for debt service, distributions to our founding members and dividends to our stockholders. However, you should not consider Free Cash Flow in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). Free Cash Flow has material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. Because other companies may calculate free cash flow differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2008 Target	FY 2008 Actual
Adjusted OIBDA (see calculation above)	$209.9	$190.8
Less: Capital Expenditures	(16.2)	(16.4)
Adjustment for acquisitions/dispositions	(1.5)	—

Free Cash Flow	$192.2	$174.4

(c)	Adjusted advertising revenue for purposes of this calculation is a non-GAAP financial measure used by management to measure the performance of its advertising sales personnel, including Mr. Marks. Adjusted advertising revenue represents reported advertising sales revenue less founding member circuit beverage revenue and other founding member payments included in revenue plus make-good revenue deferred to 2009. You should not consider this measure in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as advertising revenue (dollars in millions).

	FY 2008 Target	FY 2008 Actual
Advertising revenue	$363.4	$330.3
Less: Founding member circuit beverage revenue and other revenue	(47.9)	(45.6)
Plus: Make-good liability	—	1.3
Adjustment for acquisitions/dispositions	0.2	—

Adjusted advertising revenue	$315.7	$286.0

(d)

Aggregate CineMeetings and Fathom OIBDA is a non-GAAP financial measure used by management to measure operating performance of those divisions that are managed on a combined basis by Mr. Galley. The Aggregate CineMeetings and Fathom OIBDA calculation represents operating income (loss) before depreciation and amortization expense and excludes the allocation of certain corporate costs and other overhead. We believe that the use of this metric is appropriate for purposes of the Performance Bonus Plan. However, you should not consider Aggregate CineMeetings and Fathom OIBDA in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as operating income (loss). The metric has material limitations as performance measures because it excludes items that are necessary elements of the costs of those operating divisions and are based on a small subset of our operations. Because other companies may calculate OIBDA differently than we do, this measure may not be comparable to similarly-titled measures reported by other companies (dollars in millions).

	FY 2008 Target	FY 2008 Actual
Aggregate CineMeetings and Fathom OIBDA	$2.1	$4.7

Discretionary Bonus. The Compensation Committee, at its option and upon recommendations from the CEO, may award discretionary bonuses, or other types of compensation, for performance above and beyond that which is rewarded under the Performance Bonus Plan and which benefits essential elements of our business plan using its judgment based on discretionary factors such as achievement of other more subjective measures of individual performance.

Rewards are determined in the context of with our compensation philosophy to retain, motivate and reward talented executives. Individual high performance during the year is recognized during the annual performance review process, and as such, the bonus amounts can be highly variable from year to year. Refer to footnote (1) to our Fiscal 2008 Summary Compensation Table for further discussion of the discretionary bonus awarded to Mr. Hardy.

Long-Term Incentive. We believe that creating long-term value for our stockholders is achieved, in part, by aligning the interests of our executive officers with those of our stockholders. We adopted an equity incentive plan, the National CineMedia, Inc. 2007 Equity Incentive Plan, which we refer to as the “Equity Incentive Plan.” Additional details can be found under the heading “Equity Incentive Plan Information”.

All grants under the Equity Incentive Plan to our executive officers are proposed annually by the CEO at the start of each fiscal year and approved and priced by the Compensation Committee and board at its first meeting of the fiscal year, although grants could be made at any time at the discretion of our Compensation Committee. On January 8, 2008, the Compensation Committee granted Mr. Ferrera 50,000 options at $19.37 per share and 10,000 shares of restricted stock with a five year vesting schedule (20% per year from date of grant) and similar provisions as previous grants under the plan. The grants were made to bring Mr. Ferrera’s equity compensation in line with the Compensation Committee’s belief about the compensation paid to CFO’s of other publicly traded companies of similar size and market capitalization.

The CEO considers such factors as level of responsibility, base salary, individual performance and general market conditions effecting executive salary levels when making recommendations to the Compensation Committee. Grants could be in the form of stock options, stock appreciation rights, restricted stock, restricted stock units, and other equity-based incentive awards.

Other Compensation. Our executive officers are entitled to participate in all employee benefit plans and programs, including matching contributions to NCM LLC’s defined contribution 401(k) plan, as well as amounts related to the various life and disability insurance plans on the same terms as are provided to all employees.

Potential Payments upon Termination or Change in Control. Upon certain types of terminations of employment, payments may be made to our executive officers in accordance with their respective employment agreements. These events and amounts are further described below under the heading “Severance and Change in Control Payments”.

Employment Agreements

On February 13, 2007, NCM, Inc. and NCM LLC entered into employment agreements with each of our named executive officers as described further below. The agreements were amended effective as of January 1, 2009 in order to comply with the requirements of Section 409A and Section 162(m) of the Internal Revenue Code of 1986. See “Severance and Change in Control Payments” below for additional provisions in the agreements.

Kurt C. Hall

Mr. Hall’s employment agreement provides that he will serve as President, Chief Executive Officer and Chairman of the Board of NCM, Inc., for a term running through May 24, 2009. On each May 24, beginning in 2007, one year will be added to the term of the agreement. The agreement provides that Mr. Hall be paid a base salary at the rate of $700,000 per year, subject to annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed to be relevant by the Compensation Committee. The Compensation Committee increased Mr. Hall’s base salary to $721,000 effective January 2, 2008. In addition to base salary, Mr. Hall is eligible to receive an annual cash bonus pursuant to the Company’s Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Mr. Hall will also be reimbursed for reasonable out-of-pocket business expenses. Under the agreement, during his employment and for 12 months thereafter, Mr. Hall, subject to certain limitations, has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries or solicit anyone who was employed by these entities. Under the agreement, Mr. Hall has also agreed not to divulge or disclose confidential information of NCM, Inc. or its affiliates or subsidiaries except while employed by NCM, Inc., in the business of and for the benefit of NCM, Inc., or as required by law.

Clifford E. Marks

Mr. Marks’ employment agreement provides that he will serve as the President of Sales and Marketing for a term running through September 30, 2008. On the last day of the term, 24 months will be added to the termination date of the agreement. Under the agreement, Mr. Marks is paid a base salary at the rate of $675,000 per year with increases of not less than 1% annually, however the Company and Mr. Marks have agreed that his base salary will not be increased for fiscal 2009. The Compensation Committee increased Mr. Marks’ base salary to $695,250 effective January 2, 2008. The Compensation Committee will review Mr. Marks’ salary at least annually and may increase (but not reduce) the base salary in its sole discretion. In addition to base salary, Mr. Marks is eligible to receive an annual cash bonus pursuant to the Company’s Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. The Compensation Committee will review Mr. Marks’ bonus structure and may adjust the bonus structure in its sole discretion based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Marks has agreed not to compete with NCM, Inc., its affiliates or subsidiaries, or solicit anyone who is an employee, officer or agent of these entities. Under the agreement, Mr. Marks has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Gary W. Ferrera

Mr. Ferrera’s employment agreement provides that he will serve as Executive Vice President and Chief Financial Officer of NCM, Inc., for a term running through April 1, 2007. On each April 1, beginning in 2007, one year will be added to the termination date. The agreement provides that Mr. Ferrera be paid a base salary of $325,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Ferrera’s base salary to $350,000 effective January 2, 2008. In addition to base salary, Mr. Ferrera is eligible to receive an annual bonus pursuant to the Company’s Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Ferrera has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Ferrera has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Thomas C. Galley

Mr. Galley’s employment agreement provides that he will serve as the Executive Vice President and Chief Technology and Operations Officer of NCM, Inc., for a term running through May 24, 2008. On the last day of the term, 18 months will be added to the termination date. The agreement provides that Mr. Galley be paid a base salary at the rate of $415,000 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Galley’s base salary to $427,450 effective January 2, 2008. In addition to base salary, Mr. Galley is eligible to receive an annual cash bonus pursuant to the Company’s Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for 12 months thereafter, Mr. Galley has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under this agreement, Mr. Galley has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Ralph E. Hardy

Mr. Hardy’s employment agreement provides that he will serve as the Executive Vice President and General Counsel of NCM, Inc. The term of employment terminates on each December 31, but will be considered automatically renewed unless notice of termination is given by either party. The agreement provides that Mr. Hardy be paid a base salary at the rate of $221,728 per year, subject to further annual increases at the discretion of the Compensation Committee based on previous year performance, market conditions and other factors deemed relevant by the Compensation Committee. The Compensation Committee increased Mr. Hardy’s base salary to $228,380 effective January 2, 2008. In addition to base salary, Mr. Hardy is eligible to receive an annual cash bonus pursuant to the Company’s Performance Bonus Plan based upon attainment of performance goals determined by the Compensation Committee. Under the agreement, during his employment and for so long as he is entitled to receive any benefits or payment under the agreement (but in no event less than 12 months), Mr. Hardy has agreed not to compete with NCM, Inc. or any of its affiliates or subsidiaries, or solicit any of the employees, officers or agents of these entities. Under the agreement, Mr. Hardy has also agreed not to divulge or disclose customer lists or trade secrets of NCM, Inc. or its affiliates or subsidiaries except in the course of carrying out his duties under the agreement or as required by law.

Compensation Decisions for 2009

Base Salary. As described further above, base salaries are reviewed annually by the Compensation Committee and the board and generally are adjusted only for a relatively small percentage cost of living increase. The Compensation Committee reviewed executive compensation in January 2009 and decided that given the marketplace conditions the 2009 executive officer base salary increases would be deferred and included in the 2009 Performance Bonus Plan discussed below and in Proposal 2.

Annual Performance Bonus. The Compensation Committee adopted the National CineMedia, Inc. 2009 Performance Bonus Plan on January 23, 2009, and the board directed that the Performance Bonus Plan be submitted to a vote of stockholders at our Annual Meeting.

The 2009 Performance Bonus Plan differs from previous plans in that the portion that was tied to the free cash flow metric has been removed as a similar measure is being used as the metric for determining the vesting of the awards included in the Long-Term Incentive discussion below. In addition, the potential performance bonus floor for our President of Sales and Marketing was raised from 35% for 2008 to 50% for 2009 to reflect a higher level of uncertainty in the marketplace. Finally, a 2009 raise deferral bonus was added to the 2009 Performance Bonus Plan such that all executive officers will be eligible to receive an additional bonus equal to 2% of their 2009 base salary provided that our Adjusted OIBDA budget is exceeded. The amount of the raise deferral bonus is consistent with the average raises provided to the majority of employees. The process for setting the financial targets for 2009 is consistent with previous years as part of the annual budget review. See discussion of the 2009 Performance Bonus Plan included with Proposal 2.

Long-Term Incentive. On January 15, 2009, the Compensation Committee, with the approval of our board of directors, granted restricted stock awards and stock options, which are described in further detail in Proposal 3 and Proposal 4.

The restricted stock awards are scheduled to vest at the end of three years, subject to continuous service and the Compensation Committee’s certification that the three-year cumulative financial measure set as part of our strategic plan has been satisfied. The financial measure for these restricted stock awards is cumulative “Free Cash Flow.” The restricted stock awards will accrue dividends if they are declared by our board and will be paid upon vesting. Our decision to base vesting of the shares on restricted stock on a three-year cumulative performance was the result of the recommendation of Towers Perrin.

The stock options are scheduled to vest 33.33% each year over the next three years, subject to continuous service. The restricted stock awards and options are subject to stockholder approval of Proposal 3 and, in the case of the restricted stock awards, Proposal 4. Further, if such proposals are not approved, it is likely that the Compensation Committee will provide equivalent economic value to our executive officers and certain other key employees of NCM LLC through a different compensation arrangement.

Fiscal 2008 Summary Compensation Table

The following table shows the amount of compensation we paid to our named executive officers during the years indicated. For additional information regarding the material terms of each named executive officers’ employment agreement, see “Employment Agreements” in the Compensation Discussion and Analysis (“CD&A”) and “Severance and Change in Control Payments” below.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Kurt C. Hall	2008	$721,000	—	$324,124	$612,879	$389,340	$50,533	$2,097,876
President, Chief Executive Officer and Chairman	2007	$700,000	$38,188	$290,985	$671,161	$1,026,958	$32,285	$2,759,577
	2006	$625,000	—	—	$629,117	$607,500	$8,292	$1,869,909

Clifford E. Marks	2008	$695,250	—	$114,815	$209,206	$401,159	$39,972	$1,460,402
President of Sales and Marketing	2007	$675,000	$76,375	$152,979	$352,591	$698,625	$23,649	$1,979,219
	2006	$579,395	—	—	$326,590	$567,000	$8,204	$1,481,189

Gary W. Ferrera	2008	$350,000	—	$139,748	$232,076	$141,750	$25,685	$889,259
Executive Vice President and Chief Financial Officer	2007	$325,000	$38,188	$91,243	$199,476	$357,601	$170,007	$1,181,515
	2006	$176,635	—	—	$177,910	$190,782	$1,389	$546,716

Thomas C. Galley	2008	$427,450	—	$99,866	$188,835	$210,185	$22,412	$948,748
Executive Vice President and Chief Technology and Operations Officer	2007	$415,000	—	$89,655	$206,787	$420,934	$16,217	$1,148,593
	2006	$373,077	—	—	$193,840	$275,625	$8,149	$850,691

Ralph E. Hardy	2008	$228,380	$38,337	$36,016	$68,091	$61,663	$9,327	$441,814
Executive Vice President and General Counsel	2007	$221,728	—	$32,326	$74,561	$162,647	$10,915	$502,177
	2006	$215,029	—	—	$69,893	$105,482	$8,054	$398,458

(1)	For fiscal year 2008, the CEO recommended and the Compensation Committee approved a discretionary bonus for Mr. Hardy to reflect his 2008 performance and to bring his total cash compensation more in line with general counsels of the peer companies described above in “Role of Compensation Consultant and Chief Executive Officer in Determining Executive Compensation”. For fiscal year 2007, the CEO recommended and the Compensation Committee approved a discretionary bonus for Mr. Marks to reflect the significant over-achievement of actual advertising sales revenue as adjusted compared to the target. In addition, the Compensation Committee approved a discretionary bonus for Mr. Hall and for Mr. Ferrera to reflect the significant over-achievement of financial related targets and non-financial measures including successful completion of the IPO, expansion of our network and other factors.
(2)	The amounts represent the portion of the fair value of the restricted stock recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of restricted stock granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the restricted stock in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended January 1, 2009.

For the named executive officers, restricted stock grants were awarded at the date of our IPO and as such are reflected in their compensation for the 2008 and 2007 periods only. Except with respect to Mr. Marks, the restricted stock began vesting on January 1, 2008 at 20% per year. Mr. Marks’ restricted stock began vesting on January 1, 2009. Restricted stock is further discussed in the “Long-Term Incentive” section of our CD&A.

(3)

The amounts represent the portion of the fair value of the options recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of options granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended January 1, 2009. The Grants of Plan Based Awards table discloses the options granted to the named executive officers. Options are further discussed in the “Long-Term Incentive” section of CD&A.

(4)	The Compensation Committee approved 2008 performance bonuses for the named executive officers on February 27, 2009, and such bonuses were paid on March 3, 2009. In 2007, the payments of non-equity incentive plan compensation included a stretch bonus due to achievement of certain performance measures. In 2008 and 2006, no amounts of stretch bonus were earned. The following table provides details about each component of the “Non-Equity Incentive Plan Compensation” column from the Fiscal 2008 Summary Compensation Table above.

		Performance Bonus			Stretch Bonus
Name	Year	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Target Award as a % of Salary	Actual Award as a % of Target	Total Award Amount	Total Non-Equity Incentive Plan Compensation
Kurt C. Hall	2008	100%	54%	$389,340	50%	0%	—	$389,340
	2007	100%	100%	$700,000	50%	93%	$326,958	$1,026,958
	2006	100%	97%	$607,500	50%	0%	—	$607,500

Clifford E. Marks	2008	100%	58%	$401,159	50%	0%	—	$401,159
	2007	100%	100%	$675,000	5%	70%	$23,625	$698,625
	2006	100%	98%	$567,000	5%	0%	—	$567,000

Gary W. Ferrera	2008	75%	54%	$141,750	38%	0%	—	$141,750
	2007	75%	100%	$243,750	38%	93%	$113,851	$357,601
	2006	75%	144%	$190,782	38%	0%	—	$190,782	(a)

Thomas C. Galley	2008	75%	66%	$210,185	38%	0%	—	$210,185
	2007	75%	92%	$286,350	38%	86%	$134,584	$420,934
	2006	75%	99%	$275,625	38%	0%	—	$275,625

Ralph E. Hardy	2008	50%	54%	$61,663	25%	0%	—	$61,663
	2007	50%	100%	$110,864	25%	93%	$51,783	$162,647
	2006	50%	98%	$105,482	25%	0%	—	$105,482

(a)	In 2006, Mr. Ferrera’s salary was prorated from his date of hire based on an annual salary of $275,000 per his employment agreement. The performance bonus was calculated on 93% of the $275,000 annual salary and resulted in an actual bonus of 144% of the prorated base salary.

(5)	The following table provides details about each component of the “All Other Compensation” column from the Fiscal 2008 Summary Compensation Table above.

Name	Year	401(k) Employer Contribution (a)	Term Life Insurance (b)	Disability Insurance (c)	Restricted Stock Dividends (d)	Relocation Expenses (e)	Miscellaneous (f)	Total All Other Compensation
Kurt C. Hall	2008	$6,200	$1,206	$1,257	$38,901	—	$2,969	$50,533
	2007	$6,200	$1,154	$1,257	$23,529	—	$145	$32,285
	2006	$6,000	$1,035	$1,257	—	—	—	$8,292

Clifford E. Marks	2008	$6,200	$1,160	$1,257	$30,826	—	$529	$39,972
	2007	$6,200	$1,125	$1,257	$14,916	—	$151	$23,649
	2006	$6,000	$947	$1,257	—	—	—	$8,204

Gary W. Ferrera	2008	$5,492	$538	$1,257	$18,398	—	—	$25,685
	2007	$254	$492	$1,257	$7,378	$160,626	—	$170,007
	2006	$508	$156	$725	—	—	—	$1,389

Thomas C. Galley	2008	$6,200	$1,040	$1,257	$11,986	—	$1,929	$22,412
	2007	$6,200	$1,003	$1,257	$7,250	—	$507	$16,217
	2006	$6,000	$892	$1,257	—	—	—	$8,149

Ralph E. Hardy	2008	$2,856	$919	$1,231	$4,321	—	—	$9,327
	2007	$6,200	$885	$1,216	$2,614	—	—	$10,915
	2006	$6,000	$852	$1,202	—	—	—	$8,054

(a)	Represents matching contributions made pursuant to NCM LLC’s defined contribution 401(k) Plan. Eligible employees, including the named executive officers are eligible for a discretionary contribution under the 401(k) Plan on base pay up to IRS limits.
(b)	Represents imputed income for term life insurance coverage.
(c)	Represents imputed income for long-term and short-term disability insurance coverage.
(d)	Under the terms of these restricted stock awards, the named executive officers are entitled to receive dividends at the same time as other stockholders. During 2008, NCM, Inc. paid per share dividends of $0.15 on March 26, 2008, and $0.16 on June 4, 2008, September 4, 2008 and December 4, 2008. During 2007, NCM, Inc. paid per share dividends of $0.15 on September 6, 2007 and December 6, 2007.
(e)	Represents the relocation expenses for which Mr. Ferrera was eligible. Mr. Ferrera joined the Company as our CFO in 2006 and relocated to Colorado. We reimbursed customary moving expenses, including closing costs, legal fees and travel.
(f)	Represents business-related awards, gifts and prizes and taxable fringe benefits.

Fiscal 2008 Grants of Plan Based Awards

The following table shows the awards granted to our named executive officers for our 2008 fiscal year.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock (2)	All Other Option Awards: Number of Securities Underlying Options (2)	Exercise of Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Kurt C. Hall	N/A	—	$721,000	$1,081,500
Clifford E. Marks	N/A	—	$695,250	$1,042,875
Gary W. Ferrera	N/A	—	$262,500	$395,500
	1/8/2008				10,000	50,000	$19.37	$446,862
Thomas C. Galley	N/A	—	$320,588	$483,019
Ralph E. Hardy	N/A	—	$114,190	$171,285

(1)	Amounts represent potential cash bonus amounts if goals and additional targets are achieved for 2008 performance for each named executive officer. The Compensation Committee may, at its complete discretion, reduce the amount of any awards payable under the 2008 Performance Bonus Plan by up to 25%. See “Summary Compensation Table” for amounts paid.
(2)	Represents restricted stock and stock option grants made in 2008. The restricted stock will vest and the forfeiture and transfer restrictions will lapse at the same time as the underlying options vest, 20% per year commencing on January 8, 2009, as applicable, subject to continuous employment. The restricted stock awards provide that the grantee will receive dividends. For additional information regarding outstanding options, see “Outstanding Equity Awards at January 1, 2009”. For additional information regarding equity awards see “Long-Term Incentive” in the CD&A and “Equity Incentive Plan Information” following Proposal 2.
(3)	Calculated in accordance with SFAS 123(R) as described in footnote (2) to the Fiscal 2008 Summary Compensation Table and are based on the closing price of our stock on the date of the grant.

Non-Equity Incentive Plan Awards

We have included a table in footnote (4) to our Fiscal 2008 Summary Compensation Table that provides additional information regarding our non-equity incentive plan awards and actual payouts for fiscal 2008, 2007 and 2006. Additional information about these awards and our actual performance is included in our CD&A, “Annual Performance Bonus.”

Equity Incentive Plan Awards

During fiscal 2008, Mr. Ferrera was the only named executive officer who received an award under our Equity Incentive Plan. See Proposal 3 for a summary of our Equity Incentive Plan. Additional information about Mr. Ferrera’s award is included in our CD&A, “Long-Term Incentive.”

Outstanding Equity Awards at January 1, 2009

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date (a)	Number of Shares of Stock That Have Not Vested	Market Value of Shares of Stock That Have Not Vested (b)
Kurt C. Hall	189,990	284,984	(c)	$16.35	4/4/2021	47,058	$477,168
Clifford E. Marks	52,755	211,020	(d)	$16.35	4/4/2021	39,776	$403,329
	7,465	29,862	(d)	$24.04	9/7/2021	—	—
Gary W. Ferrera	59,624	89,434	(c)	$18.01	5/1/2021	14,755	$149,616
	—	50,000	(e)	$19.37	1/8/2018	10,000	$101,400
Thomas C. Galley	29,269	87,808	(c)	$16.35	4/4/2021	14,499	$147,020
Ralph E. Hardy	21,108	31,661	(c)	$16.35	4/4/2021	5,227	$53,002

(a)	Options expire prior to date if named executive officer terminates employment.
(b)	Amounts are based on the closing stock price, $10.14 per share, on January 1, 2009.
(c)	The options and restricted stock vest 20% per year commencing on January 1, 2008, subject to continuous employment.
(d)	The options and restricted stock vest 20% per year commencing on January 1, 2009, subject to continuous employment.
(e)	The options and restricted stock vest 20% per year commencing on January 8, 2009, subject to continuous employment.

Option Exercises and Stock Vested at January 1, 2009

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (a)	Number of Shares Acquired on Vesting	Value Realized on Vesting (b)
Kurt C. Hall	—	—	31,372	$554,500
Clifford E. Marks	—	—	9,944	$100,382
Gary W. Ferrera	—	—	9,838	$173,887
Thomas C. Galley	29,269	$170,638	9,666	$170,847
Ralph E. Hardy	—	—	3,486	$61,615

(a)	Amounts are based on the closing stock price on the date realized less the grant price.
(b)	Amounts are based on the closing stock price on the date realized.

Pension Benefits

None of our named executive officers participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us.

Non-qualified Deferred Compensation

None of our named executive officers participate in or have account balances in non-qualified defined contribution plans or other deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or deferred compensation benefits if the Compensation Committee determines that doing so is in our best interests.

Other Employee Benefits

Our employees, including our named executive officers, participate in various employee benefits. These benefits include the following: medical and dental insurance; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; employee assistance programs (confidential counseling); a 401(k) plan; and paid time off.

We offer a 401(k) plan to eligible employees as part of a 401(k) plan administered by NCM LLC. Under the plan, employee participants, including our named executive officers, may contribute up to 20% of their compensation, subject to Internal Revenue Code limitations. Employee contributions may be made after six months of service, and are invested in various investment funds based upon elections made by the employee. We may make discretionary matching contributions to the plan.

Severance and Change in Control Payments

The following summaries set forth potential payments payable to our named executive officers upon termination of their employment or a change in control of NCM, Inc. under their employment agreements, as amended, and under the Equity Incentive Plan. The following discussion is based on the assumption that the actual bonus amount would be the target amount reported as a non-equity incentive plan award in the “Grants of Plan Based Awards” table. Actual payments may be more or less than the amounts described below. In addition, the Company may enter into new arrangements or modify these arrangements, from time to time. Each employment agreement provides definitions for the termination reasons.

Assuming the executive’s employment was terminated under each of these circumstances on January 1, 2009, such payments and benefits have an estimated value of:

	Cash Severance (1)	Bonus (1)	Medical Insurance (2)	Term Life Insurance (2)	Disability Insurance (2)	401(k) Employer Contrib. (2)	Value of Accelerated Equity Awards (3)
Kurt C. Hall (a)
Without Cause	$1,442,000	$721,000	$23,196	$3,112	$8,554	—	—
For Good Reason	$2,163,000	$721,000	$23,196	$3,112	$8,554	—	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	$3,244,500	$721,000	$28,995	$3,890	$10,693	—	$477,168
Death	—	$721,000	$11,598	—	—	—	—
Disability	—	$721,000	$11,598	$1,556	$4,277	—	—

Clifford E. Marks (b)
Without Cause or For Good Reason or Expiration of Agreement	$695,250	$401,159	$11,598	$1,500	$4,124	$6,200	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$403,329
Death	—	—	$11,598	—	—	—	—
Disability *	$347,625	—	$11,598	$1,500	$4,124	—	—

Gary W. Ferrera (c)
Without Cause or For Good Reason or Expiration of Agreement	$350,000	—	$11,598	$754	$2,073	$5,492	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$251,016
Death	—	—	$11,598	—	—	—	—
Disability *	$175,000	—	$11,598	$754	$2,073	—	—

Thomas C. Galley (d)
Without Cause or For Good Reason or Expiration of Agreement	$641,175	—	$12,069	$1,383	$3,803	$9,300	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$147,020
Death	—	—	$8,046	—	—	—	—
Disability *	$213,725	—	$8,046	$922	$2,535	—	—

Ralph E. Hardy (c)
Without Cause or For Good Reason or Expiration of Agreement	$228,380	—	$11,598	$493	$1,355	$2,856	—
Without Cause or For Good Reason 3 months prior or one year following a Change of Control	—	—	—	—	—	—	$53,002
Death	—	—	$11,598	—	—	—	—
Disability *	$114,190	—	$11,598	$493	$1,355	—	—

*	net of amounts offset by disability insurance payments
(1)

If the named executive is terminated from NCM, Inc. for reasons other than disability, death or cause, or resigns for good cause, as defined in the agreement, or his agreement is not renewed on substantially equal terms, he will be entitled to severance for a specified period and any annual bonuses awarded but not yet paid. If the named executive officer’s employment terminates due to his death, his beneficiaries will receive his base salary paid through the end of the month of his death. Except for Mr. Hall, if the named executive officer terminates employment on account of his disability, in exchange for a release of claims against the Company, he will be entitled to his base salary for a period of six months following termination, offset by any disability benefits provided under a company sponsored benefit arrangement.

(a)	If Mr. Hall is terminated from NCM, Inc., for reasons other than permanent disability, death or cause, he will be entitled to severance equal to two times his base salary. If Mr. Hall resigns from NCM, Inc. with good reason, as defined in the agreement, he will be entitled to severance equal to three times his base salary. If, within three months before or one year after a change of control, as defined in the agreement, Mr. Hall resigns for good reason or is terminated for reasons other than permanent disability, death or cause, he would be entitled to severance equal to four and one half times his base salary. If Mr. Hall terminates employment for any reason, other than cause, he or his beneficiaries will receive his actual bonus for the year prorated by the number of days until his termination to be paid at the same time bonuses are paid to other executives.
(b)	Mr. Marks will be entitled to severance equal to the greater of (1) his base salary paid over the remaining existing term of the 24 month contract and a bonus equal to the last bonus paid per month applied against the remaining contract period or (2) one year of base salary plus 100% of the bonus amount paid for the last full year of employment.
(c)	Mr. Ferrera and Mr. Hardy’s severance represent base salary paid over 12 months.
(d)	Mr. Galley’s severance is equal to one and a half times his annual base salary paid over 18 months.
(2)	Except for Mr. Hall, if the named executive officer is terminated from NCM, Inc. for reasons other than disability, death or cause, or resigns for good reason, as defined in the agreement, the named executive officer is entitled to receive an amount equal to NCM, Inc.’s premium costs or other contributions made by the Company on behalf of each named executive officer with respect to all employee benefit plans or programs that such named executive officer was participating in on the date of his termination of employment, for a specified period. If Mr. Hall is terminated from NCM, Inc. for reasons other than disability, death or cause, or resigns for good reason, as defined in the agreement, he will be entitled to payments equal to the amount of company contributions and payments under any medical, health and life insurance plans per month for the preceding calendar year, for a specified period. If the named executive officer terminates employment on account of his death or disability, he or his beneficiaries will be entitled to one year of continued coverage under the NCM, Inc. medical and health insurance plan pursuant to COBRA and life insurance coverage.
(a)	Amounts for Mr. Hall represent a 24-month period, except if within three months before or one year after a change of control, as defined in the agreement, then he is entitled to 30-months of continued benefits.
(b)	Amounts for Mr. Marks represent estimates until the date he receives equivalent coverage but not longer than the period for which his base salary is paid after termination.
(c)	Amounts for Mr. Ferrera and Mr. Hardy represent a 12-month period.
(d)	Amounts for Mr. Galley represent an 18-month period.
(3)	Under the Equity Incentive Plan, if within three months prior to or one year after the consummation of a change of control, as defined in the plan, the named executive officer’s employment is terminated by NCM, Inc., its affiliate or a successor in interest without cause or by the named executive officer for good reason, both as defined in the plan, then all outstanding options and stock appreciation rights shall become immediately exercisable and all other awards shall become vested and any restrictions will lapse. Amounts are based on the closing stock price, $10.14 per share, on January 1, 2009.

DIRECTOR COMPENSATION

Non-Employee Directors

For our 2008 fiscal year, our directors who were not our employees or employees of our founding members received an annual cash retainer of $20,800, plus $1,560 for each meeting of the board of directors they attended. In addition, non-employee directors received a restricted stock grant of 1,000 shares on February 13, 2008 at $23.75 per share, which had a one-year vesting schedule. Annual retainers were paid to the chairperson of each committee of the board of directors as follows: $10,400 for the Audit Committee chairperson and $5,200 for each of the Compensation Committee chairperson and the Nomination and Governance Committee chairperson. Audit Committee members also receive $1,560 for each Audit Committee meeting they attend, and Compensation Committee and Nominating and Governance Committee members receive $1,040 for each meeting of those committees they attend. We reimburse all of our directors for reasonable travel, lodging and other expenses related to their service on our board of directors.

In January 2009, based on the advice of Towers Perrin, the Nominating and Governance Committee considered compensation for 2009 for non-employee directors and recommended an increase in the annual cash retainer to $40,000 and the grant of 6,508 restricted stock units to each director, which were approved by the board. The restricted stock units will be settled in shares of the Company’s common stock. The restricted stock units are scheduled to vest on February 15, 2010, subject to continuous service. The restricted stock unit awards include the right to receive dividend equivalents, subject to vesting.

Employee Directors

Our employees and employees of our founding members who also serve as directors receive compensation for their services as employees from their respective employers, but they do not receive any additional compensation from us for their service as our directors.

FISCAL 2008 DIRECTOR COMPENSATION

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)	Total
Lawrence A. Goodman	$52,520	$23,040	$620	$76,180
David R. Haas	$68,640	$23,040	$620	$92,300
James R. Holland, Jr.	$55,120	$23,040	$620	$78,780
Stephen L. Lanning	$51,480	$23,040	$620	$75,140
Edward H. Meyer	$46,280	$23,040	$620	$69,940
Scott N. Schneider	$53,560	$23,040	$620	$77,220

(1)	The following table provides details about each component of the “Fees Earned or Paid in Cash” column from the Fiscal 2008 Director Compensation Table above.

Name	Annual Retainer	Committee Chair Fees	Meeting Fees	Total Fees Earned or Paid in Cash
Lawrence A. Goodman	$20,800	$5,200	$26,520	$52,520
David R. Haas	$20,800	$10,400	$37,440	$68,640
James R. Holland, Jr.	$20,800	—	$34,320	$55,120
Stephen L. Lanning	$20,800	$5,200	$25,480	$51,480
Edward H. Meyer	$20,800	—	$25,480	$46,280
Scott N. Schneider	$20,800	—	$32,760	$53,560

(2)

The amounts represent the portion of the fair value of the restricted stock recognized as expense for financial statement reporting purposes in accordance with SFAS No. 123(R), “Share Based Payment,” and do not represent cash payments made to the individuals or amounts realized. Under SFAS 123(R), the fair value of restricted stock granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the restricted stock in Note 9 “Share-Based Compensation” to the audited financial statements filed with the SEC on Form 10-K for the year ended January 1, 2009.
(3)	During 2008, NCM, Inc. paid per share dividends of $0.15 on March 26, 2008, and $0.16 on June 4, 2008, September 4, 2008 and December 4, 2008, respectively.

In addition to the cash dividends, the participants are entitled to vote their respective shares, although the sale and transfer of such shares is prohibited and the shares are subject to forfeiture during the restricted period. The shares are also subject to the terms and provisions of the Equity Incentive Plan. The following table provides details about the “Stock Awards” column from the Fiscal 2008 Director Compensation Table above.

	Fiscal 2008 Grants			Outstanding Equity Awards at January 1, 2009
Name	Grant Date	Number of Shares of Stock	Grant Date Fair Value of Stock Awards ($)(a)	Number of Shares of Stock that have not vested	Market Value of Shares of Stock That Have Not Vested (b)
Lawrence A. Goodman	2/13/2008	1,000	$23,750	1,000	$10,140
David R. Haas	2/13/2008	1,000	$23,750	1,000	$10,140
James R. Holland, Jr.	2/13/2008	1,000	$23,750	1,000	$10,140
Stephen L. Lanning	2/13/2008	1,000	$23.750	1,000	$10,140
Edward H. Meyer	2/13/2008	1,000	$23,750	1,000	$10,140
Scott N. Schneider	2/13/2008	1,000	$23,750	1.000	$10,140

(a)	Calculated in accordance with SFAS 123(R) as described in footnote (2) to the Fiscal 2008 Director Compensation Table and are based on our closing share price on the grant date of $23.75 per share on February 13, 2008.
(b)	Amounts are based on the closing stock price, $10.14 per share, on January 1, 2009.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

General

Before the completion of our IPO in February 2007, NCM LLC was wholly owned by our founding members. In connection with the completion of our IPO, NCM, Inc. purchased from NCM LLC a number of newly issued common membership units, at a price per unit equal to the IPO price per share, less underwriting discounts and commissions and related offering expenses. NCM LLC paid a portion of the proceeds it received from the sale of its units to NCM, Inc. to our founding members in exchange for their agreement to modify payment obligations under their exhibitor services agreement (“ESA”). In connection with the completion of the IPO, the underwriters exercised their over-allotment option to purchase additional shares in full, and we acquired an equivalent number of additional units in NCM LLC promptly after issuing the additional shares pursuant to the over-allotment.

As of January 1, 2009, we owned approximately 42.4% of the outstanding common membership units in NCM LLC, and the founding members collectively owned approximately 57.6% of the outstanding common membership units in NCM LLC. We are the sole managing member of NCM LLC.

We entered into several agreements to effect the reorganization and the financing transaction and to define and regulate the relationships among us, NCM LLC and the founding members after the completion of the IPO. Except as described in this section, we do not expect to have any material arrangements with NCM LLC, the founding members or any of our or their respective directors, officers or other affiliates going forward, other than ordinary course business relationships.

Further transactions between NCM, Inc. and our founding members, if any, have been and will continue to be approved by our Audit Committee, which is composed of independent members of our board of directors, or another committee comprised entirely of independent members of our board. Our Audit Committee charter authorizes the Audit Committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

Transactions with Founding Members

Exhibitor Services Agreements

On February 12, 2007, NCM LLC and each of AMC, Cinemark and Regal agreed upon the final terms of the ESAs between NCM LLC and AMC, Cinemark and Regal, respectively. The ESAs, which replace the ESAs previously in effect among NCM LLC, AMC, Cinemark and Regal, were executed by the parties effective February 13, 2007. Certain basic terms of the ESAs are discussed below:

Services Provided. Pursuant to the ESAs, NCM LLC is the exclusive provider within the United States of advertising services in the founding members’ theatres (subject to pre-existing contractual obligations and other limited exceptions for the benefit of the founding members), as well as of meeting events and digital programming events, and the founding members agree to participate in such services. Advertising services include on-screen advertising and the FirstLook pre-show, use of the lobby entertainment network and lobby promotions. Meetings and events involve the hosting of meetings and distribution of digital content through our CineMeetings business and digital programming events through our Fathom business. The content, promotions, events, meetings and activities that are included within the services provided by NCM LLC are generally referred to herein as the services.

Term and Termination. The ESAs entered into at the completion of the IPO have a term of 30 years for advertising. The terms for meetings and digital programming were initially five years with provisions for automatic renewal for an additional five years if certain financial performance conditions are met by our CineMeetings or Fathom businesses, as applicable. If such financial performance conditions are not met, the founding member may elect to extend the term relating to meetings or digital programming, as applicable so long as the CineMeetings and Fathom businesses are profitable (as defined). If the CineMeetings and Fathom businesses are not profitable (as defined) either the founding members or NCM LLC may elect not to extend the term relating to those businesses. Beginning one year prior to the end of the 30-year term of the ESAs, NCM LLC will have a five-year right of first refusal to enter into a services agreement for the services provided under the ESA with the applicable founding member on terms equivalent to those offered by a third-party.

Either party may terminate the agreement upon:

•	a material breach of the ESA by the other party after notice and a cure period;

•	a government, regulatory or judicial injunction, order or decree; or

•

bankruptcy, insolvency or dissolution of the other party, appointment of a receiver or trustee for the other party who is not dismissed within 60 days or cessation of business or inability to pay debts.

Theatres. The founding members are required to make all of their theatres available for the services, including theatres that are newly acquired or built during the term of the ESA, but excluding draft house and art house theatres (attendance at which shall not exceed 4% of the attendance at the founding member’s participating theatres for the preceding year) and screens exhibiting IMAX technology. For newly acquired theatres that are subject to contracts with an alternative cinema advertising provider, if the founding member wishes to receive common membership units in NCM LLC (as provided in the Common Unit Adjustment Agreement described below) at the time the theatres are acquired, the ESA provides that the founding member may make certain run out payments until NCM LLC can utilize the theatres for all of its services. Alternatively, the founding member may wait to receive common membership units for the acquired theatres until the contracts with the alternative providers have expired and NCM LLC may provide its services without limitation.

Lobby Entertainment Network. With exceptions for digitized theatres that already have lobby screens for the lobby entertainment network, the founding members are required to have one lobby entertainment network screen in digitized theatres with ten or fewer auditoriums, two lobby entertainment network screens in digitized theatres with eleven to twenty auditoriums and three lobby entertainment network screens in digitized theatres with more than twenty auditoriums.

Inventory. The pre-feature program for digital on-screen advertising is 20 to 30 minutes long, and the founding members have agreed to use commercially reasonable efforts to open their auditoriums to customers at least 20 minutes prior to the advertised show time. Lobby entertainment network advertising is displayed in a repeating loop. With respect to lobby promotions, there is an inventory of lobby promotions that are pre-approved by the founding members. Additional lobby promotions may be added to the pre-approved inventory upon consent by NCM LLC and the founding member. For digital programming events and meeting events (except Sunday church worship services, which require approval), the ESA also establishes pre-approved periods when such events may be exhibited in applicable theatres, specifically on Monday through Thursday evenings for digital programming events and Monday through Thursday from 6:00 a.m. to 6:00 p.m. for meetings, in both cases except during specified peak holiday periods. Digital programming events may be exhibited and meeting events may be conducted at other times upon consent by NCM LLC and the founding member.

Payments. In consideration for NCM LLC’s access to NCM LLC’s founding members’ theatre attendees for on-screen advertising and use of off-screen locations within the founding members’ theatres for the lobby entertainment network and lobby promotions, the founding members receive a monthly theatre access fee under the ESAs. The theatre access fee is composed of a fixed payment per patron and a fixed payment per digital screen, which will be adjusted for any advertising exhibited by some, but not all, theatres or founding members because of content objections or technical capacity. The payment per theatre patron will increase by 8% every five years with the first such increase taking effect after the end of fiscal 2011 and the payment per digital screen will increase annually by 5%, beginning after the end of fiscal 2007. In 2008, the theatre access fee aggregate payments to the founding members totaled $49.8 million. The theatre access fee paid in the aggregate to all founding members cannot be less than 12% of NCM LLC’s aggregate advertising revenue (as defined in the ESA), or it will be adjusted upward to reach this minimum payment.

In consideration for the exhibition of digital programming events, the founding members retain 15% of the revenue from ticket sales, net of taxes and refunds and 100% of the concession sales. NCM LLC distributes a total of 15% of the net revenue received from any promotional fee for a digital programming event to the founding members that participated in such digital programming event, allocated based upon the number of tickets sold. Revenue from meeting events is shared based on the type of event. On November 5, 2008, NCM LLC and the founding members agreed to an amendment of the ESA that, among other things, provides the founding members with the flexibility to book digital programming directly with major studios and provides NCM LLC a payment of a percentage of the ticket revenue associated with the event. In 2008, NCM LLC received $0.1 million for these digital programming events.

For Meetings with a Movie or Fathom Events and a Movie, the founding member retains the proceeds of movie ticket sales for a full sale of the auditorium (at adult ticket prices) and NCM LLC retains other fees associated with the meeting. For meetings without a movie, NCM LLC pays the founding member 15% of the rental revenue for the meeting. For church worship services, NCM LLC pays the founding member 50% of the rental revenue for the meeting. In 2008, aggregate payments to the founding members for use of their screens and theatres for our meetings and events business totaled $6.0 million.

NCM LLC pays the cost associated with providing its services to the founding members’ theatres, which includes selling and marketing expenses (including base salaries, commissions and benefits of our advertising sales staff and marketing, public relations and research departments), network operations and maintenance costs (including costs to run our network operations center, satellite bandwidth costs and costs for the maintenance of the network software and hardware), advertising and event costs (including production and other costs associated with non-digital advertising, and direct costs of events) and administrative expenses (including salaries, bonuses and benefits for our administrative staff and occupancy costs). The founding members pay the in-theatre operational costs of exhibiting the services within the theatres (such as electricity), except that any incremental costs (such as third-party security at digital programming events) may be reimbursed by NCM LLC.

Beverage Concessionaire Agreements. Under the ESAs, NCM LLC displays up to 90 seconds (depending on the exhibitor) of on-screen advertising for beverage concessionaires at the time established in their agreements with the founding members and the founding members are required to pay to NCM LLC an initial beverage agreement advertising rate based on CPM (cost per thousand) impressions for the beverage advertising. As long as the beverage agreement advertising rate does not exceed the highest rate being charged by NCM LLC for on-screen advertising, the rate increases annually at a rate of (a) 8% per year for each of the first two calendar years following our 2007 fiscal year, (b) 6% per year for the next two fiscal years, and (c) for all following years, at an annual percentage equal to the annual increase in the advertising rate charged by NCM LLC to unaffiliated third parties. In 2008, total revenue from the founding members related to the beverage concessionaire agreements totaled $43.3 million.

Equipment. Founding members’ existing digitized theatres have the requisite equipment to participate in the advertising services. Equipment acquisitions are funded by the founding members. For newly acquired and built theatres, as well as theatres converting from the non-digitized to digitized format, in most cases NCM LLC is responsible for procuring the equipment necessary to deliver its services on behalf of the founding members, however the founding members have the option to procure equipment directly. The founding members will pay for (through a reimbursement to NCM or directly) any equipment within the theatre and NCM LLC will pay for the equipment that is not within or attached (satellite dish) to the theatres and for any testing equipment installed within the theatres to maintain NCM LLC’s software. Under the ESAs, the founding members will be responsible for the cost of installation of equipment purchased, but they may elect to have NCM LLC perform the installation, in which case NCM LLC will be reimbursed for installation services. If satellite service is not available and a landline connection is required for delivery of its services, NCM LLC will pay for the costs of the landline connection with respect to delivery of content from NCM LLC to the founding member’s wide area network, and the founding member will pay the costs with respect to delivery of content from its wide area network to its theatres.

Each party owns the equipment for which it pays or for which it reimburses the other party. NCM LLC may request replacement, upgrade or modification of equipment or software in any theatre, provided such request is made to all founding members, and NCM LLC and the founding member will negotiate the terms and cost-sharing of any upgrade requests. Under the ESAs, if no agreement is reached regarding the upgrade request, NCM LLC may elect to pay for the proposed replacements, upgrades or modifications. The parties, pursuant to the ESAs, agree to use commercially reasonable efforts to replace the current digital content network through the integration with any network for delivery of digital cinema services so that NCM LLC’s services can be delivered over any such digital cinema network. As the founding members are required to provide the in-theatre equipment necessary to deliver the NCM services, this conversion to the digital cinema equipment is not expected to result in a significant investment in capital equipment within theatres by NCM. NCM LLC will perform repair and routine maintenance of equipment, unless the founding member elects to assume this responsibility. If NCM LLC is performing repair and routine maintenance, it will bear the cost of repairs (subject to limited restrictions), but not replacement. The founding member will pay the expense of equipment repair or replacement if the expense would constitute a capital expense for NCM LLC or if the expense is payable by the founding member’s insurance provider upon theft or insured damage.

Content Standards. Section 4.03 of each of the ESAs establishes content standards for the services that NCM LLC provides. Specifically, content may not (a) be subject to a Motion Picture Association of America “X” or “NC-17” rating or the equivalent; (b) promote illegal activity; (c) promote the use of tobacco, sexual aids, birth control, firearms, weapons or similar products; (d) promote alcohol, except prior to “R”-rated films in an auditorium; (e) constitute religious advertising, except the time and location for local church services; (f) constitute political advertising or promote gambling; (g) promote competitive theatres, theatre circuits or other entities that compete with the founding member or NCM LLC; (h) violate any of the founding member’s beverage agreements or identified exclusive contractual relationships; or (i) otherwise negatively reflect on the founding member or adversely affect the founding member’s attendance, as determined in the founding member’s reasonable discretion and specified with respect to the geographical locations affected. If certain founding members decline to exhibit an advertisement on the basis of these content standards, while other founding members agree to exhibit it, the revenue from such advertisement is considered “4.03 Revenue.” 4.03 Revenue will increase the theatre access fee paid to the founding members that displayed such advertisement relative to the founding members that did not display such advertisement in all or some of their theatres.

Founding Member Brand. The ESAs provides that NCM LLC, in coordination with each founding member, creates a brand identity for the founding member, presented in interstitial messaging during the FirstLook pre-feature program, including an introduction and close to the program. NCM LLC also includes in the pre-feature show up to two minutes for promotion of the founding member in segments called branded slots, and NCM LLC includes founding member branding in the policy trailer it produces. The branded slots may include theatre advertising, as described below. The branded slots are provided by NCM LLC to the founding members at no charge and include 45 seconds within 15 minutes of show time, 15 seconds of which is placed within 11 minutes of show time, and the remainder placed at NCM LLC’s discretion. We may move the placement of the branded slots up to one minute further from the advertised movie show time if NCM LLC sells additional advertising units to third parties that will follow the branded slots. After the advertised show time (and after the pre-feature show), the founding members may also exhibit a policy trailer regarding theatre policy and operations. The policy trailer may include promotions of the founding member’s concessions and may display branding of film studios, distributors or production companies. Upon prior written approval of the founding member, NCM LLC may sell advertising for inclusion in the policy trailer. Under the ESAs, NCM LLC provides, at no additional cost to the founding members, creative services to prepare branding material for the founding members, subject to a 1,000 hour annual limit for creative services to each founding member. After this hour limit is reached, the founding member may purchase additional creative services on an hourly basis. There was approximately $0.1 million of additional creative services provided to the founding members during 2008. For 2009, Cinemark will carry over 750 hours from 2008 of creative services to be provided by NCM LLC at no additional cost in addition to the annual 1,000 hours.

Founding Member Strategic Programs. The ESAs allow a founding member to exhibit advertising that is not directly related to theatre operations but is designed to promote the theatres or the movie-going experience to increase attendance or revenue (other than revenue from the sale of advertising) for the founding member (called a founding member strategic program). The founding member, at no cost, may use one minute for every 30 minutes of advertising on the lobby entertainment network and certain lobby promotions for its strategic programs in up to two local or regional promotions per theatre per flight (the approximately four- to five-week period that advertising content runs before being refreshed by NCM LLC) and up to four national promotions per year, provided that only one national promotion is running at any given time. The founding member may purchase an additional minute of lobby entertainment network time, for strategic programs at rate card rates and subject to availability. Any additional strategic advertising on the lobby entertainment network or as part of a lobby promotion must be agreed to by NCM LLC. There was not a significant amount of lobby entertainment network or lobby promotion provided to the founding members during 2008.

Theatre Advertising. The ESAs permit the founding members to use their branded slot time (as described above) within the FirstLook program and the lobby entertainment network and certain lobby promotions to promote various activities associated with operation of the theatres, including concessions, ticketing partners, gift card and loyalty programs, special events presented by the founding member and vendors of non-film related services provided to theatres, so long as such promotions are incidental to the vendor’s service (called theatre advertising). The ESAs also permit the founding members to:

•	purchase additional theatre advertising at an arm’s length basis and subject to availability;

•	include promotion of concessions and display branding of film studios, distributor or production companies in the policy trailer;

•	exhibit theatre advertising and other internal programming, on lobby screens in excess of the lobby entertainment network requirements;

•

promote the grand opening of a theatre with promotions involving local businesses for the period of 14 days before to 14 days after the opening of such theatre, which may include, subject to availability, one on-screen advertisement of 30 seconds in length;

•	place advertising for full-length feature films on special popcorn tubs in circumstances where NCM LLC does not sell such advertising; and

•	allow employee uniform suppliers to advertise on theatre employees’ uniforms.

Non-Competition. The founding members agree not to compete with NCM LLC in the businesses that the ESA authorizes NCM LLC to conduct, unless:

•	the founding member or an affiliate acquires a competing business as an incidental part of an acquisition and disposes of the competing business as soon as practicable;

•	the founding member and any affiliates acquire an aggregate direct or indirect ownership of less than 10% of the voting power of a competitive business; or

•

the founding member enters into an agreement for the acquisition or installation of equipment or the provision of services with a competitor of NCM LLC, if there is no violation of NCM LLC’s exclusive provision of services under the ESA.

Certain Other Provisions. The ESA includes (a) a limited license from NCM LLC to the founding member for use of NCM LLC’s software and marks and (b) a limited license from the founding member to NCM LLC for use of the founding member’s marks. Each party makes standard representations and warranties, such as due formation and authorization to enter into and perform the agreement, and each party agrees to indemnify the other for certain liabilities. If the ESA with one founding member is amended, other founding members have the right to amend their ESAs to match such change pursuant to a most-favored nations provision. Neither party may assign, including by operation of law, its rights or obligations under the ESA, except to certain permitted transferees affiliated with the transferring entity.

Net Payments to Founding Members. In 2008, the net payments to (from) each founding member for theatre access fees, payments for use of their screens and theatres for our meetings and events business and for beverage concessionaire agreements were $10.9 million to Regal, $2.3 million to Cinemark and $(0.6) million from AMC, respectively.

NCM LLC Operating Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon final terms of the NCM LLC third amended and restated limited liability company operating agreement. The restated operating agreement was executed by the parties effective February 13, 2007. Certain basic terms of the restated operating agreement are discussed below.

Appointment as Manager. Under the restated operating agreement, we became a member and the sole manager of NCM LLC. As the sole manager, we control all of the day to day business affairs and decision-making of NCM LLC without the approval of any other member. As such, we, through our officers and directors, are responsible for all operational and administrative decisions of NCM LLC and the day-to-day management of NCM LLC’s business. Furthermore, we cannot be removed as manager of NCM LLC.

Except as necessary to avoid being classified as an investment company or with the founding members’ approval, as long as we are the manager of NCM LLC our business will be limited to owning and dealing with units, managing the business of NCM LLC, fulfilling our obligations under the Securities Exchange Act of 1934, as amended, and activities incidental to the foregoing.

Founding Member Approval Rights. If any director designee to our board of directors designated by NCM LLC’s founding members pursuant to the Director Designation Agreement described below is not appointed to our board, nominated by us or elected by our stockholders, as applicable, then each of the founding members (so long as such founding member continues to own 5% of NCM LLC’s issued and outstanding common membership units) will be entitled to approve the following actions of NCM LLC:

•	approving any budget or any amendment or modification of the budget;

•	incurring any indebtedness or entering into or consummating any other financing transaction that is not provided for in the budget;

•

entering into or consummating any agreements or arrangements involving annual payments by NCM LLC (including the fair market value of any barter) in excess of $5 million (subject to annual adjustment based on the Consumer Price Index), except as otherwise provided in the budget, or any material modification of any such agreements or arrangements;

•

entering into or consummating any agreements or arrangements involving annual receipts (including the fair market value of any barter) in excess of $20 million (subject to annual adjustment based on the Consumer Price Index), or any material modification of any such agreements or arrangements;

•

except as contemplated herein, declaring, setting aside or paying any redemption of, dividends on, or the making of any other distributions in respect of, any of its membership units or other equity interests in NCM LLC, as the case may be, payable in cash, stock, property or otherwise, or any reorganization or recapitalization or split, combination or reclassification or similar transaction of any of its units, limited liability company interests or capital stock, as the case may be;

•

amending any provision of the restated operating agreement to authorize, or to issue, any additional membership units or classes of units or other equity interests and the designations, preferences and relative, participating or other rights, powers or duties thereof;

•

hiring or terminating the employment of the chief executive officer, chief financial officer, chief technology officer or chief sales and marketing officer of NCM LLC, or the entering into, amendment or termination of any employment, severance, change of control or other contract with any employee who has a written employment agreement with NCM LLC;

•	changing the purposes of NCM LLC, or the provision by NCM LLC of any services beyond the scope of the services defined in the ESAs, or services outside of the United States or Canada;

•	entering into any agreement with respect to or the taking of any material steps to facilitate a transaction that constitutes a change of control of NCM LLC or a proposal for such a transaction;

•

leasing (as lessor), licensing (as licensor) or other transfer of assets (including securities) (x) having a fair market value or for consideration exceeding $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, or (y) to which the revenue or the profits attributable exceed $10 million (subject to annual adjustment based on the Consumer Price Index), taken as a whole, in any one transaction or series of related transactions, in each case, determined using the most recent quarterly consolidated financial statement of NCM LLC;

•

entering into any agreement with respect to or consummating any acquisition of any business or assets having a fair market value in excess of $10 million (subject to annual adjustment based on the Consumer Price Index) taken as a whole, in any one transaction or series of related transactions, whether by purchase and sale, merger, consolidation, restructuring, recapitalization or otherwise;

•

settling claims or suits in which NCM LLC is a party for an amount that exceeds the relevant provision in the budget by more than $1 million (subject to annual adjustment based on the Consumer Price Index) or where equitable or injunctive relief is included as part of such settlement;

•

entering into, modifying or terminating any material contract or transaction or series of related transactions (including by way of barter) between (x) NCM LLC or any of its subsidiaries and (y) any member or any affiliate of any member or any person in which any founding member has taken, or is negotiating to take, a material financial interest, in each case, other than relating to the purchase or sale of products or services in the ordinary course of business of NCM LLC;

•

entering into any agreement for NCM LLC to provide to any new member or affiliate of any new member any services similar to those set forth in the ESAs described above, or admitting to NCM LLC any new member;

•

entering into, modifying or terminating any agreement for NCM LLC to provide any services to any person (other than a member or affiliate of a member) that requires capital expenditures or guaranteed payments in excess of $1 million annually (subject to annual adjustment based on the Consumer Price Index);

•

dissolution of NCM LLC; the adoption of a plan of liquidation of NCM LLC; any action by NCM LLC to commence any suit, case, proceeding or other action (i) under any existing or future law of any jurisdiction relating to bankruptcy, insolvency, reorganization or relief of debtors seeking to have an order for relief entered with respect to NCM LLC, or seeking to adjudicate NCM LLC as bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to NCM LLC, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for NCM LLC, or for all or any material portion of the assets of NCM LLC, or making a general assignment for the benefit of the creditors of NCM LLC;

•	approving any significant tax matters;

•	valuation determinations to be made under the restated operating agreement;

•	amending or changing certain provisions of the restated operating agreement; and

•	any expenditure by NCM LLC to replace, upgrade or modify any equipment or software owned by any of the founding members or their affiliates.

For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units will be counted toward the threshold, but common membership units issued to us in connection with the redemption of common membership units by a founding member will be excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Compensation. We are not entitled to compensation for our services as manager except as provided in the Management Services Agreement described under “Transactions with NCM LLC-Management Services Agreement” below, or as otherwise approved by a vote of the members holding a majority of the outstanding common membership units plus each founding member. We are entitled to reimbursement by NCM LLC for our reasonable out-of-pocket expenses incurred by us on its behalf.

Distributions. The restated operating agreement provides for mandatory distributions to members of all “Available Cash,” as defined in the restated operating agreement. Available Cash does not include amounts drawn or paid under NCM LLC’s working capital line of credit. The mandatory distributions must occur quarterly. In 2008, available cash distributions totaled $131.0 million. Of that amount, the portion payable to NCM, Inc., Regal, AMC and Cinemark totaled $55.5 million, $32.7 million, $24.3 million and $18.5 million, respectively.

Transfer Restrictions. The restated operating agreement generally permits transfers of membership units of NCM LLC, subject to limited exceptions. Any transferee of membership units must assume, by operation of law or written agreement, all of the obligations of the transferring member with respect to the transferred units, even if the transferee is not admitted as a member of NCM LLC. In the event of a transfer of membership units by a founding member, the transferee shall not have the rights and powers of a founding member (such as the right to designate directors for nomination), unless the transferee is an entity that is affiliated with the founding member or that is controlled by certain owners of the founding member.

Common Unit Redemption Right. The restated operating agreement provides a redemption right of the members to exchange common membership units of NCM LLC for our shares of common stock on a one-for-one basis (as adjusted to account for stock splits, recapitalization or similar events), or at our option, a cash payment equal to the market price of one share of our common stock. If we determine to make a cash payment, the member has the option to rescind its redemption request within a specified time period. In the event of a determination to make a cash payment, we are obligated to sell to a third party a number of shares equal to the number of redeemed units, to ensure that the number of NCM LLC common units we own equals the number of our outstanding shares of common stock. Upon the exercise of the redemption right, the redeeming member will surrender common units to NCM LLC for cancellation. Pursuant to our amended and restated certificate of incorporation, we will then contribute cash or shares of our common stock to NCM LLC in exchange for an amount of newly issued common units equal to the number of units surrendered by the redeeming member. NCM LLC will then distribute the cash or shares of common stock to the redeeming member to complete the redemption.

Issuance of Units upon Exercise of Options or Vesting of Other Equity Compensation. Upon the exercise of options we have issued or the vesting of shares for other types of equity compensation (such as issuance of restricted or non-restricted stock, payment of bonuses in stock or settlement of stock appreciation rights in stock), we will have the right to acquire from NCM LLC a number of common units equal to the number of our shares being issued in connection with the exercise of options or vesting of shares for other types of equity compensation. In consideration for such units, we will contribute to NCM LLC the consideration we received for the exercise of options or vesting of shares for other types of equity compensation. In 2008, we acquired 109,966 units due to vesting of restricted stock and exercise of options and contributed $0.6 million to NCM LLC.

Dissolution. The restated operating agreement provides that the unanimous consent of all members holding common units will be required to voluntarily dissolve NCM LLC. In addition to a voluntary dissolution, NCM LLC will be dissolved upon the entry of a decree of judicial dissolution in accordance with Delaware law or the termination of the legal existence of the last remaining member. Upon a dissolution event, the proceeds of liquidation will be distributed in the following order:

•	first, to pay the expenses of winding up and dissolving NCM LLC and debts and liabilities owed to creditors of NCM LLC, other than members;

•	second, to pay debts and liabilities owed to members; and

•	third, to the members pro rata in accordance with their percentage interests.

Confidentiality. Each member agrees to maintain the confidentiality of NCM LLC’s intellectual property and other confidential information for a period of three years following the earlier of (i) date of dissolution of NCM LLC or (ii) the date such member ceases to be a member. This obligation covers information provided to NCM LLC by the members and their affiliates, and excludes disclosures required by law or judicial process.

Amendment. The restated operating agreement may be amended by a vote of the members holding a majority of the outstanding common membership units plus each founding member. Amendments to specified provisions require the additional consent of us as manager. No amendment that would materially impair the voting power or economic rights of any outstanding common units in relation to any other outstanding class of units may be made without the consent of a majority of the affected units. No amendment that would materially impair the voting power or economic rights of any member in relation to the other members may be made without the consent of the affected member.

Indemnification. The restated operating agreement provides that NCM LLC will indemnify its managers, members and officers against liabilities that arise in connection with the business of NCM LLC and any activities of any managers, members and officers involving actions taken on behalf of NCM LLC, provided that the indemnification will not apply to acts of gross negligence or willful misconduct or a breach of any agreement between the indemnitee and NCM LLC.

Business Opportunities. The restated operating agreement also provides that, except as provided in the ESAs and as otherwise provided in the restated operating agreement, each member and its affiliates may have other business interests and may engage in any other businesses of any kind, including businesses that compete with our business and purpose.

Common Unit Adjustment Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of a common unit adjustment agreement. The common unit adjustment agreement was executed by the parties effective February 13, 2007.

The common unit adjustment agreement provides a mechanism for adjusting membership units held by the founding members, based on increases or decreases in the number of screens operated by each founding member. Increases in the number of screens are included in the unit adjustment if arising from acquisition of a theatre or opening of a newly constructed theatre, except that acquired theatres subject to an agreement with an alternative cinema advertising provider will not be included until certain run out payments are made to NCM LLC by the founding member acquiring the theatre pursuant to its ESA or until such third party cinema advertising agreement expires and the theatre is added to NCM’s network. Decreases in the number of screens are included in the unit adjustment if arising from disposition of a theatre, unless the purchaser or sublessee enters into an agreement with NCM LLC similar to the ESA, the theatre is closed at the end of its lease term or a non-digitized theatre is closed within three years of the end of its lease term.

The adjustment of membership units pursuant to the common unit adjustment agreement is to be conducted annually, except that an earlier adjustment will occur for a founding member if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent adjustment, will cause a change of two percent or more in the total annual attendance of all founding members. The adjustment is generally calculated by multiplying a founding member’s change in annual attendance from any acquisitions and dispositions during the relevant period by NCM LLC’s enterprise value per attendee (as defined in the common unit adjustment agreement), and dividing this product by the sixty-day volume-weighted share price of our common stock. The changes in annual attendance will be calculated based on attendance at the relevant theatres during the prior twelve fiscal months; however, if an acquired theatre has not been operating during the twelve prior fiscal months, the change in annual attendance will be calculated based on 75% of the projected annual attendance for such theatre, with a subsequent adjustment made for any difference between 75% of the projected attendance and the actual attendance during the first twelve months of operation. Additionally, in the calculations for adjustment upon acquisition or disposition, only one-half of the attendance will be counted for theatres that are not digitized. If an acquired theatre that is not digitized is subsequently converted to a digitized theatre, the founding member will then be credited with half of that theatre’s attendance.

On April 9, 2008, NCM LLC issued 939,853 common membership units to AMC, 846,303 common membership units to Cinemark, and 758,793 common membership units to Regal for the 2007 fiscal year common unit agreement adjustment. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units.

Theatre and attendance information is being provided to us by our founding members and we expect the calculation for our 2008 fiscal year common unit adjustment to be completed pursuant to the provisions in the common unit adjustment agreement in the first quarter of 2009.

On April 30, 2008, pursuant to the provisions of the common unit adjustment agreement, NCM LLC issued 2,913,754 common membership units to Regal in connection with the closing of its acquisition of Consolidated Theatres, as the acquisition resulted in an extraordinary attendance increase as defined in the common unit adjustment agreement. Neither NCM, Inc. nor NCM LLC received any cash consideration in exchange for the issuance of the units. The number of units issued assumed that NCM LLC would have immediate access to the Consolidated Theatres for sales of advertising. However, Consolidated Theatres has a pre-existing advertising agreement with another cinema advertising provider. Accordingly, pursuant to terms of the ESA, Regal will pay to NCM LLC each quarter amounts calculated per the common unit adjustment agreement to reflect the net amount of cash that NCM LLC would have generated if NCM LLC was able to sell on-screen advertising in the Consolidated theatres on an exclusive basis. Regal will make the integration payments to NCM LLC through January 2011 at which time the screens will join NCM LLCs network. The integration payments totaled $2.8 million in 2008.

Tax Receivable Agreement

On February 12, 2007, NCM, Inc., NCM LLC, AMC, Cinemark, and Regal agreed upon the final terms of the tax receivable agreement. The tax receivable agreement was executed by the parties effective February 13, 2007.

The tax receivable agreement provides for the effective payment by us to the founding members of 90% of the amount of cash savings, if any, in U.S. federal, state, and local income tax or franchise tax that we actually realized as a result of certain increases in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets resulting from our IPO and related transactions, including increases attributable to payments made under the tax receivable agreement. These tax benefit payments are not conditioned upon one or more of the founding members maintaining a continued ownership interest in either NCM LLC or NCM, Inc. We expect to benefit from the remaining 10% of cash savings, if any, that we may actually realize.

For purposes of the tax receivable agreement, cash savings in income and franchise tax will be computed by comparing our actual income and franchise tax liability to the amount of such taxes that we would have been required to pay had there been no increase in our proportionate share of tax basis in NCM LLC’s tangible and intangible assets and had the tax receivable agreement not been entered into. The tax receivable agreement shall generally apply to our taxable years up to and including the 30th anniversary date of our IPO. The term of the tax receivable agreement will continue until any utilized benefits are no longer subject to potential audit or examination by a taxing authority. The term of the tax receivable agreement may, however, be terminated at an earlier date in the event that we exercise our right to terminate the agreement pursuant to an early termination procedure that requires us to pay the founding members an agreed upon amount equal to the present value of the estimated remaining payments to be made under the agreement.

Although the actual timing and amount of any payments that may be made under the tax receivable agreement will vary depending upon a number of factors (including the timing of any redemptions of common membership units in NCM LLC by our founding members, the extent to which such redemptions are taxable, the trading price of shares of our common stock at the time of any such redemptions, and the amount and timing of our income), we expect the payments that we may effectively make to the founding members could be substantial. If the Internal Revenue Service or other taxing authority were to subsequently challenge any of our cash savings covered by the tax receivable agreement, and if such challenge were ultimately upheld, the terms of the tax receivable agreement require the founding members to repay to us an amount equal to the prior payments effectively made by us in respect of such disallowed cash savings, plus a proportionate share of any applicable interest and penalties. In such an event, and if a founding member is unable to make a timely repayment to us under the terms of the tax receivable agreement, we will have the ability to cause NCM LLC to offset against payments owed to the founding member. The repayment obligation is a several liability of each founding member and not a joint liability among the founding members.

If we receive a formal notice or assessment from a taxing authority with respect to any cash savings covered by the tax receivable agreement, we will place any subsequent tax benefit payments that would otherwise be made to the founding members into an interest-bearing escrow account until there is a final determination. We shall have full responsibility for and sole discretion over, all our tax matters, including the filing and amendment of all tax returns and claims for refunds and the defense of all tax contests, subject to certain participation and approval rights held by the founding members. If one or more of the founding members was insolvent or bankrupt or otherwise unable to make payment under its repayment obligation, then our financial condition could be materially impaired.

On April 29, 2008, NCM entered into a Second Amendment to Tax Receivable Agreement (“Second Amendment to TRA”). The Second Amendment to TRA provides that NCM, Inc. may at any time and at its option, make one or more estimated payments to each of the Founding Members or ESA Parties in respect of any anticipated payments required under the Tax Receivable Agreement. Any estimated payments made under the terms of the Second Amendment to TRA are subject to adjustment pending a final determination of the actual payments required under the Tax Receivable Agreement.

At January 1, 2009, we have recorded long-term taxes payable to our founding members of $135.9 million, of which approximately $17.0 million is expected to be paid in 2009. In 2008, pursuant to the terms of the tax receivable agreement, we made total payments of $5.9 million to Regal, $4.9 million to AMC and $3.7 million to Cinemark with respect to our 2007 taxable year.

Loews Screen Integration Agreement

On February 13, 2007, NCM LLC and AMC executed the amended and restated Loews screen integration agreement. On January 26, 2006, AMC completed the acquisition of Loews Cineplex Entertainment Inc. With the exception of Star Theatres, the U.S.-based Loews screens became part of our national advertising network on an exclusive basis beginning on June 1, 2008, following the expiration of Loews’ pre-existing contract with another cinema advertising provider. The Star Theatres, which are subject to the run-out of certain pre-existing contractual obligations for on-screen advertising, will become a part of our network in the first quarter of 2009.

In accordance with the amended and restated Loews screen integration agreement, AMC paid us an amount that approximated the EBITDA we would have generated if we were able to sell advertising in the Loews theatre chain on an exclusive basis. These AMC Loews payments were made on a quarterly basis in arrears through May 31, 2008, with the exception of Star Theatres, which will be paid through March 2009 in accordance with certain run-out provisions. For accounting purposes the payments are recorded directly to NCM LLC’s members’ equity accounts and will not be reflected in NCM LLC’s statement of operations. During 2008, the AMC Loews payments totaled $4.7 million. Additionally, AMC will pay to NCM LLC amounts received from the other cinema advertising provider during the run-out period from June 1, 2008 through February 28, 2009. NCM LLC estimates that this payment to be received in 2009 will be approximately $0.8 million.

Software License Agreement

On February 12, 2007, NCM LLC, AMC, Cinemark, Regal CineMedia Corporation (“RCM”) and Digital Cinema Implementation Partners, LLC (“DCIP”), a company jointly owned by the founding members, agreed upon the final terms of the Second Amended and Restated Software License Agreement (the “license agreement”). The license agreement was executed by the parties effective February 13, 2007. Certain basic terms of the license agreement are discussed below:

License to NCM LLC. Pursuant to the license agreement, AMC and RCM grant NCM LLC a perpetual, royalty free license to the technology specified in the license agreement, for use in the United States with respect to the services provided under the ESAs. Subject to certain exceptions, the license to NCM LLC is exclusive with respect to the services provided under the ESAs. NCM LLC may sublicense the object code of the licensed technology to exhibitors of the services (as specified in the ESAs), to the extent necessary for those exhibitors to receive the services. RCM and AMC also grant NCM LLC a perpetual, royalty free license to the source code of the licensed technology for use in the United States. NCM LLC must keep the source code of the technology confidential. The founding members and DCIP each grant to NCM LLC, subject to certain limitations, a perpetual, royalty free license to any existing and future developments of such party based on the licensed technology that has application to the services provided under the ESAs.

License by NCM LLC. NCM LLC grants the founding members, subject to certain limitations, a perpetual, worldwide, royalty free license to any NCM LLC developments that existed at the IPO date based on licensed technology, for the founding members’ purposes outside of the services that are defined in the ESAs (but not including digital cinema applications). NCM LLC also grants DCIP founding members, through a new digital cinema joint venture, subject to certain limitations, a perpetual, worldwide, royalty free license to any existing and future NCM LLC developments that may have digital cinema applications.

Ownership. Subject to certain exceptions, NCM LLC retains ownership of any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, each founding member retains ownership of the licensed technology of that founding member and any of its developments based on the licensed technology. Subject to the rights granted to NCM LLC under the license agreement, DCIP retains ownership of its developments based on the licensed technology.

Exhibitor Services Agreement Termination by Founding Members. Under the license agreement, subject to certain exceptions, if an ESA with NCM LLC is terminated, that founding member will continue to have the right to use the licensed technology for the purposes specified in the license agreement, which does not include the right to use any development after the IPO date for the advertising or other services set forth in the ESA provided by NCM LLC.

Non-Competition. Through the term of the license agreement and not withstanding the termination of any founding member’s ESA:

•

NCM LLC has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by DCIP’s business or activities relating to digital cinema without the prior written consent of DCIP, which DCIP may withhold in its absolute discretion, and

•

DCIP has agreed not to, directly or indirectly, as an owner, shareholder, joint venturer, advisor, consultant or otherwise, engage in any activity that competes with or is enhanced by NCM LLC’s business or activities relating to the services defined in the ESAs without the prior written consent of NCM LLC, which NCM LLC may withhold in its absolute discretion.

Director Designation Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the director designation agreement. The director designation agreement was executed by the parties effective February 13, 2007.

Designation Rights. Pursuant to a director designation agreement, so long as a founding member owns at least 5% of NCM LLC’s issued and outstanding common membership units, such founding member has the right to designate a total of two nominees to our ten-member board of directors who are voted upon by our stockholders. If, at any time, any founding member owns less than 5% of NCM LLC’s then issued and outstanding common membership units, then such founding member shall cease to have any rights of designation. The remaining directors will be selected for nomination by our nominating and governance committee. For purposes of calculating the 5% ownership thresholds discussed above, shares of our common stock held by a founding member and received upon redemption of NCM LLC common membership units are counted toward the threshold, but common membership units issued to NCM, Inc. in connection with the redemption of common membership units by a founding member are excluded, so long as such founding member continues to hold the common stock acquired through such redemption or such founding member has disposed of such shares of common stock to another founding member. Shares of our common stock otherwise acquired by the founding members will also be excluded, unless such shares of common stock were transferred by one founding member to another and were originally received by the transferring founding member upon redemption of NCM LLC common membership units. NCM LLC common membership units held by permitted transferees of a founding member will be combined with units held by the founding member for purposes of determining whether the 5% threshold has been met, and the founding member and its permitted transferees may exercise their designation rights jointly. Permitted transferees include affiliates of the founding member and entities that are owned more than 50% by the same entity or entities that ultimately control the founding member.

Independent Directors. The director designation agreement further provides that for so long as any founding member has the right to designate the director designees, at least one of the designees of such founding member must qualify as an “independent director” at the time of designation so that a majority of the members of the board are independent directors. An “independent director” under the director designation agreement is a director who qualifies as an “independent director” under the Nasdaq rules.

Company Obligations. We have agreed to use our best efforts to assure that each director designee is included in the board’s slate of nominees submitted to our stockholders for election of directors and in the proxy statement prepared by management in connection with soliciting proxies for every meeting of our stockholders called with respect to the election of members of the board. We shall not be obligated to cause to be nominated for election to the board or recommend to our stockholders the election of any director designee (i) who fails to submit to us on a timely basis such questionnaires as we may reasonably require of our directors generally and such other information as we may reasonably request in connection with preparation of our filings under securities laws or (ii) if the board of directors or nominating committee determines in good faith, after consultation with outside legal counsel, that such action would result in a breach of the directors’ fiduciary duties or applicable law. In the event such determination is made, the founding members shall be notified and given the opportunity to provide an alternative director designee.

At any time a vacancy occurs because of the death, disability, resignation or removal of a director designee, then the board, or any committee thereof, will not vote, fill such vacancy or take any action subject to supermajority board approval under our amended and restated certificate of incorporation until such time that (i) such founding member has designated a successor director designee and the board has filled the vacancy and appointed such successor director designee, (ii) such founding member fails to designate a successor director designee within 10 business days of such vacancy, or (iii) such founding member has specifically waived its rights to designate a successor director designee under the director designation agreement and has consented to the board, or any committee thereof, taking a vote on such enumerated actions prior to the board filling the vacancy with a successor director designee.

At any time that any founding member shall have any rights of designation under the director designation agreement, we will not take any action to change the size of our board from ten.

Assignment; Amendment. The right of each founding member to designate nominees for election to our board of directors is personal and may not be assigned except upon the prior written consent of the other parties to the director designation agreement. No prior written consent shall be required for an assignment by any founding member to an affiliate who acquires common membership units and becomes a party to the director designation agreement. Such assignee’s rights will cease at such time as it ceases to be an affiliate of a founding member. The director designation agreement may not be amended except with the written consent of each of the parties to the agreement.

Registration Rights Agreement

On February 12, 2007, NCM, Inc., AMC, Cinemark and Regal agreed upon the final terms of the registration rights agreement. The registration rights agreement was executed by the parties effective February 13, 2007.

The registration rights agreement requires us to use our reasonable efforts to file a registration statement on the first business day after the one-year anniversary of the closing of our IPO to register all registrable securities held by the founding members that are not already registered, if necessary, and to file resale registration statements after that time for any additional registrable securities that we issue to any founding member in the future, within 20 days after such issuance. Additionally, we must use reasonable best efforts to maintain effectiveness of these mandatory registration statements until the earlier of the time when the founding members have disposed of all their registrable securities and the time when all registrable securities held by the founding members are eligible for resale under specified securities regulations. We are responsible for the expenses in connection with the registration of securities pursuant to the registration rights agreement.

Joint Defense Agreement

AMC and Regal, among others, entered into a joint defense and common interest agreement, dated August 16, 2004, which was supplemented by a joint defense and common interest agreement, dated July 13, 2005, by and among counsel for AMC, Regal and Cinemark. The joint defense agreement sets forth the terms and conditions under which the parties will cooperate and share information in order to advance their shared interests in owning and operating NCM LLC. In connection with the completion of the IPO, counsel for NCM LLC and the founding members executed an amendment to the joint defense agreement, whereby NCM LLC was added as a party, and the IPO was added to the range of transactions covered by the agreement.

Other Transactions

IdeaCast, Inc.

In 2007, NCM LLC invested a total of $7.0 million of cash in 6% convertible preferred stock and a related option to acquire 51% of the common stock of IdeaCast, Inc., a provider of advertising to fitness centers and health clubs throughout the United States, and certain other out-of-home advertising networks including airlines and theme parks. In 2008, NCM LLC, IdeaCast and IdeaCast’s third-party lender and certain of IdeaCast’s stockholders agreed to a financial restructuring of IdeaCast. Among other things, the restructuring resulted in the reduction of the price at which the preferred stock held by NCM LLC can be converted into common stock of IdeaCast; the lender being granted an option to “put,” or require NCM LLC to purchase, up to $10 million of the funded convertible debt at par, on or after December 31, 2010 through March 31, 2011; NCM LLC being granted an option to “call,” or require the lender to sell to NCM LLC up to $10 million of funded convertible debt at par, at any time before the put is exercised in whole; and an amendment to NCM LLC’s preexisting option to acquire additional IdeaCast common stock. NCM LLC may satisfy its put obligation by paying cash or issuing NCM shares of equal value. IdeaCast is currently in the process of negotiating a restructuring of its debt and certain other agreements; however we cannot be certain when or if a restructuring will be completed. We believe that if a restructuring arrangement is reached that it will likely include a revision or unwinding of the terms of the put and call agreement with the lender and as a result NCM likely will own a continuing interest in the assets of IdeaCast.

In the fourth quarter of 2008, NCM LLC recorded a full impairment to the value of the investment and the carrying value of the call option, and the carrying value was adjusted to zero. In addition, NCM LLC has recorded an estimated liability with regards to the put totaling $4.5 million.

The companies also entered into a shared services agreement which allows for cross-marketing and certain services to be provided between the companies at rates which will be determined on an arms length basis. The services provided by IdeaCast for 2008 were not significant.

Agreements with The Anschutz Corporation

Aircraft. NCM LLC has an informal agreement with The Anschutz Corporation to use, on occasion, private aircraft owned by The Anschutz Corporation. The private aircraft are used to travel to cities where regularly scheduled flights require significant time or expense. The aircraft are leased at rates that we believe are at or below per hour market rates.

The Anschutz Corporation is a wholly-owned subsidiary of the Anschutz Company. The Anschutz Company is the controlling stockholder of Regal Entertainment Group. For the year ended January 1, 2009, the aggregate amount paid to The Anschutz Corporation for use of the aircraft was approximately $61,000.

Office space. We lease an office in San Francisco for one of our sales personnel from an affiliate of The Anschutz Corporation. For the year ended January 1, 2009, we paid $3,000 under the lease.

Advertising. We provided advertising services to Fox Walden and Walden Media, who are affiliates of The Anschutz Corporation. For the year ended January 1, 2009, we received approximately $302,000 for these services.

Agreement with AEG Live

NCM LLC has an informal relationship with AEG Live, an affiliate of The Anschutz Corporation, for AEG Live to provide music content for exhibition in theatres through NCM’s Fathom business. AEG Live is one of the largest concert promoters in the world, based on number of tickets sold worldwide. For the year ended January 1, 2009, we provided services of approximately $18,000 to AEG Live and its affiliates, including AEG Live/Concerts West and AEG TV.

Agreement with Hughes Network

On July 3, 2002, RCM entered into an equipment and services agreement with Hughes Network Systems, Inc. Pursuant to the equipment and services agreement, Hughes agreed to provide certain satellite communication services, equipment and software, for a term of 36 months. On July 2, 2005, NCM LLC and Hughes Network Systems, LLC (formerly Hughes Network Systems, Inc.) entered into an amendment to the equipment and services agreement, pursuant to which, among other things, the term of the agreement was extended for an additional 24 months. NCM LLC and Hughes Network Systems, LLC continue to operate under an informal relationship. For the year ended January 1, 2009, the aggregate amount paid to Hughes was approximately $1.6 million.

Hughes Network Systems, LLC is a wholly-owned subsidiary of Hughes Communications Inc. According to the security ownership of beneficial owners, directors and officers of Hughes Communications Inc. and AMC, as of April 18, 2008, Apollo Investment Fund IV, LP owned 64.68% of Hughes Communications Inc and as of June 18, 2008, Apollo Investment Fund V, LP and Related Funds owned 38.86% of American Multi-Cinema, Inc. Apollo Investment Fund, IV, LP and Apollo Investment Fund V, LP are under common control through the ownership of their respective general partners and managers.

Agreements with Founding Members—Subleases

On December 5, 2005, NCM LLC entered into a sublease agreement with RCM pursuant to which NCM LLC subleases its regional office in Chicago, Illinois. Both the sublease and the lease expire on July 31, 2009. Pursuant to the sublease, NCM LLC pays rent in an amount equal to that which would have been paid by RCM under the terms of its lease. The amount paid to the landlord for the year ended January 1, 2009 was, in aggregate, approximately $51,000.

Agreements with Founding Members—Sponsorship

In April 2008, NCM agreed to a sponsorship of a Cinemark general managers meeting at which NCM’s chief executive officer was a presenter and NCM was provided a booth on the trade show floor. NCM paid Cinemark $17,500 for the sponsorship.

Agreements with Founding Members—Services

In 2008, NCM agreed to provide to Cinemark data line fail-over services through our network. NCM received payment of approximately $34,000 from Cinemark for these services. In 2008, NCM paid Regal approximately $23,000 for costs associated with lobby promotions sold by NCM on unused concession containers.

Transactions with NCM LLC

Management Services Agreement

On February 13, 2007, NCM, Inc. and NCM LLC executed the management services agreement pursuant to which we have agreed to provide certain specific management services to NCM LLC, including those services typically provided by the individuals serving in the positions of president and chief executive officer, president of sales and marketing, executive vice president and chief financial officer, executive vice president and chief technology and operations officer and executive vice president and general counsel. In exchange for the services, NCM LLC reimburses us for compensation and other expenses of our officers and employees and for certain out-of-pocket costs. NCM LLC provides administrative and support services to us, such as office facilities, equipment, supplies, payroll and accounting and financial reporting. The management services agreement also provides that our employees may participate in NCM LLC’s benefit plans, and that NCM LLC employees may participate in the National CineMedia, Inc. 2007 Equity Incentive Plan. NCM LLC indemnifies us for any losses arising from our performance under the management services agreement, except that we indemnify NCM LLC for any losses caused by our willful misconduct or gross negligence. Pursuant to this agreement, NCM LLC paid us approximately $9.7 million during the year ended January 1, 2009.

Review, Approval or Ratification of Transactions with Related Persons

Since the completion of our IPO in February 2007, our written Statement Of Policy With Respect To Related Party Transactions has required that transactions between us and a Related Person (as defined in the policy) where the aggregate amount involved will or may be expected to exceed $500,000 be approved by our Audit Committee, which is comprised of independent members of our board of directors, in accordance with the guidance in the policy and if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party. Our Audit Committee charter authorizes the audit committee to hire financial advisors and other professionals to assist the committee in evaluating and approving any transaction between us and any related party, including our founding members.

The following transactions are exempt from this policy:

(1)	transactions where the Related Person’s interest arises solely from ownership of our common stock and all holders of our common stock receive proportional benefits;

(2)	any compensation paid to a director if the compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Nominating and Governance Committee; and

(3)	any employment by us of an executive officer if the related compensation is required to be reported in our proxy statement under Item 402 of Regulation S-K and the compensation has been approved by the Compensation Committee.

The policy provides for pre-approval of a particular category of related party transactions, provided that:

(a)	a proposed pre-approved transaction or series of related transactions would be in the ordinary course of business of NCM, Inc. or NCM LLC, as applicable, and would not require (i) payments to one or more related parties during any fiscal year in excess of $500,000, or (ii) receipt of payments during any fiscal year from one or more related parties in excess of $500,000, or (iii) the receipt or transfer of any tangible or intangible property, other than cash, having a fair market value in excess of $500,000; and

(b)	the terms and conditions of any such transaction or series of related transactions are fair and reasonable to NCM, Inc. or NCM, LLC, as applicable, as determined by NCM, Inc.’s Chief Executive Officer and Chief Financial Officer, in the exercise of their reasonable discretion.

In such cases, the Chief Executive Officer and Chief Financial Officer may authorize, on behalf of the Audit Committee, the entering into of such transaction or series of transactions by NCM, Inc. or NCM, LLC, as applicable. However, a listing of such approved transactions must be provided to the Audit Committee on a periodic basis.

CORPORATE CODE OF CONDUCT

We have adopted a Corporate Code of Conduct that applies to our directors, executive officers and all of our employees. We will provide any person, without charge and upon request, with a copy of our Corporate Code of Conduct. Requests should be directed to us at 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary. The Corporate Code of Conduct is also available on our website at NCM.com at the Investor Relation link. The information on our website is not incorporated into this proxy statement.

We will disclose any amendments to or waivers of the Corporate Code of Conduct on our website at NCM.com. We have established a confidential hotline and website to answer employees’ questions related to the Corporate Code of Conduct and to report any concerns regarding accounting, internal accounting controls or auditing matters. Our Audit Committee also has established procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of our common stock, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. As a matter of practice, we assist many of our directors and all of our executive officers by preparing initial ownership reports and reporting ownership changes, and typically file these reports on their behalf. To our knowledge, based solely on our review of the copies of such forms received by us, we believe that all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with for the fiscal year ended January 1, 2009, with the exception of the failure to timely file a Form 4 for Gary W. Ferrera, Thomas C. Galley, Kurt C. Hall, and Ralph E. Hardy related to shares surrendered to the Company in connection with the vesting of restricted stock on January 1, 2008 and a Form 4 for Kurt C. Hall related to the purchases of 1,600 shares on November  21, 2008.

HOUSEHOLDING

As permitted by applicable law, we intend to deliver only one copy of certain of our documents, including Notice of Internet Availability of Proxy Materials, proxy statements, annual reports and information statements to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies thereof. Any such request should be directed to National CineMedia, Inc., 9110 E. Nichols Ave., Suite 200, Centennial, Colorado 80112-3405, Attention: Secretary, or by telephone at (303) 792-3600 or (800) 828-2828. Upon request, we will promptly deliver a separate copy. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker.

PROPOSALS OF STOCKHOLDERS

Stockholders wishing to include proposals in the proxy material in relation to the annual meeting in 2010 must submit the proposals in writing so as to be received by the Secretary at our executive offices, no later than the close of business on November 19, 2009. Such proposals must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals and the provisions of our Certificate of Incorporation. If we are not notified of intent to present a proposal at our 2010 annual meeting by January 28, 2010, we will have the right to exercise discretionary voting authority with respect to such proposal, if presented at the meeting, without including information regarding such proposal in our proxy materials.

OTHER BUSINESS

We do not anticipate that any other matters will be brought before the Annual Meeting. However, if any additional matters shall properly come before the meeting, it is intended that the persons authorized under proxies may, in the absence of instructions to the contrary, vote or act thereon in accordance with their best judgment.

BY THE BOARD OF DIRECTORS

Ralph E. Hardy
Executive Vice President, General Counsel and Secretary

Centennial, Colorado

March 19, 2009

APPENDIX A

National CineMedia, Inc. (“NCM”)

2009 Performance Bonus Plan (the “Plan”)

Objective:

The purpose of the 2009 NCM Performance Bonus Plan is to create a financial incentive for executives of NCM to meet or exceed certain key internal financial performance metric targets (Budgets) of NCM, including annual adjusted OIBDA (Operating Income before Depreciation and Amortization, as adjusted for the add back of our share-based compensation costs and for actual results, the add back of any make-good liability balance at fiscal year-end) and advertising sales budgets (as adjusted for the exclusion of certain advertising revenues generated through provision in the ESAs relating to beverage concessionaire agreement and the exclusion of additional advertising revenues generated through agreements with the founding members and revenues generated through barter arrangements, and for actual results, the add back of any make-good liability balance at fiscal year-end).

Program Structure:

Eligibility

All NCM employees will be eligible to participate in the Plan (“Eligible Employee”). For purposes of clarity, no employee will be eligible for a Performance Bonus if they are not employed by NCM on the date the Performance Bonus payments are made. The annual Performance Bonus payment, if any, will be made as soon as practical after the annual audit report is received from NCM’s external auditors. Notwithstanding the foregoing, payment of the Performance Bonus (as defined below) to those Eligible Employees who are subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) will only be made upon certification by NCM’s Compensation Committee in writing that the performance goals and any other material terms of the Performance Bonus were in fact satisfied. Notwithstanding the foregoing, in order to comply with the short-term deferral exception under Section 409A of the Code, if the NCM Compensation Committee waives the requirement that an Eligible Employee must be employed on the date of payment of the Performance Bonus, the payment shall occur no later than the 15th day of the third month following the later of (i) the end of NCM’s taxable year in which such requirement is waived or (ii) the end of the calendar year in which such requirement is waived.

Section 409A

(a) Delay in Payment. Notwithstanding anything contained in this Plan or a Performance Bonus award to the contrary, if the Eligible Employee is deemed by NCM at the time of the Eligible Employee’s “separation from service” with NCM and its related entities to be a “specified employee,” any “nonqualified deferred compensation” to which the Eligible Employee is entitled under the Plan in connection with his or her separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid until the date that is the first business day following the six month period after the Eligible Employee’s separation from service (or if earlier, his or her death). Such delay in payment shall only be affected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Eligible Employee under Section 409A of the Code. Any Performance Bonus award which would have otherwise been paid during the delay period in the absence of this provision shall be paid to the Eligible Employee (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b) Key Definitions. For purposes of this Plan, the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(c) Amendments. Notwithstanding anything in the Plan to the contrary, this Plan and Performance Bonus awards granted under this Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. NCM, in the exercise of its sole discretion and without the consent of the Eligible Employee, may amend or modify the terms of an award in any manner and delay the payment of any amounts payable pursuant to an award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that NCM shall not be required to assume any increased economic burden. No action taken by NCM with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect an Eligible Employee’s rights with respect to a Performance Bonus award or to require the consent of such Eligible Employee. NCM reserves the right to make additional changes to the Plan and Performance Bonus awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

Performance Bonus Calculation

Each Eligible Employee will have a Performance Bonus Potential based on a specified percentage of their annual base compensation at the end of the year for which a Performance Bonus is being paid. Such amount will be prorated for the length of time such Eligible Employee is employed during the year.

As set forth below, this Performance Bonus Potential will vary depending on the Eligible Employee’s title, business unit and level of responsibility. After the amount of the Performance Bonus for each Eligible Employee has been determined by the Compensation Committee based upon the measures set forth below, the NCM Compensation Committee may, in its sole discretion, and based upon such subjective criteria as it may determine with respect to each Eligible Employee, reduce the amount of the preliminary Performance Bonus amount by up to 25% of the amount calculated in accordance with the objective financial criteria set forth below. The amount of reduction in any Eligible Employee’s Performance Bonus in accordance with the discretion of the NCM Compensation Committee shall not affect the amount of Performance Bonus payable to any other Eligible Employee under the Plan.

The financial criteria used in determining the Performance Bonus will vary by employee and department and will be based on the Board approved operating budgets as follows: The Performance Bonus of all Eligible Employees will be measured on NCM OIBDA as adjusted and NCM advertising sales as adjusted performance versus budget. The Performance Bonus will be weighted from 80% to 100% of total Potential as specific targets vary from 80% to 100% of budget, with no Performance Bonus payable should NCM advertising sales as adjusted be less than 80% of budget for the President of Advertising Sales and Marketing or should NCM OIBDA as adjusted be less than 90% of budget for all other Eligible Employees. The Performance Bonus targets and measurements for Eligible Employees subject to the requirements of Section 162(m) of the Code shall be established by the NCM Compensation Committee no later than the ninetieth day of fiscal 2009.

In the event of a corporate transaction (such as an acquisition, disposition, merger, etc.) during 2009, the Compensation Committee may establish a separate bonus plan to reflect the impact of such corporate transaction on the calculation of the Performance Bonus but the establishment of such a separate plan shall not affect the computation of the amount of Performance Bonus payable under this Plan.

In cases where the calculation of the Performance Bonus is based upon a range of financial performance, the amount of Performance Bonus shall be the same percentage of the range of base salary bonus as the financial performance target represents of the range of financial measures. For example, if the actual financial performance for 2009 represents financial performance half way between the two ranges of financial performance, the Performance Bonus amount will be the midpoint between the two percentages of base salary represented by the financial performance metric.

Stretch Bonus

In addition to the Performance Bonus discussed above, all Eligible Employees will be eligible for a “Stretch Bonus”. The Stretch Bonus will be considered by the Compensation Committee if NCM exceeds its OIBDA Budget as adjusted and it will be incremental to the Performance Bonus discussed above. The amount of Stretch

Bonus will be equal to the following: (i) the Eligible Employee’s Performance Bonus paid, times (ii) 100%, times (iii) the percentage that actual OIBDA as adjusted is in excess of OIBDA Budget as adjusted (capped at 10%) divided by 10% as follows: For example, if the Bonus Potential was $100,000, OIBDA Budget as adjusted was $150 million, actual results were $155 million, the Stretch Bonus would be approximately $33,000, calculated as follows: ((155-150)/150)/10% X 100% X $100,000. Payment of the Stretch Bonus to Eligible Employees who are subject to the limitations of Section 162(m) of the Code shall be subject to the same Compensation Committee certification described above.

2009 Raise Deferral Bonus

In addition to the Performance and Stretch Bonuses discussed above, all Eligible Employees who did not receive a raise in 2009 will be eligible to receive an additional bonus equal to 2% of their base salary on January 1, 2009, provided that the 2009 OIBDA Budget as adjusted is exceeded.

Notwithstanding the foregoing, the maximum amount of Performance Bonus, Stretch Bonus and 2009 Raise Deferral Bonus that may be paid to an Eligible Employee subject to the limitations of Section 162(m) of the Code shall not exceed 250% of each such Eligible Employee’s Base Salary as in effect on January 1, 2009.

Payment of the Performance Bonus to Eligible Employees subject to the limitations of Section 162(m) of the Code shall be made only after the material terms of this Plan (as defined in Treasury Regulations under Section 162(m) of the Code) have been disclosed to and subsequently approved by the shareholders of NCM.

Following is a summary for each Eligible Employee’s Performance Bonus Potential % and Financial Goals:

1.	President and CEO—Performance Bonus Potential of 100% of Base Salary based on NCM meeting its OIBDA Budget as adjusted.

2.	EVP/CFO—Performance Bonus Potential of 75% of Base Salary based on NCM meeting its OIBDA Budget as adjusted.

3.	EVP, Legal, HR & Corporate Administration—Performance Bonus Potential of 50% of Base Salary based on NCM meeting its OIBDA Budget as adjusted.

4.	President Advertising Sales and Marketing—Performance Bonus Potential as set forth below:

•	Various percentages of Base Salary (50% to 100%) based on meeting various percentages (80% to 100%) of NCM adjusted advertising sales budgets as follows:

Revenue % of Budget	% of Base Salary
<80%	0%
>80% to 90%	50% to 70%
>90% to 100%	>70% to 100%

Any expenditure in excess of the G & A, marketing and research expense budgets on an aggregate basis will be deducted from the actual sales for purposes of the comparison to the sales budgets.

5.	Chief Operations and Technology Officer—Performance Bonus Potential of 75% of Base Salary based on the following criteria:

•	75% of Performance Bonus Potential tied to NCM meeting its OIBDA Budget as adjusted,

•

10% of Performance Bonus Potential tied to the Technology and Operations divisions meeting their aggregate annual operating expenditure budgets and capital expenditure budgets, including any capitalized overhead related to software development and engineering.

•	15% of Performance Bonus Potential tied to the CineMeetings and Fathom division meeting its aggregate OIBDA budget.

This Plan was adopted by the Compensation Committee on January 23, 2009.

APPENDIX B

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

1.	ESTABLISHMENT AND PURPOSE

1.1 Establishment. National CineMedia, Inc., a Delaware corporation (the “Company”), hereby establishes the National CineMedia, Inc. 2007 Equity Incentive Plan (the “Plan”). The Plan permits the grant of incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, restricted stock units, performance awards, and other stock-based and cash awards in accordance with the terms hereof.

1.2 Purpose. The Plan is intended to enhance the Company’s and its Affiliates’ (as defined herein) ability to attract and retain highly qualified officers, directors, key employees, and other persons, and to motivate such persons to serve the Company and its Affiliates and to expend maximum effort to improve the business results and earnings of the Company, by providing to such persons an opportunity to acquire or increase a direct proprietary interest in the operations and future success of the Company.

2.	DEFINITIONS

For purposes of interpreting the Plan and related documents (including Award Agreements), the following definitions shall apply:

2.1 “Affiliate” means with respect to the Company, (i) any company or other trade or business that controls, is controlled by or is under common control with the Company within the meaning of Rule 405 of Regulation C under the Securities Act, including without limitation, any Subsidiary, (ii) any corporation or other entity controlling, controlled by, or under common control with the Company, including any member of an affiliated group of which the Company is a common parent corporation or subsidiary corporation (within the meaning of Section 424 of the Code), and (iii) National CineMedia, LLC.

2.2 “Award” means a grant under the Plan of an Option, Stock Appreciation Right, Restricted Stock, Restricted Stock Unit, Performance Award, or Other Stock-Based Award.

2.3 “Award Agreement” means the written or electronic agreement setting forth the terms and conditions applicable to each Award. The Award Agreement is subject to the terms and conditions of the Plan. In the event of any inconsistency between the provisions of the Plan and any Award Agreement, the provisions of the Plan shall govern, except to the extent the Plan would be considered to provide an additional benefit as determined under Sections 409A and 424 of the Code.

2.4 “Benefit Arrangement” means as defined in Section 13.

2.5 “Board” or “Board of Directors” means the board of directors of National CineMedia, Inc.

2.6 “Business Combination” means as defined in Section 2.8.

2.7 “Cause” means, as determined by the Committee and unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate, (i) any willful breach of any material written policy of the Company or an Affiliate that results in material and demonstrable liability or loss to the Company or the Affiliate; (ii) engaging in any conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company or an Affiliate, including, but not limited to, misappropriation or conversion of assets of the Company or an Affiliate (other than immaterial assets); (iii) a conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach by the Service Provider of any term of any employment, consulting or other services, confidentiality, intellectual property or non-competition agreements, if any, between the Service Provider and the Company or an Affiliate. No act or failure to act by the Service Provider shall be deemed “willful” if done, or omitted to be done, by him or her in good faith and with the reasonable belief that his or her action or omission was in the best interest of the Company or an Affiliate.

2.8 “Change of Control” means and shall be deemed to have occurred upon the occurrence of:

(i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either (x) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (y) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control: (A) any acquisition directly from the Company, (B) any acquisition by the Company, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (A) or (B) of paragraph (iv) below, or (E) any acquisition by a Founding Member; or

(ii) The acquisition by any Person, other than a Founding Member, of the right to (A) elect or (B) nominate for election or (C) designate for nomination pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members, a majority of the members of the Company’s Board; or

(iii) The acquisition by any Person, other than the Company or a Founding Member, of beneficial ownership of more than 50% of the Units of NCM LLC; or

(iv) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation (a “Business Combination”), in each case, unless, following such Business Combination, (A) (x) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be; and (y) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”); provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board or was designated pursuant to a Director Designation Agreement dated February 13, 2007 among the Company and the Founding Members shall be considered as though such individual were a member of the Incumbent Board, at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination or (B) the Founding Members beneficially own, more than 50% of, respectively, the outstanding shares of common stock or voting power of the then outstanding voting securities entitled to vote generally in the election of directors of the corporation resulting from such Business Combination; or

(v) Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or

(vi) Approval by the members of NCM LLC of a complete liquidation or dissolution of NCM LLC.

2.9 “Code” means the Internal Revenue Code of 1986, as amended, and the regulations, interpretations, and administrative guidance issued thereunder.

2.10 “Committee” means the Compensation Committee of the Board or any committee designated by the Board to administer the Plan, or if no committee is appointed, the Board. The Compensation Committee or the Board may designate one or more subcommittees to (i) consist solely of persons who satisfy the applicable requirements of any stock exchange or national market system on which the shares of Stock may be listed, (ii) consist solely of persons who qualify as an “outside director” within the meaning of Section 162(m) of the Code, and (iii) consist solely of persons who qualify as a “non-employee director” within the meaning of Rule 16b-3 promulgated under the Exchange Act.

2.11 “Company” means National CineMedia, Inc., a Delaware corporation.

2.12 “Corporate Event” means an event described in Section 14.1.

2.13 “Disabled” or “Disability” means, unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Participant and the Company or an Affiliate, the Participant is unable to perform each of the essential duties of such Participant’s position by reason of a medically determinable physical or mental impairment which is potentially permanent in character or which can be expected to last for a continuous period of not less than 12 months; provided that, the following shall apply:

(a) With respect to rules regarding expiration of an Incentive Stock Option following termination of the Participant’s Service, Disability has the meaning set forth in Section 22(e)(3) of the Code.

(b) With respect to any Award subject to Section 409A of the Code, the Participant is: (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer; or (iii) determined to be totally disabled by the Social Security Administration.

2.14 “Dividend Equivalents” means any right granted under Section 11.

2.15 “Effective Date” means the effective date of the Plan, February 6, 2007, the date the Plan was approved by the Board.

2.16 “Employee” means any individual who is a common-law employee of the Company or an Affiliate determined in accordance with the Company’s standard personnel policies and practices.

2.17 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as it may be amended from time to time, or any successor act thereto.

2.18 “Exercise Price” means the price at which a share of Stock may be purchased pursuant to the exercise of an Option.

2.19 “Fair Market Value” means the value of a share of Stock as of a particular date, determined as follows: (a) the closing sale price reported for such share on the national securities exchange or national market system on which such stock is principally traded, or if no sale of shares is reported for such trading day, on the next preceding day on which a sale was reported, or (b) if the shares of Stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion consistent with the requirements under Section 409A of the Code; notwithstanding the foregoing, the Fair Market Value of a share of Stock for purposes of Awards (other than NCM LLC Substitute Awards and other Substitute Awards) with a Grant Date as of the Company’s initial public offering shall be the price per share of Stock in such initial public offering, as determined by the Committee.

2.20 “Family Member” means a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant, a trust in which any one or more of these persons have more than fifty percent (50%) of the beneficial interest, a foundation in which any one or more of these persons (or the Participant) control the management of assets, and any other entity in which one or more of these persons (or the Participant) own more than fifty percent (50%) of the voting interests; provided, however, that to the extent required by applicable law, the term Family Member shall be limited to a person who is a spouse, former spouse, child, stepchild, grandchild, parent, stepparent, grandparent, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother, sister, brother-in-law, or sister-in-law, including adoptive relationships, of the Participant or a trust or foundation for the exclusive benefit of any one or more of these persons.

2.21 “Founding Member” means as such term is defined in the Limited Liability Company Operating Agreement.

2.22 “Good Reason” means, unless otherwise provided in an employment, a consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate, (i) reduction in the Service Provider’s base salary, (ii) a diminution of the Service Provider’s title, office, position or authority, excluding for this purpose an action not taken in bad faith and which is remedied within twenty (20) days after receipt of written notice thereof given by the Service Provider, (iii) the assignment to the Service Provider of any duties inconsistent with the Service Provider’s position (including status or reporting requirements), authority, or material responsibilities, or the removal of the Participant’s authority or material responsibilities, excluding for this purpose an action not taken in bad faith and which is remedied by the Company within twenty (20) days after receipt of notice thereof given by the Service Provider, (iv) a transfer of the Service Provider’s primary workplace by more than fifty (50) miles from the current workplace, or (v) a material breach of any term of any employment, consulting or other services agreement, if any, between the Service Provider and the Company or an Affiliate by the Company which is not remedied within twenty (20) days after receipt of written notice thereof given by the Service Provider.

2.23 “Grant Date” means, as determined by the Committee, the latest to occur of (i) the date on which the Committee approves an Award, (ii) the date on which the recipient of an Award first becomes eligible to receive an Award under Section 5, or (iii) such other date as may be specified by the Committee in the Award Agreement.

2.24 “Grant Price” means the per share exercise price of a Stock Appreciation Right granted to a Participant under Section 7.

2.25 “Incentive Stock Option” means an Option to purchase shares of Stock designated as an Incentive Stock Option that is intended to meet the requirements of Section 422 of the Code.

2.26 “Incumbent Board” means as defined in Section 2.8.

2.27 “Limited Liability Company Operating Agreement” means the Third Amended and Restated Limited Liability Company Operating Agreement of National CineMedia, LLC, dated as of February 13, 2007, by and among the members of National CineMedia LLC, as it may be amended, modified or replaced from time to time.

2.28 “Minimum Statutory Withholding” means as defined in Section 12.

2.29 “National CineMedia, LLC” means National CineMedia, LLC, a Delaware limited liability company.

2.30 “NCM LLC Substitute Awards” means Awards granted in substitution for outstanding unit options and restricted units granted to employees of National CineMedia, LLC, in connection with its reorganization and related transactions pursuant to the initial public offering of the Company. The terms and conditions of NCM LLC Substitute Awards shall comply with the requirements for substitutions of awards made in connection with a corporate transaction or certain other adjustments that are not treated as modifications under Regulation § 1.424-1 and Section 409A of the Code, as applicable.

2.31 “Non-Qualified Stock Option” means any Option other than an Incentive Stock Option.

2.32 “Option” means an option to purchase one or more shares of Stock at a stated or formula price for a specified period of time. An Option granted under the Plan shall be either an Incentive Stock Option or a Non-Qualified Stock Option.

2.33 “Other Agreement” means as defined in Section 13.

2.34 “Other Stock-Based Award” means an equity-based Award that is granted to a Participant under Section 10.

2.35 “Outstanding Company Common Stock” means as defined in Section 2.8.

2.36 “Outstanding Company Voting Securities” means as defined in Section 2.8.

2.37 “Parachute Payment” means as defined in Section 13.

2.38 “Participant” means any eligible individual as defined in Section 5 who is granted an Award under the Plan.

2.39 “Performance Award” means an Award made subject to the achievement of performance goals granted under Section 9, denominated in shares of Stock (“Performance Shares”) or units (“Performance Units”), the value of which at the time it is payable is determined based upon the extent to which the corresponding performance goals have been achieved.

2.40 “Performance Period” means the period of time during which the performance goals must be achieved in order to determine the degree of vesting or payout with respect to an Award, not to exceed ten (10) years. Performance Periods may be overlapping.

2.41 “Person” means as defined in Section 2.8.

2.42 “Plan” means this National CineMedia, Inc. 2007 Equity Incentive Plan, as amended from time to time.

2.43 “Purchase Price” means the purchase price for each share of Stock pursuant to a grant of Restricted Stock.

2.44 “Restricted Stock” means an Award of shares of Stock granted under Section 8.

2.45 “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing the equivalent of shares of Stock granted under Section 8.

2.46 “Restriction Period” means the period during which Restricted Stock and Restricted Stock Units are subject to a substantial risk of forfeiture (based upon the passage of time, the achievement of performance goals or upon the occurrence of other events as determined by the Committee, in its discretion), as provided in Sections 8.3 and 8.4.

2.47 “Securities Act” means the U.S. Securities Act of 1933, as it may be amended from time to time, or any successor act thereto.

2.48 “Service” means service as a Service Provider to the Company or an Affiliate. Unless otherwise stated in the applicable Award Agreement, a Participant’s change in position or duties shall not result in interrupted or terminated Service, so long as such Participant continues to be a Service Provider to the Company or an Affiliate. Subject to the preceding sentence, whether a termination of Service shall have occurred for purposes of the Plan shall be determined by the Committee, which determination shall be final, binding and conclusive.

2.49 “Service Provider” means an employee, officer or director of the Company or an Affiliate, or a consultant or adviser currently providing services to the Company or an Affiliate.

2.50 “Stock” or “Common Stock” means a share of National CineMedia, Inc., common stock, $0.01 par value per share.

2.51 “Stock Appreciation Right” or “SAR” means an Award granted under Section 7.

2.52 “Subsidiary” means any “subsidiary corporation” of the Company within the meaning of Section 424(f) of the Code.

2.53 “Substitute Awards” means Awards (excluding NCM LLC Substitute Awards) granted in substitution for, or in assumption of, outstanding awards previously granted by an entity acquired by the Company or a Subsidiary or an Affiliate or with which the Company or Subsidiary or Affiliate combines. The terms and conditions of any Substituted Awards shall comply with the requirements for substitutions or assumptions of awards made in connection with a corporate transaction or certain other adjustments that are not treated as modifications under Regulation § 1.424-1 and Section 409A of the Code, as applicable.

3.	PLAN ADMINISTRATION

3.1 General. The Board shall have such powers and authorities related to the administration of the Plan as are consistent with the Company’s certificate of incorporation and bylaws and applicable law. The Board shall have the power and authority to delegate its responsibilities hereunder to the Committee, which shall have full power and authority to act in accordance with its charter, and with respect to the authority of the Board to act hereunder, all references to the Board shall be deemed to include a reference to the Committee, to the extent such power or responsibilities have been delegated. Except as otherwise may be required by applicable law, regulatory requirement or the certificate of incorporation or the bylaws of the Company, the Board shall have full power and authority to take all actions and to make all determinations required or provided for under the Plan, any Award or any Award Agreement, and shall have full power and authority to take all such other actions and make all such other determinations not inconsistent with the specific terms and provisions of the Plan that the Board deems to be necessary or appropriate to the administration of the Plan, any Award or any Award Agreement. The interpretation and construction by the Board of any provision of the Plan, any Award or any Award Agreement shall be final, binding and conclusive.

3.2 Authority of the Committee. The Board from time to time may delegate to one or more Committees such powers and authorities related to the administration and implementation of the Plan, as set forth in this Section 3 and in other applicable provisions, as the Board shall determine. Unless otherwise expressly determined by the Board, any such action or determination by the Committee shall be final, binding and conclusive. To the extent permitted by law, the Committee may delegate its authority under the Plan to a member of the Board or an executive officer of the Company. Subject to the other terms and conditions of the Plan, the Committee shall have full and final authority, including but not limited to:

(a) designate Participants;

(b) determine the type or types of Awards to be made to a Participant;

(c) determine the number of shares of Stock to be subject to an Award;

(d) establish the terms and conditions of each Award (including, but not limited to, the Exercise Price of any Option, the Grant Price of any Stock Appreciation Right, the nature and duration of any restriction or condition (or provision for lapse thereof) relating to the vesting, exercise, transfer, or forfeiture of an Award or the shares of Stock subject thereto, and any terms or conditions that may be necessary to qualify Options as Incentive Stock Options);

(e) prescribe the form of each Award Agreement; and

(f) amend, modify, or supplement the terms of any outstanding Award including the authority to modify Awards to foreign nationals or individuals who are employed outside the United States to recognize differences in local law, tax policy, or custom.

Notwithstanding the foregoing, no amendment or modification may be made to an outstanding Option or Stock Appreciation Right that (i) causes the Option or Stock Appreciation Right to become subject to Section 409A of the Code, (ii) reduces the Exercise Price or Grant Price, either by lowering the Exercise Price or Grant Price or by canceling the outstanding Option or Stock Appreciation Right and granting a replacement Option or Stock Appreciation Right with a lower Exercise Price or Grant Price, or (iii) would be treated as a repricing under the rules of the exchange upon which shares of Stock of the Company trade, without, with respect to item (i), the Participant’s written prior approval, and with respect to items (ii) and (iii), without the approval of the stockholders of the Company, provided, that, appropriate adjustments may be made to outstanding Options and Stock Appreciation Rights pursuant to Section 14.

As a condition to any Award, the Committee shall have the right, at its discretion, to require Participants to return to the Company Awards previously granted under the Plan. The Committee shall have the right, in its discretion, to make Substitute Awards. Subject to the terms and conditions of the Plan, any such subsequent Award shall be upon such terms and conditions as are specified by the Committee at the time the new Award is granted. The Company may retain the right in an Award Agreement to cause a forfeiture of the gain realized by a Participant on account of actions taken by the Participant in violation or breach of or in conflict with any non-competition agreement, any agreement prohibiting solicitation of employees or clients of the Company or any Affiliate thereof or any confidentiality obligation with respect to the Company or any Affiliate thereof or otherwise in competition with the Company or any Affiliate thereof, to the extent specified in such Award Agreement applicable to the Participant. Furthermore, the Company may annul an Award if the Participant is an employee of the Company or an Affiliate thereof and is terminated for Cause as defined in the applicable Award Agreement or the Plan, as applicable.

3.3 Deferral Arrangement. The Committee may permit or require the deferral of any Award payment into a deferred compensation arrangement, subject to such rules and procedures as it may establish in accordance with Section 409A of the Code, which may include provisions for the payment or crediting of interest or Dividend Equivalents, including converting such credits into deferred Stock units.

3.4 No Liability. No member of the Board or of the Committee shall be liable for any action or determination made in good faith with respect to the Plan, any Award or any Award Agreement.

3.5 Book Entry. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of stock certificates through the use of book-entry.

4.	STOCK SUBJECT TO THE PLAN

4.1 Number of Shares. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 2,576,000 shares (including NCM LLC Substitute Awards). Subject to adjustment as provided in Section 14, 500,000 shares of Stock available for issuance under the Plan shall be available for issuance pursuant to Incentive Stock Options. Such maximum numbers may be increased from time to time by approval of the Board and by the stockholders of the Company if, in the opinion of counsel for the Company, stockholder approval is required. Stock issued or to be issued under the Plan shall be authorized but unissued shares; or, to the extent permitted by applicable law, issued shares that have been reacquired by the Company.

4.2 Individual Award Limits. Subject to adjustment as provided in Section 14, the maximum number of shares of Stock that may be covered by an Award granted under the Plan (other than NCM LLC Substitute Awards and other Substitute Awards) to a single Participant in any calendar year shall not exceed 500,000 shares. The maximum dollar amount that may be awarded (other than NCM LLC Substitute Awards and other Substitute Awards) to a single Participant in any calendar year shall not exceed $5,000,000.

4.3 Share Counting. The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of Substitute Awards or tandem Awards) and make adjustments in accordance with Section 14. If the Exercise Price of any Option granted under the Plan, or if pursuant to Section 12 the tax withholding obligation of any Participant with respect to an Option or other Award, is satisfied by tendering shares of Stock to the Company (either by actual deliver or by attestation) or by withholding shares of Stock, the number of shares of Stock issued net of the shares of Stock tendered or withheld shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan. To the extent that an Award under the Plan is canceled, expired, forfeited, settled in cash, settled by issuance of fewer shares than the number underlying the Award, or otherwise terminated without delivery of shares to the Participant, the shares of Stock retained or returned to the Company will be available under the Plan; and shares that are withheld from such an Award or separately surrendered by the Participant in payment of the Exercise Price or taxes relating to such an Award shall be deemed to constitute shares of Stock not delivered to the Participant and will be available under the Plan. The counting procedures described above in this Section 4.3 shall apply with respect to NCM LLC Substitute Awards. With respect to other Substitute Awards, shares of Stock withheld or delivered to pay tax withholding obligations and shares covered by a Substitute Award that is canceled, expired, forfeited, settled in cash, or otherwise settled by issuance of fewer shares shall not be added back to shares available for issuance under the Plan.

4.4 Substitute Awards. In the case of other Substitute Awards (excluding NCM LLC Substitute Awards), the shares of Stock subject to the Substitute Award shall not be counted against the number of shares reserved under the Plan.

5.	ELIGIBILITY AND PARTICIPATION

Individuals eligible to participate in this Plan include all Service Providers of the Company, or any Affiliate; provided, however, to the extent required under Section 409A of the Code, an Affiliate of the Company shall include only an entity in which the Company possesses at least twenty percent (20%) of the total combined voting power of the entity’s outstanding voting securities or such other threshold ownership percentage permitted under Section 409A of the Code. Subject to the provisions of this Plan, the Committee may, from time to time, select from all eligible individuals, those individuals to whom Awards shall be granted. An eligible person may receive more than one Award, subject to such restrictions as are provided herein.

6.	STOCK OPTIONS

6.1 Grant of Options. Subject to the provisions of this Plan, Options may be granted to Participants in such number, and upon such terms, and at any time and from time to time as shall be determined by the Committee, it its sole discretion; provided that Incentive Stock Options may be granted only to eligible Employees of the Company or of any parent corporation or subsidiary corporation (as permitted by Section 422 of the Code).

6.2 Award Agreement. Each Option granted under the Plan shall be evidenced by an Award Agreement that shall specify the Exercise Price, the number of shares of Stock covered by the Option, the maximum duration of the Option, the conditions upon which an Option shall become vested and exercisable and such other provisions as the Committee shall determine, consistent with the terms of the Plan. The Award Agreement shall specify whether the Option is intended to be an Incentive Stock Option or a Non-Qualified Stock Option.

(a) Exercise Price. The Exercise Price for each Option shall be as determined by the Committee and shall be specified in the Award Agreement. The Exercise Price shall be: (i) not less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date, (ii) set at a premium to the Fair Market Value of a share of Stock on the Grant Date, or (iii) indexed to the Fair Market Value of a share of Stock on the Grant Date, with the index determined by the Committee, in its discretion; provided, however, with respect to NCM LLC Substitute Awards and other Substitute Awards, the Exercise Price is not required to be at least equal to the Fair Market Value on the Grant Date. In no case shall the Exercise Price of any Option be less than the par value of a share of Stock.

(b) Number of Shares. Each Award Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(c) Term. Each Option shall terminate as set forth in the Award Agreement and all rights to purchase shares of Stock shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Option shall be exercisable later than the tenth (10th) anniversary of the Grant Date, except as may be required with respect to NCM LLC Substitute Awards or other Substitute Awards.

(d) Restrictions on Exercise. The Award Agreement shall set forth any installment or other restrictions on exercise of the Option during the term of the Option. Each Option shall become exercisable and shall vest over such period of time, or upon such events, as determined by the Committee.

6.3 Exercise of Option.

(a) Manner of Exercise. An Option granted hereunder shall be exercised, in whole or in part, by providing written or electronic notice, on a form provided by the Company, to the Committee (or an officer designated by the Committee), specifying the number of shares of Stock to be purchased and accompanied by full payment of the Exercise Price for the shares and satisfaction of any tax withholding requirements.

(b) Payment. A condition to the issuance or other delivery of shares of Stock as to which an Option shall be exercised shall be the payment of the Exercise Price and satisfaction of any tax withholding requirements. The Exercise Price of an Option shall be payable to the Company in full, in any method permitted under the Award Agreement, including: (i) in cash or in cash equivalents acceptable to the Company; (ii) by tendering (either by actual delivery or by attestation) unrestricted shares of Stock already owned by the Participant (for at least six (6) months or such other period as may be required by the Committee) on the date of surrender to the extent the shares of Stock have a Fair Market Value on the date of surrender equal to the aggregate Exercise Price of the shares as to which such Option shall be exercised, provided that, in the case of an Incentive Stock Option, the right to make payment in the form of already owned shares of Stock may be authorized only at the time of grant, (iii) any other method approved or accepted by the Committee in its sole discretion, including, but not limited to a cashless (broker-assisted) exercise, or (iv) any combination of the foregoing. Unless otherwise determined by the Committee, all payments under all of the methods indicated above shall be paid in United States dollars.

(c) Delivery of Shares. Promptly after the exercise of an Option by a Participant and the payment in full of the Exercise Price, such Participant shall be entitled to the issuance of certificates evidencing such Participant’s ownership of the shares of Stock purchased upon exercise of the Option. Notwithstanding any other provision of this Plan to the contrary, the Company may elect to satisfy any requirement under this Plan for the delivery of certificates through the use of book-entry.

6.4 Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s Service. Such provisions shall be determined in the sole discretion of the Committee, need not be uniform among all Options issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of Service.

6.5 Limitations on Incentive Stock Options.

(a) Initial Exercise. The aggregate Fair Market Value of the shares of Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant in any calendar year, under the Plan or otherwise, shall not exceed $100,000. For this purpose, the Fair Market Value of the shares of Stock shall be determined as of the Grant Date and each Incentive Stock Option shall be taken into account in the order granted.

(b) Ten Percent Stockholders. An Incentive Stock Option granted to a Participant who is the holder of record of more than ten percent (10%) of the combined voting power of all classes of stock of the Company shall have an Exercise Price at least equal to one hundred and ten percent (110%) of the Fair Market Value of a share of Stock on the Grant Date of the Option and the term of the Option shall not exceed five (5) years.

(c) Notification of Disqualifying Disposition. If any Participant shall make any disposition of shares of Stock acquired pursuant to the exercise of an Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), the Participant shall notify the Company of such disposition within ten (10) days thereof.

6.6 Transferability. Except as provided in Section 6.7, during the lifetime of a Participant, only the Participant (or, in the event of legal incapacity or incompetency, the Participant’s guardian or legal representative) may exercise an Option. Except as provided in Section 6.7, no Option shall be assignable or transferable by the Participant to whom it is granted, other than by will or the laws of descent and distribution.

6.7 Family Transfers. If authorized in the applicable Award Agreement, a Participant may transfer, not for value, all or part of an Option to any Family Member. For the purpose of this Section 6.7, a “not for value” transfer is a transfer which is (i) a gift, (ii) a transfer under a domestic relations order in settlement of marital property rights; or (iii) unless applicable law does not permit such transfers, a transfer to an entity in which more than fifty percent (50%) of the voting interests are owned by Family Members (or the Participant) in exchange for an interest in that entity. Following a transfer under this Section 6.7, any such Option shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer. Subsequent transfers of transferred Options are prohibited except to Family Members of the original Participant in accordance with this Section 6.7 or by will or the laws of descent and distribution. The events of termination of Service under an Option shall continue to be applied with respect to the original Participant, following which the Option shall be exercisable by the transferee only to the extent, and for the periods specified in the applicable Award Agreement.

6.8 Rights of Holders of Options. Unless otherwise stated in the applicable Award Agreement, an individual holding or exercising an Option shall have none of the rights of a stockholder of the Company (for example, the right to receive cash or dividend payments or distributions attributable to the subject shares of Stock or to direct the voting of the shares of Stock) until the shares of Stock covered thereby are fully paid and issued to such individual. Except as provided in Section 14 hereof, no adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date of such issuance.

7.	STOCK APPRECIATION RIGHTS

7.1 Grant of Stock Appreciation Rights. Subject to the provisions of this Plan, Stock Appreciation Rights may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee may grant freestanding Stock Appreciation Rights, Stock Appreciation Rights that are granted in tandem with an Option, or any combination thereof.

7.2 Award Agreement. Each Stock Appreciation Right shall be evidenced by an Award Agreement that shall specify the Grant Price, the number of shares of Stock covered by the Stock Appreciation Right, the maximum duration of the Stock Appreciation Right, the conditions upon which the Stock Appreciation Right shall become vested and exercisable and such other provisions as the Committee shall determine, consistent with the terms of the Plan.

(a) Grant Price. The Grant Price for each Stock Appreciation Right shall be determined by the Committee and shall be specified in the Award Agreement. Other than with respect to Substitute Awards, the Grant Price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Stock on the Grant Date of the Stock Appreciation Right.

(b) Number of Shares. Each Award Agreement shall state that it covers a specified number of shares of Stock, as determined by the Committee.

(c) Term. Each Stock Appreciation Right shall terminate and all rights with respect to the Stock Appreciation Right shall expire at such time as the Committee shall determine at the time of grant; provided, however, no Stock Appreciation Rights shall be exercisable later than the tenth (10th) anniversary of the Grant Date.

(d) Restrictions on Exercise. The Award Agreement shall set forth any installment or other restrictions on exercise of the Stock Appreciation Right during its term. Each Stock Appreciation Right shall become exercisable and shall vest over such period of time, or upon such events, as determined by the Committee (including based on achievement of performance goals or future service requirements).

7.3 Exercise of Stock Appreciation Right. A Participant desiring to exercise a Stock Appreciation Right shall give written or electronic notice, on a form provided by the Company, of such exercise to the Company with the information the Company deems reasonably necessary to exercise the Stock Appreciation Right. If a Stock Appreciation Right is issued in tandem with an Option, except as may otherwise be provided by the Committee, the Stock Appreciation Right shall be exercisable during the period that its related Option is exercisable. Upon the exercise of a Stock Appreciation Right, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:

(a) The excess of the Fair Market Value of a share of Stock on the date of exercise over the Grant Price; by

(b) The number of shares of Stock with respect to which the Stock Appreciation Right is exercised.

At the discretion of the Committee, the payment upon exercise may be in cash, shares of Stock or any combination thereof, or in any other manner approved by the Committee in its sole discretion. The Committee’s determination as to the form of settlement shall be set forth in the Award Agreement.

7.4 Effect of Exercise. If a Stock Appreciation Right is issued in tandem with an Option, the exercise of the Stock Appreciation Right or the related Option will result in an equal reduction in the number of corresponding shares of Stock subject to the Option or Stock Appreciation Right that were granted in tandem with such Stock Appreciation Right and Option.

7.5 Termination of Service. Upon the termination of Service of a Participant, any Stock Appreciation Rights then held by such Participant shall be exercisable within the time periods, and upon the same conditions with respect to the reasons for termination of Service, as are specified in Section 6.4 with respect to Options.

7.6 Transferability. A Stock Appreciation Right shall only be transferable upon the same terms and conditions with respect to transferability, as are specified in Sections 6.6 and 6.7 with respect to Options.

8.	RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1 Grant of Restricted Stock or Restricted Stock Units. Subject to the provisions of this Plan, the Committee at any time and from time to time, may grant shares of Restricted Stock or Restricted Stock Units to Participants in such amounts as the Committee shall determine.

8.2 Award Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Restriction Period, the number of shares of Restricted Stock or the number of Restricted Stock Units granted and such other provisions as the Committee shall determine.

8.3 Restrictions on Transfer. Except as provided in this Plan or an Award Agreement, the shares of Restricted Stock and Restricted Stock Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated until the end of the Restriction Period established by the Committee and specified in the Award Agreement (and in the case of Restricted Stock Units until the date of delivery or other payment), or upon earlier satisfaction or any other conditions, as specified by the Committee, in its sole discretion. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant shall be available during his or her lifetime only to such Participant, except as otherwise provided in an Award Agreement or at any time by the Committee.

8.4 Forfeiture; Other Restrictions. The Committee shall impose such other conditions and restrictions on any shares of Restricted Stock or Restricted Stock Units as it may deem advisable including a requirement that the Participant pay a specified amount to purchase each share of Restricted Stock, restrictions based upon the achievement of specific performance goals, time-based restrictions on vesting following the attainment of the performance goals, time-based restrictions or restrictions under applicable laws or under the requirements of any stock exchange or market upon which shares of Stock are then listed or traded, or holding requirements or sale restrictions placed on the shares of Stock by the Company upon vesting of such Restricted Stock or Restricted Stock Units.

8.5 Restricted Stock Units. A holder of Restricted Stock Units shall have no rights other than those of a general creditor of the Company. Restricted Stock Units represent an unfunded and unsecured obligation of the Company, subject to the terms and conditions of the applicable Award Agreement. Restricted Stock Units may be settled in cash or Stock, as determined by the Committee and set forth in the Award Agreement.

8.6 Termination of Service. Unless otherwise provided by the Committee in the applicable Award Agreement, upon the termination of a Participant’s Service with the Company or an Affiliate, any shares of Restricted Stock or Restricted Stock Units held by such Participant that have not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately be deemed forfeited, and the Participant shall have no further rights with respect to such Awards, including but not limited to any right to vote Restricted Stock or any right to receive dividends with respect to Restricted Stock or Restricted Stock Units.

8.7 Stockholder Privileges. Unless otherwise determined by the Committee and set forth in the Award Agreement:

(a) A Participant holding shares of Restricted Stock shall have voting rights with respect to the shares during the Restriction Period. The Committee may provide in an Award Agreement that the Participant shall be entitled to receive Dividend Equivalents during the Restriction Period in accordance with Section 11.

(b) A Participant holding Restricted Stock Units shall have no rights of a stockholder of the Company with respect to the Restricted Stock Units. The Committee may provide in an Award Agreement that the holder of such Restricted Stock Units shall be entitled to receive Dividend Equivalents in accordance with Section 11.

8.8 Purchase of Restricted Stock. The Participant shall be required, to the extent required by applicable law, to purchase the shares of Restricted Stock from the Company at a Purchase Price equal to the greater of (i) the aggregate par value of the shares of Stock represented by such Restricted Stock or (ii) the Purchase Price, if any, specified in the Award Agreement. The Purchase Price shall be payable in cash or in cash equivalents acceptable to the Company. In addition, to the extent the Award Agreement so provides, payment of the Purchase Price may be made in any other form that is consistent with applicable laws, regulations and rules, or, in the discretion of the Committee, in consideration for past Services rendered to the Company or an Affiliate. Upon the expiration or termination of the Restriction Period and the satisfaction of any other conditions prescribed by the Committee, having properly paid the Purchase Price, the restrictions applicable to Restricted Stock shall lapse, and, unless otherwise provided in the Award Agreement, a certificate for such shares of Stock shall be delivered, free of all such restrictions, to the Participant or the Participant’s beneficiary or estate, as the case may be.

9.	PERFORMANCE AWARDS

9.1 Grant of Performance Awards. Subject to the provisions of this Plan, the Committee, at any time and from time to time, may grant Performance Shares or Performance Units to Participants in such amounts and upon such terms as the Committee shall determine.

9.2 Value of Performance Shares or Units. Each Performance Share shall have an initial value equal to the Fair Market Value of a Share on the Grant Date. Each Performance Unit shall have an initial value that is established by the Committee at the time of grant. The Committee shall set performance goals in its discretion which, depending upon the extent to which the performance goals are achieved, will determine the number or value of Performance Shares or Performance Units that will be paid to the Participant.

9.3 Achievement of Performance Goals. Subject to the provisions of this Plan, after the applicable Performance Period has been completed, the Committee shall determine the number of Performance Shares or value of Performance Units the Participant has earned over the Performance Period based upon the extent to which the performance goals have been achieved.

9.4 Payment of Performance Awards. The time and form of payment of Performance Awards earned by the Participant shall be as determined by the Committee and as set forth in the Award Agreement. Any payment of shares of Stock may be granted subject to any restrictions deemed appropriate by the Committee. The Committee may provide in an Award Agreement for the payment of Dividend Equivalents in accordance with Section 11.

9.5 Termination of Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Shares or Performance Units following termination of Service. Such provisions shall be determined in the sole discretion of the Committee and need not be uniform among all Awards of Performance Shares or Performance Units and may reflect distinctions based upon the reason for termination.

9.6 Transferability. Except as otherwise provided in an Award Agreement, Performance Awards may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than by the laws of descent and distribution.

10.	OTHER STOCK-BASED AWARDS

From time to time during the duration of this Plan, the Committee may, in its sole discretion, adopt one or more incentive compensation arrangements for Participants pursuant to which the Participants may acquire shares of Stock under the Plan, whether by purchase, outright grant, or otherwise. Any such arrangements shall be subject to the general provisions of this Plan and all shares of Stock issued pursuant to such arrangements shall be issued under this Plan.

11.	DIVIDEND EQUIVALENTS

Subject to the terms of the Plan and any applicable Award Agreement, a Participant shall, if so determined by the Committee, be entitled to receive, currently, or on a deferred basis, dividends or Dividend Equivalents, with respect to the shares of Stock covered by the Award. The Committee may provide that any dividends paid on shares of Stock subject to an Award must be reinvested in additional shares of Stock, which may or may not be subject to the same vesting conditions and restrictions applicable to the Award. Notwithstanding the award of Dividend Equivalents or dividends, a Participant shall not be entitled to receive a special or extraordinary dividend or distribution unless the Committee shall have expressly authorized such receipt. All distributions, if any, received by a Participant with respect to an Award as a result of any split, Stock dividend, combination of shares of Stock, or other similar transaction shall be subject to the restrictions applicable to the original Award. Notwithstanding the foregoing, with respect to Restricted Stock granted as NCM LLC Substitute Awards and Restricted Stock granted to directors immediately upon completion of the Company’s initial public offering, during the Restriction Period, such Participants shall be entitled to receive regular cash dividends declared and paid with respect to the shares of Restricted Stock.

12.	TAX WITHHOLDING

The Company or any Affiliate, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Participant any federal, state, or local taxes, domestic or foreign, of any kind required by law with respect to the vesting of or other lapse of restrictions applicable to Awards or upon the issuance of any shares of Stock or payment of any kind upon the exercise of any Options or Stock Appreciation Rights. At the time of such vesting, lapse, payment, or exercise, the Participant shall pay to the Company or Affiliate, as the case may be, any amount that the Company or Affiliate may reasonably determine to be necessary to satisfy such withholding obligation.

Subject to the prior approval of the Company or the Affiliate, which may be withheld by the Company or the Affiliate, as the case may be, in its sole discretion, the Participant may elect to have shares of Stock withheld or to deliver shares to satisfy the minimum statutory withholding rates for federal, state and local income taxes and employment taxes that are applicable to supplemental taxable income (“Minimum Statutory Withholding”) obligations. The Participant may elect to satisfy Minimum Statutory Withholding obligations, in whole or in part, (i) by causing the Company or the Affiliate to withhold shares of Stock otherwise issuable to the Participant or (ii) by delivering to the Company or the Affiliate shares of Stock already owned by the Participant (for any minimum period required by the Committee). The shares of Stock so delivered or withheld shall have an aggregate Fair Market Value not in excess of such withholding obligations. The Fair Market Value of the shares of Stock used to satisfy such withholding obligation shall be determined by the Committee as of the date that the amount of tax to be withheld is to be determined. A Participant who has made an election pursuant to this Section 12 may satisfy his or her withholding obligation only with shares of Stock that are not subject to any repurchase, forfeiture, unfulfilled vesting, or other similar requirements.

13.	PARACHUTE LIMITATIONS

Notwithstanding any other provision of this Plan or of any other agreement, contract, or understanding heretofore or hereafter entered into by a Participant with the Company or any Affiliate, except an agreement, contract, or understanding hereafter entered into that expressly modifies or excludes application of this Section 13 (an “Other Agreement”), and notwithstanding any formal or informal plan or other arrangement for the direct or indirect provision of compensation to the Participant (including groups or classes of participants or beneficiaries of which the Participant is a member), whether or not such compensation is deferred, is in cash, or is in the form of a benefit to or for the Participant (a “Benefit Arrangement”), if the Participant is a “disqualified individual,” as defined in Section 280G(c) of the Code, any Awards held by that Participant and any right to receive any payment or other benefit under this Plan shall not become exercisable or vested (i) to the extent that such right to exercise, vesting, payment, or benefit, taking into account all other rights, payments, or benefits to or for the Participant under this Plan, all Other Agreements, and all Benefit Arrangements, would cause any payment or benefit to the Participant under this Plan to be considered a “parachute payment” within the meaning of Section 280G(b)(2) of the Code as then in effect (a “Parachute Payment”) and (ii) if, as a result of receiving a Parachute Payment, the aggregate after-tax amounts received by the Participant from the Company under this

Plan, all Other Agreements, and all Benefit Arrangements would be less than the maximum after-tax amount that could be received by the Participant without causing any such payment or benefit to be considered a Parachute Payment. In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments, or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the Committee shall have the right, in its sole discretion, to designate those rights, payments, or benefits under this Plan, any Other Agreements, and any Benefit Arrangements to be reduced or eliminated so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment.

14.	EFFECT OF CHANGES IN CAPITALIZATION

14.1 Changes in Stock. The number of shares of Stock for which Awards may be made under the Plan shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any recapitalization, reclassification, split, reverse split, combination, exchange, dividend or other distribution payable in shares of Stock, or for any other increase or decrease in such shares of Stock effected without receipt of consideration by the Company occurring after the Effective Date (any such event hereafter referred to as a “Corporate Event”). In addition, subject to the exception set forth in the second sentence of Section 14.4, the number and kind of shares for which Awards are outstanding shall be proportionately increased or decreased for any increase or decrease in the number of shares of Stock on account of any Corporate Event. Any such adjustment in outstanding Options or Stock Appreciation Rights shall not increase the aggregate Exercise Price or Grant Price payable with respect to shares that are subject to the unexercised portion of an outstanding Option or Stock Appreciation Right, as applicable, and the adjustment shall comply with the requirements under Section 409A of the Code. The conversion of any convertible securities of the Company shall not be treated as an increase in shares effected without receipt of consideration. Notwithstanding the foregoing, in the event of any distribution to the Company’s stockholders of securities of any other entity or other assets (including an extraordinary cash dividend but excluding a non-extraordinary dividend payable in cash or in stock of the Company) without receipt of consideration by the Company, the Company shall proportionately adjust (i) the number and kind of shares subject to outstanding Awards and/or (ii) the Exercise Price per share of outstanding Options and the Grant Price of outstanding Stock Appreciation Rights to reflect such distribution. Notwithstanding the foregoing, upon the occurrence of any event or transaction contemplated in this Section 14.1, any changes contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.2 Change of Control. Subject to the exception set forth in the second sentence of Section 14.4, if, within three months prior to or one year after the consummation of a Change of Control, a Participant’s Service is terminated by either the Company, an Affiliate or a successor in interest to the Company or an Affiliate without Cause or by the Participant for Good Reason, then all of the Participant’s Options and Stock Appreciation Rights outstanding hereunder shall become immediately exercisable and all outstanding other Awards shall be deemed to have vested, with all restrictions and conditions applicable to such Awards deemed lapsed.

Provision may be made in writing in connection with a Change of Control for the assumption or continuation of the Awards theretofore granted, or for the substitution for such Awards for new options, restricted stock or other equity awards relating to the stock or units of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares or units (disregarding any consideration that is not common stock) and option prices, in which event the Awards theretofore granted shall continue in the manner and under the terms so provided.

14.3 Reorganization in Which the Company Is the Surviving Entity and in Which No Change of Control Occurs. Subject to the exception set forth in the second sentence of Section 14.4, if the Company shall be the surviving entity in any reorganization, merger, or consolidation of the Company with one or more other entities and in which no Change of Control occurs, any Award theretofore made pursuant to the Plan shall pertain to and apply solely to the securities to which a holder of the number of securities subject to such Award would have been entitled immediately following such reorganization, merger, or consolidation, and, in the case of Options and Stock Appreciation Rights, with a corresponding proportionate adjustment of the Exercise Price or Grant Price per share so that the aggregate Exercise Price or Grant Price thereafter shall be the same as the aggregate Exercise Price or Grant Price of the shares of Stock remaining subject to the Option or Stock Appreciation Right immediately prior to such reorganization, merger, or consolidation. Subject to any contrary language in an Award Agreement evidencing any other Award, any restrictions applicable to such Award shall apply as well to any replacement shares of Stock received by the Participant as a result of the reorganization, merger or consolidation. Notwithstanding the foregoing, upon the occurrence of any event or transaction contemplated in this Section 14.3, any changes contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.4 Adjustment. Adjustments under Section 14 related to shares of Stock or securities of the Company shall be made by the Committee, whose determination in that respect shall be final, binding and conclusive. The Committee may provide in the Award Agreements at the time of Award, or any time thereafter with the consent of the Participant, for different provisions to apply to an Award in place of those described in Sections 14.1, 14.2 and 14.3. Notwithstanding the foregoing, any different provisions or changes to provisions contemplated herein shall be modified to the minimum extent necessary, in the sole discretion of the Committee, to avoid any tax that may otherwise become due under Section 409A of the Code.

14.5 No Limitations on the Company. The making of Awards pursuant to the Plan shall not affect or limit in any way the right or power of the Company to make adjustments, reclassifications, reorganizations, or changes of its capital or business structure or to merge, consolidate, dissolve, or liquidate, or to sell or transfer all or any part of its business or assets.

15.	REQUIREMENTS OF LAW

15.1 General. The Company shall not be required to issue or sell any shares of Stock under any Award if the issuance or sale of such shares would constitute a violation by the Participant, any other individual exercising an Option or Stock Appreciation Right, or the Company of any provisions of any law or regulation of any governmental authority, including without limitation any federal or state securities laws or regulations. If at any time the Company shall determine, in its discretion, that the listing, registration or qualification of any shares subject to an Award upon any securities exchange or under any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance or purchase of shares of Stock hereunder, no shares of Stock may be issued or sold to the Participant or any other individual exercising an Option or Stock Appreciation Right pursuant to such Award unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company, and any delay caused thereby shall in no way affect the date of termination of the Award. Specifically, in connection with the Securities Act, upon the exercise of any Option or the delivery of any shares of Stock underlying an Award, unless a registration statement under the Securities Act is in effect with respect to the shares of Stock covered by such Award, the Company shall not be required to issue or sell such shares of Stock unless the Committee has received evidence satisfactory to it that the Participant or any other individual exercising an Option may acquire such shares of Stock pursuant to an exemption from registration under the Securities Act. Any determination in this connection by the Committee shall be final, binding, and conclusive. The Company may, but shall in no event be obligated to, register any securities covered hereby pursuant to the Securities Act. The Company shall not be obligated to take any affirmative action in order to cause the exercise of an Option or the issuance or sale of shares of Stock pursuant to the Plan to comply with any law or regulation of any governmental authority. As to any jurisdiction that expressly imposes the requirement that an Option shall not be exercisable until the shares of Stock covered by such Option are registered or are exempt from registration, the exercise of such Option (under circumstances in which the laws of such jurisdiction apply) shall be deemed conditioned upon the effectiveness of such registration or the availability of such an exemption.

15.2 Rule 16b-3. During any time when the Company has a class of equity security registered under Section 12 of the Exchange Act, it is the intent of the Company that Awards pursuant to the Plan and the exercise of Options granted hereunder will qualify for the exemption provided by Rule 16b-3 under the Exchange Act. To the extent that any provision of the Plan or action by the Committee does not comply with the requirements of Rule 16b-3, it shall be deemed inoperative to the extent permitted by law and deemed advisable by the Committee, and shall not affect the validity of the Plan. In the event that Rule 16b-3 is revised or replaced, the Committee may exercise its discretion to modify this Plan in any respect necessary to satisfy the requirements of, or to take advantage of any features of, the revised exemption or its replacement.

16.	GENERAL PROVISIONS

16.1 Disclaimer of Rights. No provision in the Plan, in any Award or in any Award Agreement shall be construed to confer upon any individual the right to remain in the employ or service of the Company or any Affiliate, or to interfere in any way with any contractual or other right or authority of the Company either to increase or decrease the compensation or other payments to any individual at any time, or to terminate any employment or other relationship between any individual and the Company or any Affiliate. The obligation of the Company to pay any benefits pursuant to this Plan shall be interpreted as a contractual obligation to pay only those amounts described herein, in the manner and under the conditions prescribed herein. The Plan shall in no way be interpreted to require the Company to transfer any amounts to a third party trustee or otherwise hold any amounts in trust or escrow for payment to any participant or beneficiary under the terms of the Plan.

16.2 Nontransferability of Awards. Except as provided in Sections 6.6 and 7.6 or otherwise at the time of grant or thereafter, no right or interest of any Participant in an Award granted pursuant to the Plan, shall be assignable or transferable during the lifetime of the Participant, either voluntarily or involuntarily, or subjected to any lien, directly or indirectly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge or bankruptcy. In the event of a Participant’s death, a Participant’s rights and interests in Awards shall only be transferable by will or the laws of descent and distribution to the extent provided under this Plan, and payment of any amounts due thereunder shall be made to, and exercise of any Option or Stock Appreciation Right may be made by, the Participant’s legal representatives, heirs or legatees. If in the opinion of the Committee a person entitled to payments or to exercise rights with respect to the Plan is unable to care for his or her affairs because of mental condition, physical condition or age, payment due such person may be made to, and such rights shall be exercised by, such person’s guardian, conservator or other legal personal representative upon furnishing the Committee with evidence satisfactory to the Committee of such status.

16.3 Changes in Accounting or Tax Rules. Except as provided otherwise at the time an Award is granted, notwithstanding any other provision of the Plan to the contrary, if, during the term of the Plan, any changes in the financial or tax accounting rules applicable to any Award shall occur which, in the sole judgment of the Committee, may have a material adverse effect on the reported earnings, assets or liabilities of the Company, the Committee shall have the right and power to modify as necessary, any then outstanding and unexercised Options, Stock Appreciation Rights and other outstanding Awards as to which the applicable services or other restrictions have not been satisfied.

16.4 Nonexclusivity of the Plan. The adoption of the Plan shall not be construed as creating any limitations upon the right and authority of the Committee to adopt such other incentive compensation arrangements (which arrangements may be applicable either generally to a class or classes of individuals or specifically to a particular individual or particular individuals) as the Committee in its discretion determines desirable.

16.5 Captions. The use of captions in this Plan or any Award Agreement is for the convenience of reference only and shall not affect the meaning of any provision of the Plan or such Award Agreement.

16.6 Other Award Agreement Provisions. Each Award Agreement may contain such other terms and conditions not inconsistent with the Plan as may be determined by the Committee, in its sole discretion.

16.7 Other Employee Benefits. The amount of any compensation deemed to be received by a Participant as a result of the exercise of an Option or Stock Appreciation Right, the sale of Shares received upon such exercise, the vesting of any Restricted Stock, receipt of Performance Shares, distributions with respect to Restricted Stock Units or Performance Units, or Other Stock-Based Awards shall not constitute “earnings” or “compensation” with respect to which any other employee benefits of such employee as determined, including without limitation, benefits under any pension, profit sharing, 401(k), life insurance or salary continuation plan.

16.8 Severability. If any provision of the Plan or any Award Agreement shall be determined to be illegal or unenforceable by any court of law in any jurisdiction, the remaining provisions hereof and thereof shall be severable and enforceable in accordance with their terms, and all provisions shall remain enforceable in any other jurisdiction.

16.9 Governing Law. The validity and construction of this Plan and the Award Agreements shall be construed in accordance with and governed by the laws of the State of Delaware other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Plan and the Award Agreements to the substantive laws of any other jurisdiction.

16.10 Section 409A. Notwithstanding anything in this Plan to the contrary, the Plan and Awards made under the Plan are intended to comply with the requirements imposed by Section 409A of the Code. If any Plan provision or Award under the Plan would result in the imposition of an additional tax under Section 409A of the Code, the Company and the Participant intend that the Plan provision or Award will be reformed to avoid imposition, to the extent possible, of the applicable tax and no action taken to comply with Section 409A of the Code shall be deemed to adversely affect the Participant’s rights to an Award. The Participant further agrees that the Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to meet the requirements of Section 409A of the Code as the Committee deems appropriate or desirable.

17.	AMENDMENT, MODIFICATION AND TERMINATION

17.1 Amendment, Modification, and Termination. Subject to Sections 3.2, 16.10 and 17.2, the Board may at any time terminate, and from time to time may amend or modify the Plan provided, however, that no amendment or modification may become effective without approval of the stockholders of the Company if stockholder approval is required to enable the Plan to satisfy any applicable statutory or regulatory requirements, or if the Company, on the advice of counsel, determines that stockholder approval is otherwise necessary or desirable.

17.2 Awards Previously Granted. Except as otherwise may be required under Section 16.10, notwithstanding Section 17.1 to the contrary, no amendment, modification or termination of the Plan or Award Agreement shall adversely affect in any material way any previously granted Award, without the written consent of the Participant holding such Award.

18.	STOCKHOLDER APPROVAL; EFFECTIVE DATE OF PLAN

The Plan shall be effective as of the Effective Date. Any Option that is designated as an Incentive Stock Option shall be a Nonqualified Stock Option if the Plan is not approved by the stockholders of the Company within twelve (12) months after the Effective Date of the Plan.

19.	DURATION

Unless sooner terminated by the Board, this Plan shall terminate automatically 10 years from the Effective Date. After the Plan is terminated, no Awards may be granted. Awards outstanding at the time the Plan is terminated shall remain outstanding in accordance with the terms and conditions of the Plan and the Award Agreement.

20.	EXECUTION

To record adoption of the Plan by the Board as of February 6, 2007, the Company has caused its authorized officer to execute the Plan.

NATIONAL CINEMEDIA, INC.

By:	/s/ KURT C. HALL
Kurt C. Hall
President and Chief Executive Officer

Date: February 6, 2007

FIRST AMENDMENT

TO

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

NATIONAL CINEMEDIA, INC., a Delaware corporation (the “Company”) adopted the National CineMedia, Inc. 2007 Equity Incentive Plan, effective February 6, 2007. This First Amendment to the Plan is made effective as of January 1, 2009 (the “Effective Date”).

RECITALS

A. Section 17 of the Plan permits the Company to amend the Plan from time to time.

B. Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) requires a nonqualified deferred compensation plan to meet specified design and operational requirements. Certain awards granted under the Plan may provide for nonqualified deferred compensation within the meaning of Section 409A of the Code.

C. The Company hereby amends the Plan for the purpose of compliance with Section 409A of the Code and the final Treasury Regulations thereunder.

AMENDMENT

1. Section 13, Parachute Limitations, of the Plan is hereby amended by replacing the last sentence of such Section with the following:

In the event that the receipt of any such right to exercise, vesting, payment, or benefit under this Plan, in conjunction with all other rights, payments or benefits to or for the Participant under any Other Agreement or any Benefit Arrangement would cause the Participant to be considered to have received a Parachute Payment under this Plan that would have the effect of decreasing the after-tax amount received by the Participant as described in clause (ii) of the preceding sentence, then the amount payable to the Participant under any Benefit Arrangement in cash that constitutes a Parachute Payment shall first be reduced to the extent necessary, or eliminated, so as to avoid having the payment or benefit to the Participant under this Plan be deemed to be a Parachute Payment. Cash payable under any such Benefit Arrangement shall be reduced, or eliminated, in the order that such payments would be made to the Participant under the provisions of such Benefit Arrangement, with the payments to be made to the Participant at the earliest date reduced first and any required additional reductions made from cash payments with respect to any such Benefit Arrangement reduced in order of time of payment, so that the Benefit Arrangement payable in cash that would be paid furthest in time from the date of the event triggering the payments would be reduced or eliminated last.

2. Section 16.10, Section 409A, of the Plan is hereby amended and restated to read in its entirety as follows:

16.10. Section 409A.

(a) Time and Form of Payment. Notwithstanding anything contained in this Plan or in an Award Agreement to the contrary, the time and form of payment of an Award that is subject to the limitations imposed by Section 409A of the Code, shall be set forth in the applicable Award Agreement on or before the time at which the Participant obtains a legally binding right to the Award (or such other time permitted under Section 409A of the Code) and such time and form of payment shall comply with the requirements of Section 409A of the Code.

(b) Delay in Payment. Notwithstanding anything contained in this Plan or an Award Agreement to the contrary, if the Participant is deemed by the Company at the time of the Participant’s “separation from service” with the Company to be a “specified employee” as determined under Section 409A of the Code, any “nonqualified deferred compensation” to which the Participant is entitled in connection with such separation from service after taking into account all applicable exceptions from Section 409A, shall not be paid or commence payment until the date that is the first business day following the six month period after the Participant’s separation from service (or if earlier, the Participant’s death). Such delay in payment shall only be effected with respect to each separate payment to the extent required to avoid adverse tax treatment to the Participant under Section 409A of the Code. Any compensation which would have otherwise been paid during the delay period (whether in a lump sum or in installments) in the absence of this Section 16.10 shall be paid to the Participant (or his or her beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(c) Key Definitions. For purposes of this Plan, the term “termination of employment” shall mean “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings ascribed to the terms pursuant to Section 409A and other applicable guidance.

(d) Amendments. Notwithstanding anything in the Plan to the contrary, the Plan and Awards granted under the Plan are intended to be eligible for certain regulatory exceptions to the limitations of, or to comply with, the requirements of Section 409A of the Code. The Committee, in the exercise of its sole discretion and without the consent of the Participant, may amend or modify the terms of an Award in any manner and delay the payment of any amounts payable pursuant to an Award to the minimum extent necessary to reasonably comply with the requirements of Section 409A of the Code, provided that the Company shall not be required to assume any increased economic burden. No action taken by the Committee with respect to the requirements of Section 409A of the Code shall be deemed to adversely affect a Participant’s rights with respect to an Award or to require the consent of such Participant. The Committee reserves the right to make additional changes to the Plan and Awards from time to time to the extent it deems necessary with respect to Section 409A of the Code.

This First Amendment has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

NATIONAL CINEMEDIA, INC. The Company

By:	/s/ KURT C. HALL
Kurt C. Hall
President and Chief Executive Officer

Date: February 23, 2009

SECOND AMENDMENT

TO

NATIONAL CINEMEDIA, INC.

2007 EQUITY INCENTIVE PLAN

NATIONAL CINEMEDIA, INC., a Delaware corporation (the “Company”) adopted the National CineMedia, Inc. 2007 Equity Incentive Plan, effective February 6, 2007. This Second Amendment to the Plan is made effective as of January 15, 2009 (the “Effective Date”).

RECITALS

A. Section 17 of the Plan permits the Company to amend the Plan from time to time.

B. The Company hereby amends Section 4.1 of the Plan to increase the maximum number of shares of Stock available for issuance under the Plan from 2,576,000 shares to 7,076,000 shares, effective as of January 15, 2009, subject to approval of the Company’s stockholders as and to the extent required by Section 17.1 of the Plan.

AMENDMENT

1. The first sentence of Section 4.1 is hereby amended to provide as follows, effective as of January 15, 2009, subject to approval of the Company’s stockholders in accordance with Section 17 of the Plan:

Subject to adjustment as provided in Section 14, the maximum number of shares of Stock available for issuance under the Plan shall be 7,076,000 shares (including NCM LLC Substitute Awards).

This Second Amendment has been executed on the date set forth below, to be effective as of the Effective Date set forth above.

NATIONAL CINEMEDIA, INC. The Company

By:	/s/ KURT C. HALL
Kurt C. Hall
President and Chief Executive Officer

Date: January 15, 2009

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2009.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/NCMI
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 through 5.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - David R. Haas	☐	☐	02 - James R. Holland, Jr.	☐	☐	03 - Stephen L. Lanning	☐	☐

	04 - Edward H. Meyer	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Proposal to approve the National CineMedia, Inc. 2009 Performance Bonus Plan.	☐	☐	☐	3.	Proposal to approve the National CineMedia, Inc. 2007 Equity Incentive Plan, as amended by the First and Second Amendments (the “Equity Incentive Plan”).	☐	☐	☐

4.	Proposal to approve the use of “Free Cash Flow” as the performance measure for the vesting of certain restricted stock awards under the Equity Incentive Plan.	☐	☐	☐	5.	Proposal to ratify the appointment by the Board of Directors of Deloitte & Touche LLP as independent auditors for National CineMedia, Inc. for the fiscal year ending December 31, 2009.	☐	☐	☐

6.	In their discretion, the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

B	Non-Voting Items

Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name appears on your stock certificates. When joint tenants hold shares, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.		Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/	/

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — National CineMedia, Inc.

This proxy is solicited on behalf of the Board of Directors of National CineMedia, Inc. for the

Annual Meeting of Stockholders to be held on April 28, 2009.

The undersigned appoints Gary W. Ferrera and Ralph E. Hardy, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of National CineMedia, Inc. common stock that the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on April 28, 2009, and at any adjournment or postponement thereof as indicated on the reverse side.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given this proxy will be voted FOR the election of each of the nominees for director listed below and FOR each of Proposals 2 through 5.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR AND “FOR” EACH OF PROPOSALS 2 THROUGH 5.

This proxy revokes all proxies with respect to the Annual Meeting of Stockholders and may be revoked prior to exercise. Receipt of the Notice of Annual Meeting and the Proxy Statement relating to the Annual Meeting is hereby acknowledged.

(Continued and to be marked, dated and signed on the reverse side of this Proxy Card.)